                                                                  CONFORMED COPY

                            DATED 29TH JANUARY, 2001
           (as amended by an Amendment Agreement dated 4th May, 2001)


                                  UNILEVER N.V.

                                  UNILEVER PLC



                                       AND



                              CAMPBELL SOUP COMPANY



   ---------------------------------------------------------------------------

                              AMENDED AND RESTATED
                 BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT

   ---------------------------------------------------------------------------









                                SLAUGHTER AND MAY
                              35 BASINGHALL STREET
                                 LONDON EC2V 5DB
                                   (GNE/JCXP)
                                   CE010300079

                                    CONTENTS

                                                                                    PAGE
                                                                                    ----

1.  INTERPRETATION                                                                   7


2.  CONDITIONs                                                                       7


3.  SALE AND PURCHASE                                                               13


4.  LESIEUR BUSINESS                                                                16


5.  CONSIDERATION                                                                   17


6.  THE COMPANY                                                                     18


7.  STOCKS ADJUSTMENT                                                               18


8.  CONDUCT OF BUSINESS BEFORE COMPLETION                                           19


9.  COMPLETION                                                                      24


10.   ACTION AFTER COMPLETION                                                       24


11.   THIRD PARTY CONSENTS FOR THE SALE OF BUSINESS ASSETS                          27


12.   CONTRACTS                                                                     28


13.   ASSUMED LIABILITIES, PAYABLES AND RETAINED LIABILITIES                        29


14.   RECEIVABLES AND APPORTIONMENT                                                 34


15.   GUARANTEES AND OTHER AGREEMENTS                                               35


16.   VALUE ADDED TAX                                                               37


17.   EMPLOYEES                                                                     37


18.   PENSIONS                                                                      45


19.   INSURANCE                                                                     45


20.   CONTINUING ARRANGEMENTS BETWEEN SELLERS' GROUP AND THE EUROPEAN
      CULINARY BRANDS BUSINESS                                                      46


21.   SELLERS' WARRANTIES AND PURCHASER'S REMEDIES                                  48


22.   PURCHASER'S WARRANTIES                                                        51


23.   PURCHASER'S UNDERTAKINGS                                                      52


24.   RESTRICTIONS ON SELLERS                                                       57


25.   RESTRICTIONS ON PURCHASER                                                     59


26.   PROVISION RELATING TO RESTRICTIONS                                            60


27.   BOOKS AND RECORDS                                                             60


28.   PAYMENTS                                                                      61


29.   EFFECT OF COMPLETION                                                          63


30.   JOINT AND SEVERAL LIABILITY AND CAPACITY OF THE SELLERS AND THE
      PURCHASER                                                                     64


31.   REMEDIES, WAIVERS AND INDEMNIFICATION                                         64


32.   NO ASSIGNMENT                                                                 67


33.   FURTHER ASSURANCE                                                             67


34.   ENTIRE AGREEMENT                                                              68


35.   NOTICES                                                                       70


36.   ANNOUNCEMENTS                                                                 71


37.   CONFIDENTIALITY                                                               72


38.   COSTS AND EXPENSES                                                            74


39.   COUNTERPARTS                                                                  74


40.   INVALIDITY                                                                    74

41.   THIRD PARTY RIGHTS                                                            75


42.   GROUP COMPANY OBLIGATIONS                                                     75


43.   GOVERNING LAW                                                                 75


44.   JURISDICTION                                                                  76


45.   AGENTS FOR SERVICE OF PROCESS                                                 76


46.   LANGUAGE                                                                      77


SCHEDULE 1 (INTERPRETATION)                                                         78


SCHEDULE 2 (COMPLETION ARRANGEMENTS)                                               113


SCHEDULE 3 (THE WARRANTIES)                                                        119


SCHEDULE 4 (LIMITATIONS ON LIABILITY)                                              146


SCHEDULE 5 (COMPLETION STATEMENT IN RESPECT OF STOCKS)                             154


SCHEDULE 6 (BUSINESS SELLERS AND SHARE SELLER)                                     159


SCHEDULE 7 (BASIC INFORMATION CONCERNING THE COMPANY)                              162


SCHEDULE 8 (ALLOCATION OF FINAL CASH CONSIDERATION)                                163


SCHEDULE 9 (PROPERTIES)                                                            166


SCHEDULE 10 (PENSIONS)                                                             187


SCHEDULE 11 (EMPLOYEES)                                                            260


SCHEDULE 12 (VAT)                                                                  266


SCHEDULE 13 IT SEPARATION                                                          269

                                     LIST OF ATTACHMENTS



1.      Financial Information:

        Part 1:       The United Kingdom and the Republic of Ireland

        Part 2:       Denmark, Finland and Sweden

        Part 3:       Belgium, France, Germany, the Netherlands and Portugal

        Part 4:       Notes.

2.      Unilever Accounting Policy Manual.

3.      Data Room List.

4.      Intellectual Property:

        Part 1:       Business IPR

        Part 2:       Licensed Rights

        Part 3:       Licensed Back Rights

        Part 4:       Excluded IPR

        Part 5:       Raguletto Marks

        Part 6:       World-wide Marks

5.      Unilever Marks:

        Part 1:       Unilever logo

        Part 2:       Other Unilever Marks.

6.      Employees:

        Part 1:       [Intentionally deleted]

        Part 2:       Excluded Employees

        Part 3:       Seconded Employees.

        Part 4:       Potential UK Employees

        Part 5:       Potential German Employees

7.      Format of Completion Stocks Statement.

8.      Press Announcements.

9.      List of Unilever Manuals and Policy Documents.

10.     Additional Excluded Assets.



                          LIST OF AGREED FORM DOCUMENTS


Tax Covenant
Co-packing Agreements
Transitional Services Agreement
Trade Mark Assignment
Registered Design Assignment
Plant Variety Right Assignment
Trade Mark Licence Agreement

Patent Licence Agreement
Registered Design Licence Agreement
Co-existence Agreement
Trade Mark Licence Back
Ashford Novation Agreement
Swedish Warehouse Services Agreement

      AMENDED AND RESTATED BUSINESS AND SHARE SALE AND PURCHASE AGREEMENT

                            DATED 29TH JANUARY, 2001

BETWEEN:

1. UNILEVER N.V., a company incorporated in the Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3013 AL Rotterdam, The Netherlands and UNILEVER PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom (together, the "SELLERS" and each a "SELLER");

AND

2. CAMPBELL SOUP COMPANY, a company headquartered at Campbell Place, Camden, New Jersey, 08103-1799 USA (the "PURCHASER").

WHEREAS:

The Sellers have agreed to sell or procure the sale of and the Purchaser has agreed to purchase or procure the purchase of and pay or procure payment for the Business Assets (as defined in this Agreement) and the Shares (as defined in this Agreement) for the consideration and on the terms set out in this Agreement.

WHEREBY IT IS AGREED as follows:

1.     INTERPRETATION

(A) Certain words and expressions used in, and principles of interpretation applicable to, this Agreement are defined, or as the case may be set out, in Schedule 1.

(B) The Schedules and the Attachments form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules and the Attachments.

2.     CONDITIONS

(A) The obligations of the Sellers and the Purchaser under this Agreement (other than those contained in this Clause, Clause 8 and Clauses 21, 31, 32 and 34 to 46, which are unconditional) are conditional in all respects upon:

       (i) the European Commission having communicated in writing to the Sellers or either of them, or having been deemed to have given, its approval of the Purchaser as the purchaser of the Business Assets and Shares pursuant to paragraph 1.5 of the Undertaking;

       (ii) to the extent that the Merger Regulation applies to the acquisition of the Business Assets and the Shares contemplated by this Agreement, the European Commission having issued a decision under Article 6(1)(b) or Article 8(2) of the Merger Regulation (or being deemed to have done so under Article 10(6) of the Merger Regulation) declaring the acquisition of the Business Assets and the Shares contemplated by this Agreement compatible with the common market;

       (iii) the fulfilment of any obligation to provide information to, or consult with or request advice from any, works council, trade union or other body representing employees under the laws of the Netherlands, Sweden or any other jurisdiction in which a failure to fulfil such obligations may render this Agreement in its current form void or inoperable;

       (iv) no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to Completion which has the effect of making unlawful or otherwise prohibiting the transfer of the Business Assets and Shares as are required for the Sellers to be able to comply with the requirements of
               Schedule 2 other than an order or judgment which requires the Purchaser to take actions contemplated by sub-clause (E);

       (v) the City of Utrecht having communicated in writing to the Sellers or either of them its unconditional waiver of any right of pre-emption, option or right of first refusal which it has in respect of the Company Properties (and the parties acknowledge that no such waiver has been received at the date of this Agreement); and

       (vi) the Purchaser not having given notice in accordance with Clause 21(D) to the Sellers terminating this Agreement.

(B) Each of the Purchaser and the Sellers shall use all reasonable endeavours to procure the satisfaction of the conditions set out in sub-clauses
       (A)(i) to (v) inclusive.

(C) Without prejudice to sub-clause (B) above, the Purchaser shall, as promptly as practicable, take all steps reasonably necessary (including making filings and notifications within the periods required or otherwise legally allowed) to obtain all consents, approvals or actions of any national or local governmental or regulatory body or any other person which are required in order to complete the sale and purchase of the Business Assets and the Shares, including, without limitation:

       (i) co-operating with and assisting the Sellers, the Company, the Business Sellers and the Share Seller to obtain any consents, approvals or actions of any governmental or regulatory body or other person reasonably required by any of the Sellers, the Company, the Business Sellers or the Share Seller;

       (ii) notifying the Sellers, and providing copies, of any communications from any such governmental or regulatory body in relation to obtaining any such consent, approval or action; and

       (iii) where reasonably requested by the Sellers, providing the Sellers (or advisers nominated by the Sellers) with final draft copies of all submissions and material communications to governmental or regulatory bodies at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and providing the Sellers (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent.

       The Purchaser acknowledges that it is not its current intention nor the current intention of any other member of the Purchaser's Group to sell or otherwise dispose of any of the Company Properties and/or the buildings on them after acquiring the Company Properties or any of them pursuant to this Agreement.

(D) Without prejudice to sub-clause (B) above, the Sellers shall, as promptly as practicable, take all steps reasonably necessary (including making filings and notifications within the periods required or otherwise legally allowed) to obtain all consents, approvals or actions of any national or local governmental or regulatory body or any other person which are required in order to complete the sale and purchase of the Business Assets and the Shares, including, without limitation:

       (i) co-operating with and assisting the Purchaser and the Designated Purchasers to obtain any consents, approvals or actions of any governmental or regulatory body or other person reasonably required by any of the Purchaser or the Designated Purchasers;

       (ii) notifying the Purchaser, and providing copies, of any communications from any such governmental or regulatory body in relation to obtaining any such consent, approval or action (including, without limitation, the waiver referred to in sub-clause A(v)); and

       (iii) where reasonably requested by the Purchaser, providing the Purchaser (or advisers nominated by the Purchaser) with final draft copies of all submissions and material communications to governmental or regulatory bodies at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and providing the Purchaser (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent.

(E) Without prejudice to the generality of the Purchaser's obligations under sub-clauses (B) and (C), the Purchaser shall where required to do so in order to procure the satisfaction of conditions in sub-clause (A)(i) to
       (iv) comply with all requirements of any governmental, regulatory or other body from which any consent, approval or action is strictly required in order to complete the sale and purchase of the Business Assets and the Shares including:

       (i) agreeing to hold separate or dispose of any part of the European Culinary Brands Business (including the Company or any of the Business Assets) or any part of the businesses of the Purchaser's Group; and/or

       (ii) entering into agreements which restrict the manner in which, or whether, the European Culinary Brands Business or any part of the businesses of the Purchaser's Group may carry on business in any part of the world.

(F) To the extent that, in relation to any jurisdiction to which it applies, the condition set out in sub-clause A(iii) has not been fulfilled or is incapable of being satisfied on or before the Termination Date, the Purchaser shall be entitled, in its absolute discretion, to waive the condition set out in sub-clause A(iii) in relation to any jurisdiction in which such condition has not been fulfilled or is incapable of being satisfied, and to elect to proceed to Completion in relation to each jurisdiction to which sub-clause A(iii) does not apply or in relation to which sub-clause A(iii) has been satisfied PROVIDED THAT the Sellers shall not be in breach of any provision of this Agreement as a result of any such waiver.

(G) To the extent that the condition set out in sub-clause (A)(v) has not been fulfilled on or before the Termination Date, the Purchaser shall be entitled, in its absolute discretion, to waive the condition set out in sub-clause (A)(v) and to elect to proceed to Completion PROVIDED THAT the Sellers shall not be in breach of any provision of this Agreement as a result of any such waiver.

(H) Subject to Clause 21(D), if any fact which makes any of the conditions set out in sub-clause (A)(i) to (v) incapable of being satisfied on or before the Termination Date (taking account of the parties' obligations under sub-clauses (B) to (E)) comes to the knowledge of any party at any time prior to Completion then that party shall notify the other parties of that fact and any party shall be entitled to terminate this Agreement by written notice to the other parties PROVIDED THAT no party shall be entitled to terminate this Agreement where that party is in breach of its obligations under this Clause where such breach has contributed materially to the non-satisfaction of the condition.

(I) Subject to Clause 21(D), if the conditions set out in sub-clause (A)(i) to (v) are not satisfied on or before the Termination Date, or, in the case of the condition set out in sub-clause (A)(v), waived by the Purchaser, or if the notice referred to in sub-clause (A)(vi) is given at any time prior to Completion, this Agreement shall automatically terminate.

(J) If this Agreement is terminated or terminates in accordance with sub-clauses (H) or (I) then the obligations of each party under this Agreement (except for the provisions of this sub-clause (J), Clauses 31, 32, 34 to 46 shall automatically terminate PROVIDED THAT the rights and liabilities of the parties which have accrued prior to termination shall subsist and PROVIDED FURTHER THAT no rights and liabilities in respect of the Warranties or in respect of any breach of Clause 8 shall subsist following such termination (whether or not such rights and liabilities have accrued prior to termination) and no action shall be commenced in respect of the Warranties prior to Completion. If the parties proceed to effect Completion notwithstanding that one or more of the conditions in sub-clause (A) has not been satisfied, the parties shall be deemed to have waived any such condition or conditions.

3.     SALE AND PURCHASE

(A) On the terms set out in this Agreement, the Sellers shall sell or procure the sale of, and the Purchaser shall purchase or procure the purchase by, the relevant Designated Purchasers or by one or more other Purchaser's Group companies of the Business Assets listed below as at and with effect from Completion (subject as set out in this Agreement):

       (i)     the Business Goodwill;

       (ii)    the Business Plant and Machinery;

       (iii)   the Business Stocks;

       (iv)    the benefit (subject to the burden) of the Contracts;

       (v)     the Business Cash Float;

       (vi)    the Business IPR;

       (vii)   the Business Properties (in accordance with Schedule 9);

       (viii)  the Business IT Systems; and

       (ix) subject to Clause 27, such of the Books and Records as relate exclusively to the Business

        (together, the "BUSINESS ASSETS") on the terms that, in relation to the UK Business Assets (other than any Business Properties or Business IPR comprised therein) the same covenants shall be deemed to be given by the Sellers on Completion in relation to such UK Business Assets as are implied under Part I of the LP(MP)A where a disposition is expressed to be made with full title guarantee and, in relation to Business Assets other than UK Business Assets (other than any Business Properties or Business IPR comprised therein), that such Business Assets shall be free from all security interests, options, equities, claims, liens, charges and encumbrances and all other rights exercisable or claims by third parties (save as disclosed in the Disclosure Letter (other than in respect of the Business Properties located in Sweden) and save for any Permitted Encumbrances), in each case excluding the following assets (the "EXCLUDED ASSETS"):

                      (a)    the Receivables;

                      (b) cash at bank and any current financial investments used in or held on account of that part of the Business carried on by each Business Seller;

                      (c) amounts recoverable in respect of Taxation arising in respect of any period of account for Taxation purposes ending on or before Completion or, in the case of a Straddle Period, the portion of that period ending on Completion, or in respect of any acts, events or occurrences occurring (or being deemed to have occurred), on or before Completion other than such amounts taken into account in the Completion Stocks Statement;

                      (d) save as provided in Clause 19, the benefit of any insurance policy of any Business Seller or any other member of the Sellers' Group relating to the European Culinary Brands Business or any of the Business Assets or Business Employees;

                      (e) any information which relates to the sale or proposed sale of the whole or part of the Business including such information which relates to the negotiation of the transactions contemplated by this Agreement;

                      (f)    the Excluded IPR;

                      (g)    the assets listed in Attachment 10; and

                      (h)    the Raguletto Marks.

(B) On the terms set out in this Agreement, the Sellers shall (without any obligation on the Purchaser to pay any consideration in addition to that payable pursuant to Clause 5) sell or procure the sale of, and the Purchaser shall purchase or procure the purchase by the relevant Designated Purchasers or by one or more other Purchaser's Group companies of each of the Raguletto Marks as at and with effect from the earlier of:

       (i)     4th October, 2002; and

       (ii) the date on which all use by the Sellers' Group of that Raguletto Mark in the territory to which that registration applies ceases as notified by the Sellers to the Purchaser,

       which (in relation to each Raguletto Mark) is referred to in this Agreement as the "RAGULETTO SALE DATE" for that Raguletto Mark.

(C) On the terms set out in this Agreement, the Sellers shall sell, or procure the sale of, and the Purchaser shall purchase or procure the purchase by the relevant Designated Purchaser of, the full legal and beneficial interest in the Shares as at and with effect from Completion together with all rights attached or accruing to them at

       Completion. The Shares shall be sold free from all security interests, options, equities, claims, liens, charges and encumbrances and all other rights exercisable by or claims by third parties (including rights of pre-emption). The relevant Designated Purchaser shall be entitled from Completion to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion Date.

(D) The Sellers (for themselves and on behalf of the other members of the Sellers' Group) waive all rights of pre-emption over any of the Shares conferred upon them in any way and shall procure that no later than Completion all rights of pre-emption and other similar or comparable rights over and in respect of all or any of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of such Shares hereunder.

(E)    Save to the extent set out in sub-clause (A), for the avoidance of doubt,
       Part I of the LP(MP)A shall not apply for the purpose of this Clause 3.

(F) In consideration for the sale to it (or the relevant Designated Purchaser) of the Business Assets and the Shares and the grant to it or another member of the Purchaser's Group of the licences referred to in clauses 3(G)(iii), 10(K) and 20(D), the Purchaser shall or shall procure that the relevant Designated Purchasers or member of the Purchaser's Group shall:

       (i) discharge and indemnify each member of the Sellers' Group in respect of the Assumed Liabilities in accordance with Clause 13; and

       (ii) pay the Debt Free Price in accordance with the provisions of this Agreement and any additional sums, if any, pursuant to the adjustments set out in Clause 7 and paragraphs 3 of Part 1 or Part 2 of Schedule 10.

(G)    With effect from Completion:

       (i) the Sellers shall transfer to the Purchaser or to a member of the Purchaser's Group designated by the Purchaser, or procure the transfer to the Purchaser or to such member of the Purchaser's Group of, each of the Business Domain Names;

       (ii) the Purchaser shall transfer to the Sellers, or procure the transfer to the Sellers of, any Excluded Domain Name which is found to be registered in the name of (or on behalf of) any member of the Purchaser's Group;

       (iii) the Sellers shall grant, or shall procure the grant to the Purchaser or to a member of the Purchaser's Group designated by the Purchaser of a non-exclusive, irrevocable, perpetual, royalty-free licence to use the Shared Internet Content in internet web sites operated by any member of the Purchaser's Group PROVIDED THAT to the extent that such Shared Internet Content comprises or contains any of the Licensed Rights, such licence shall terminate at the expiry or earlier termination of the licence relating to those Licensed Rights entered into pursuant to this Agreement; and

       (iv) each of the parties shall, from time to time, at the request of the other party, execute or procure the execution of all documents as may be reasonably necessary to give effect to the provisions of this sub-clause (G).

       (v) each of the parties shall co-operate in good faith with the other on an ongoing basis so as to minimise the risk of confusion on the part of the public as to the origin of goods which are marketed, offered for sale, promoted or supplied on the Internet by or on behalf of that party under or by reference to a trade mark in which a member of the Sellers' Group (in respect of the Purchaser) or a member of the Purchaser's Group (in respect of the Sellers) also owns rights any where in the world, including where such trade mark is included in a domain name of the relevant Internet web-site.

(H) The Purchaser acknowledges that neither it nor any other member of the Purchaser's Group shall obtain or (in the case of a Company) retain any rights in respect of any of the Excluded Domain Names, notwithstanding the sale by or on behalf of the Sellers (or any other member of the Sellers' Group) to the relevant Designated Purchasers of any Business IPR which may form part of such Excluded Domain Name.

(I) The Sellers acknowledge that neither they nor any other member of the Sellers' Group shall obtain any rights in respect of any of the Business Domain Names, notwithstanding the retention by or on behalf of the Sellers (or any other member of the Sellers' Group) of any Excluded IPR or the granting of any licence to the Sellers (or any other member of the Sellers' Group) by any member of the Purchaser's Group of any Licensed Back Rights which, in either case, may form part of such Business Domain Name.

4.     LESIEUR BUSINESS

(A) Without prejudice to Clause 2, the sale and purchase of the Business Assets of the Lesieur Business shall be subject to the further conditions that:

       (i) Lesieur Alimentaire S.A. has communicated in writing to the Sellers or either of them its consent to the assignment of the Lesieur Licence to the Purchaser or to another member of the Purchaser's Group; and

       (ii) the Chambre de Commerce et d'Industrie de Dunkerque has communicated in writing to the Sellers or either of them its unconditional waiver of any pre-emption right, option or right of first refusal which it has in respect of the Business Properties located at Grande Synthe, France, and, subject to sub-clause (C), the Sellers shall not be required to procure the sale of, and the Purchaser shall not be obliged to procure the purchase of, the Lesieur Business until both such conditions have been satisfied or, subject to sub-clause (F), waived.

(B) Subject to sub-clause (C), pending transfer of the Business Assets referred to in sub-clause (A), the Sellers and the Purchaser shall use all reasonable endeavours to procure that the conditions referred to in sub-clause (A) are satisfied.

(C) If the conditions in sub-clause (A) have not been satisfied by 30th April, 2001 then, with effect from that time, the obligations of the Sellers and the Purchaser set out in sub-clause (B) shall immediately cease, neither of the Sellers nor any Business Seller shall be obliged to sell or procure the sale of, and the Purchaser shall not be obliged to purchase or procure the purchase of, any of the Business Assets of the Lesieur Business and, in those circumstances:

       (i) the Sellers (on behalf of Bestfoods France S.A. and Generale Condimentaire S.A.S.) shall pay to the Purchaser on behalf of the relevant Designated Purchaser an amount equal to E22,000,000 together with interest thereon at the Agreed Rate from the Completion Date to 30th April, 2001;

       (ii) Bestfoods France S.A. and Generale Condimentaire S.A.S. shall cease to be "Business Sellers" for the purposes of this Agreement and Schedule 6 shall be amended accordingly;

       (iii) each of the employees of Bestfoods France S.A. and Generale Condimentaire S.A.S. shall cease to be a Business Employee;

       (iv) the "DEBT FREE PRICE" in Clause 5(A) shall be amended to be E978,000,000; and that part of the Debt Free Price allocated to the Lesieur Business shall be reduced to nil; and

       (v)    the Target Stocks Amount shall be amended to be E19,700,000.

(D) If the conditions in sub-clause (A) are satisfied before 30th April, 2001 then the Sellers shall promptly serve a notice on the Purchaser indicating that such is the case and shall provide copies of the written communications referred to in sub-clause (A)(i) and (ii) to the Purchaser together with such notice.

(E) If the conditions in sub-clause (A) have not been satisfied by the Completion Date, until they are satisfied or, if earlier, 30th April, 2001, the Sellers shall procure that the Lesieur Business will be carried on in the ordinary and usual course and that, subject to Clause 8(B), in particular (but without limitation to the generality of the foregoing) the Sellers shall procure that the acts or matters specified in sub-clause 8(C) do not occur in relation to the Lesieur Business without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed). The provisions of Clause 8(A)(ii)(c) shall apply with respect to the Lesieur Business during this period.

(F) To the extent that the conditions in sub-clause (A) have not been satisfied on or before 30th April, 2001, the Purchaser shall be entitled, in its absolute discretion, to waive those conditions and elect to purchase the Lesieur Business PROVIDED THAT the Sellers shall not be in breach of any provision of this Agreement as a result of any such waiver.

5.     CONSIDERATION

(A) The initial aggregate cash consideration payable at Completion for the sale of the Business Assets and the Shares and for the grant of the licences referred to in Clauses 3(G)(iii), 10(K) and 20(D) shall be the payment by the Purchaser (on behalf of the relevant Designated Purchasers) to the Sellers (on behalf of themselves and the Business Sellers and Share Sellers) of an amount equal to E1,000,000,000 (the "DEBT FREE PRICE") (such payment to be made in accordance with Clause 9(C) and Schedule 2).

(B) Following determination of the Completion Stocks Amount in accordance with the provisions of Clause 7, the Debt Free Price shall be adjusted from time to time to take account of payments made pursuant to that Clause, Clause 4 and paragraphs 3 of Part 1 or Part 2 of Schedule 10 in order to determine the final aggregate cash consideration for the sale of the Business Assets and the Shares and for the grant of the licences referred to in Clauses 3(G)(iii), 10(K) and 20(D) (the "FINAL CASH CONSIDERATION").

(C) The Debt Free Price and the Final Cash Consideration, any payments made pursuant to Clause 7 or paragraphs 3 of Part 1 or Part 2 of Schedule 10 and any other consideration for the sale of the Business Assets and the Shares and for the grant of the licences referred to in Clauses 3(G)(iii), 10(K) and 20(D) shall be exclusive of any amounts in respect of VAT.

(D) The Final Cash Consideration shall be apportioned between countries and between the Business Assets and Shares and the licences referred to in sub-clause (A) on the basis set out in Schedule 8 and such apportionment shall be adopted by the Sellers and the Purchaser and each relevant member of the Sellers' Group and the Purchaser's Group for all purposes (including Tax).

6.     THE COMPANY

(A) The Sellers undertake to procure that, to the extent permissible under applicable law, at Completion the Company is free of indebtedness and, in the event and to the extent that the Company is not free of indebtedness at Completion, the Sellers shall at Completion pay a cash sum to the Company of an amount equal to the indebtedness of the Company at that time.

(B) The Sellers undertake to procure that the Company does not dispose of or otherwise grant or create any third party rights over any Company Property prior to Completion.

7.     STOCKS ADJUSTMENT

(A) Each of the parties shall comply with the requirements relating to that party set out in Schedule 5 in relation to the Completion Stocks Statement.

(B) If the Completion Stocks Amount is less than the Target Stocks Amount then the Sellers (on behalf of the relevant member(s) of the Sellers' Group) shall pay the amount of the difference between the Completion Stocks Amount and the Target Stocks Amount, together with interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from (and including) the Completion Date to (but excluding) the date of payment, to the Purchaser (on behalf of the relevant Designated Purchaser(s)) within five Business Days of finalisation of the Completion Stocks Statement in accordance with Part A of Schedule 5. If the Completion Stocks Amount is greater than the Target Stocks Amount then the Purchaser (on behalf of the relevant Designated Purchaser(s)) shall pay the amount of the difference between the Completion Stocks Amount and the Target Stocks Amount, together with interest thereon at the Agreed Rate (accrued daily and compounded monthly) for the period from (and including) the Completion Date to (but excluding) the date of payment, to the Sellers (on behalf of the relevant member(s) of the Sellers' Group) within five Business Days of finalisation of the Completion Stocks Statement in accordance with Part A of Schedule 5.

(C) All payments referred to in this Clause shall be made in immediately available funds in Euros to the Purchaser's Bank Account or (as the case may be) the Sellers' Bank Account. Any payment made pursuant to this Clause (other than interest) shall constitute an adjustment to the Debt Free Price.

 8.     CONDUCT OF BUSINESS BEFORE COMPLETION

(A)    (i)    Subject to sub-clause (B), between the date of this Agreement and
              Completion the Sellers shall procure that the European Culinary
              Brands Business will be carried on in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading and consistent with past practice. Subject to sub-clause (B), in particular (but without prejudice to the generality of the foregoing) the Sellers shall procure that the acts or matters specified in sub-clause (C) do not occur in relation to the European Culinary Brands Business without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

       (ii) Pending Completion, the Sellers shall and shall procure that the Business Sellers and the Share Seller shall:

                      (a) use their reasonable endeavours to ensure that any changes which occur to the information in Attachment 4 are reflected in amendments made to that Attachment, provided always that the Sellers shall procure that no Intellectual Property listed in one Part of Attachment 4 will be moved to be listed in another part of Attachment 4 without the prior agreement of the Purchaser;

                      (b) ensure that the assignor or licensor under the Intellectual Property Assignments and the Intellectual Property Licences is the beneficial owner of the rights to be assigned or granted by the Sellers and/or the Business Sellers to the Purchaser pursuant to the Intellectual Property Assignments and the Intellectual Property Licences;

                      (c) subject to Clause 37, on reasonable written notice allow representatives of the Purchaser access to the Books and Records of the Company and the Business on appointment during normal Working Hours and make available appropriate management of the Company and the Business to hold meetings on reasonable notice at such locations as the Sellers may reasonably determine and for such periods as may reasonably be necessary, in each case for the sole purposes of facilitating preparations for Completion and the continuing arrangements between the Seller's Company and the Purchaser's Company commencing at Completion, save that it shall be reasonable for the Sellers not to participate in any such arrangements where the Trustee considers it necessary for the Sellers not to participate; and

                      (d) promptly disclose to the Purchaser information which may constitute a breach of any of the Warranties if they were to be repeated at any time before Completion by reference to the facts and circumstances then subsisting, where such information comes to the notice of those persons whose names are listed in paragraph (i)(a) of the definition of "SO FAR AS THE SELLERS ARE AWARE" in
                             Schedule 1.

       (iii) Pending Completion, the Sellers shall and shall procure that the Business Sellers and the Share Seller shall notify the Purchaser prior to, and consult with the Purchaser in connection with, commencing any enforcement proceedings or resolving any legal proceedings or disputes in respect of:

                      (a) the Business IPR or know-how proprietary to a member of the Sellers' Group which is used exclusively in the European Culinary Brands Business;

                      (b) any Intellectual Property or know-how which is the subject of any of the Licences In;

                      (c)    any of the Raguletto Marks;

                      (d) any Intellectual Property proprietary to the Company; or

                      (e) any Licensed Rights, to the extent that such commencement or resolution of such proceedings or disputes would, or is likely to, have a material adverse effect on any part of the European Culinary Brands Business in any territory.

       (iv) Prior to Completion, each party shall give to the other parties such information as they may reasonably require (including, without limitation, forecasts) in order to procure that the arrangements contemplated by the Co-packing Agreements may proceed after Completion.

(B)    Sub-clause (A) shall not operate so as to restrict or prevent:

       (i) any matter reasonably undertaken in response to events beyond the control of any member of the Sellers' Group and the Company, with the intention of minimising any adverse effect of such events where it is not reasonably practicable in the circumstances for the Sellers to have obtained the consent of the Purchaser before undertaking such matter PROVIDED THAT the Sellers shall inform the Purchaser of the relevant matter and circumstances promptly after doing so;

       (ii) the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement to the extent that such Completion or performance is due prior to Completion;

       (iii)  any matter undertaken at the request of the Purchaser;

       (iv) any matter contemplated by this Agreement or any action taken by any member of the Sellers' Group or the Company pursuant to this Agreement;

       (v) any action or omission which any member of the Sellers' Group or the Company is required to take or omit to take by any applicable law or regulation or any Tax Authority;

       (vi) any disposal of Stocks, obsolete assets or redundant assets, or any payment of cash, in each case consistent with past practice in the running of the European Culinary Brands Business;

       (vii) the repayment of borrowings or indebtedness in the nature of borrowings to persons other than members of the Sellers' Group where such borrowings are replaced by borrowings or indebtedness in the nature of borrowings from members of the Sellers' Group; or

       (viii) the payment of one or more cash dividends by the Company.

(C)    The acts and matters referred to in sub-clause (A) are as follows:

       (i) a disposal of any of the tangible fixed assets comprised in the Business Assets or of the tangible fixed assets of the Company where in any such case such disposal is of tangible fixed assets of an individual value in excess of E100,000 or an aggregate value in excess of E250,000;

       (ii) (in relation to the Company) any declaration, authorisation, making or payment of a dividend in specie or dividend in kind or other distribution;

       (iii) (in relation to the Company) any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of the Company or securities convertible into any of the foregoing;

       (iv) any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien, debenture or other encumbrance (other than a Permitted Encumbrance) on, over or affecting any of the Business Assets or any of the assets of the Company;

       (v) the making of any loan by the Company (other than the granting of trade credit in the ordinary and usual course of business or other loans in the ordinary and usual course of business) to any person (other than to a member of the Sellers' Group or any of the Employees under the terms of their employment);

       (vi) any change to the accounting practices or policies of the Company except where required by applicable accounting practices or principles;

       (vii) the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business or the entering into of any partnership or joint venture arrangement which involves investment and/or the incurring of expenditure by the Business or the Company in excess of E100,000 in aggregate;

       (viii) the entry into of any capital commitment (or making of any bid or offer which may lead to a commitment) having a value or involving expenditure in excess of E100,000 or which is a long term or unusual nature;

       (ix) in relation to the Company, borrowing any money (except borrowings from banks and other financial institutions which do not, in aggregate, exceed E5 million);

       (x) making any material change to the terms and conditions of employment of any Employee (including in relation to Benefits) in a manner which is inconsistent with past practices and current guidelines applicable within the Sellers' Group (other than salary reviews in the ordinary course of business) or terminating (except for good cause) or transferring (other than to a Business Seller in relation to the European Culinary Brands Business or to the Company) the employment of any Senior Employee;

       (xi)   the grant of a licence or assignment:

                      (a) in respect of know-how proprietary to a member of the Sellers' Group which is used exclusively in the European Culinary Brands Business or in respect of the Business IPR; or

                      (b) in respect of any Intellectual Property proprietary to the Company;

       (xii) permitting any insurances to lapse or doing anything which makes any policy of insurance void or voidable;

       (xiii) permitting any Intellectual Property owned by the Company and/or any Business IPR and/or any of the Licensed Rights to lapse as a result of the non-payment of any renewal fees, prolongation fees or any other official fees when due but (only in respect of the Licensed Rights) only to the extent that such lapse would, or is likely to have, a material adverse effect on any part of the European Culinary Brands Business in any territory;

       (xiv) other than to the extent beyond the reasonable control of the Sellers' Group and other than in the ordinary course of business, any cancellation of or delay to the introduction of any new product of the European Culinary Brands Business (or any part thereof) or any advertising or media programmes or product promotions;

       (xv)   the modification or termination of any material Contract; and

       (xvi) the entry into of any agreement to do any of the acts and matters specified in this sub-clause.

9.     COMPLETION

(A) Completion of the sale and purchase of the Business Assets and the Shares (subject as provided in sub-clause (E)) shall take place at 10.00 a.m. on the Completion Date at the offices of Slaughter and May, 4 Coleman Street, London EC2 and at such other places as are specified in, or agreed in accordance with, Schedule 2.

(B) Each of the Sellers and the Purchaser shall (subject as provided in sub-clause (E)) do, or procure the doing of, all those things respectively listed in relation to them in Schedule 2 at Completion or at such other time as is specified in Schedule 2.

(C) The Debt Free Price shall be payable by or on behalf of the Purchaser in immediately available funds at Completion as referred to in Schedule 2.

(D) Receipt of funds in accordance with sub-clause (C) shall constitute a good discharge of the Purchaser in respect of the payment of the Debt Free Price but not, for the avoidance of doubt, in respect of the Purchaser's obligations under Clause 4 and Clause 7. The Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Share Seller or the Business Sellers in accordance with their respective entitlements.

(E) At Completion, the Purchaser shall, subject to Clause 4, be obliged to complete (or procure the completion of) the sale and purchase of the Business Assets and the Shares and to pay the Debt Free Price and the Sellers shall, subject to Clause 4, be obliged to comply with the requirements of Schedule 2.

10.    ACTION AFTER COMPLETION

(A) At the request of the Purchaser, the Sellers shall procure that the Business Sellers shall, for a period of six months following Completion, join with the Purchaser (or the relevant Designated Purchaser) in sending out notices and letters in such form as the Purchaser may reasonably require to all of those suppliers and customers in relation to the European Culinary Brands Business and other business contacts relating to the European Culinary Brands Business informing them of the transfer of the European Culinary Brands Business.

(B) The Sellers shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the European Culinary Brands Business and copies of all notices, correspondence, information, orders or enquiries relating partly to the European Culinary Brands Business and partly to one or more of the remaining businesses of the Sellers' Group which are received by any member of the Sellers' Group on or after Completion shall be passed as soon as practicable and in any event, within 10 Business Days of such receipt to the relevant members of the Purchaser's Group or as the Purchaser may from time to time designate.

(C) The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses of the Sellers' Group and copies of all notices, correspondence, information, orders or enquiries relating partly to one or more of the remaining businesses of the Sellers' Group and partly to the European Culinary Brands Business which are received by the Purchaser's Group on or after Completion shall be passed as soon as practicable and in any event, within 10 Business Days of such receipt to the relevant member of the Sellers' Group as the Sellers may from time to time designate.

(D) The Sellers shall procure that each Business Seller shall, as soon as reasonably practicable after receipt thereof and in any event, within 10 Business Days of such receipt, pay to the Purchaser (on behalf of the relevant Designated Purchaser) an amount equal to any monies which it receives after Completion to the extent that such monies are attributable to the Purchaser (or the Designated Purchaser) and have been paid in connection with the Business Assets.

(E) The Purchaser shall, as soon as reasonably practicable after receipt thereof and in any event, within 10 Business Days of such receipt, pay to the relevant member of the Sellers' Group an amount equal to any monies which any member of the Purchaser's Group receives after Completion to the extent that such monies are attributable to that member of the Sellers' Group and were not part of the Business Assets.

(F) For so long after Completion as any Seller (or any other member of the Sellers' Group) remains the registered holder of any of the Shares, the Sellers shall (and shall procure that other members of the Sellers' Group) hold them and any distributions, property and rights deriving from them in trust for the relevant Designated Purchaser and deal with the Shares and any distributions, property and rights deriving from them as the Purchaser (on behalf of the relevant Designated Purchaser) directs. In particular, the Sellers shall exercise all voting rights carried by such Shares as the

       Purchaser (on behalf of the relevant Designated Purchaser) directs and shall execute an instrument of proxy or other document which enables the Purchaser (on behalf of the relevant Designated Purchaser) or its representative to attend and vote at any meeting of the Company.

(G) As soon as possible after Completion and with respect to any UK Business Assets which are plant and machinery for the purposes of Part II of the Capital Allowances Act 1990 and which are also fixtures (as that term is defined in section 51(2) of that Act) and which the Sellers or any member of the Sellers' Group have been claiming allowances as fixtures, the Sellers shall procure that the relevant member of the Sellers' Group shall, and the Purchaser shall procure that the relevant Designated Purchaser shall, jointly elect by notice pursuant to section 59B(2) of that Act to determine in accordance with section 59B and 59C of that Act how much of the consideration payable under this Agreement should reasonably fall to be treated as expenditure on the provision of such fixtures.

(H) In respect of all the registered Intellectual Property which is owned by the Company or which has been transferred to the Purchaser's Group under the Intellectual Property Assignments, the Sellers shall as soon as reasonably practicable, and shall in any event use their reasonable endeavours to do so within 3 months of Completion, deliver to the
       Purchaser:

       (i) subject to paragraph (ii) below, the originals of all registration certificates and renewal certificates and (where no registration has yet been obtained) the applicable receipts; or

       (ii) where no originals exists for the documents described in (i) above then the best available copy (if any).

(I) In respect of all the registered Intellectual Property and applications for registration of Intellectual Property which are owned by the Company or which have been transferred to the Purchaser's Group under the Intellectual Property Assignments, the Sellers shall procure (i) for the period of 12 months from Completion, that all renewal fees which a member of the Sellers' Group becomes aware are payable, are paid within the timeframes for payment, and (ii) that a copy of all correspondence received by a member of the Sellers' Group regarding the maintenance of such registrations and the prosecution of such applications is, in each case, provided to the Purchaser promptly. The Purchaser shall reimburse the Sellers, on behalf of the relevant member of the

       Sellers' Group, in a timely manner for all external costs incurred by that member of the Sellers' Group in connection with this Clause.

(J) If the Sellers or Business Sellers have not assigned to the Purchaser or to another member of the Purchaser's Group by operation of this Agreement or under any of the Intellectual Property Assignments any Business IPR, the Sellers undertake to procure that the relevant Business Seller assigns such Business IPR to the Purchaser or to another member of the Purchaser's Group nominated by the Purchaser.

(K) The Seller shall procure that at Completion relevant members of the Sellers' Group grant to the Purchaser (or, at the Purchaser's election, another member of the Purchaser's Group) a perpetual, non-exclusive royalty-free, irrevocable, assignable licence (with the right to sub-license) to use any Intellectual Property (other than the Excluded IPR, the Raguletto Marks, any trade mark (registered or unregistered) and patent or any registered design (or application for a registered design)) which was used (but not exclusively used) in the Business in the twelve months prior to Completion.

11.    THIRD PARTY CONSENTS FOR THE SALE OF BUSINESS ASSETS

(A) Subject to sub-clause (C), where any consent, approval or agreement of any third party is required to the transfer of any of the Business Assets or where any governmental or regulatory procedure, application or other requirement must be complied with to enable such transfer lawfully to take place (other than, in either case, in relation to the transfer of any Contract or the performance of any Contract by any Designated Purchaser) and such consent, approval or agreement has not been obtained or that procedure, application or other requirement has not been complied with (as the case may be) at or before Completion, then the following provisions shall apply:

       (i) the sale of the relevant Business Assets shall not take effect, notwithstanding Completion, until that consent, approval or agreement has been obtained or that procedure, application or other requirement has been complied with (as the case may be); and

       (ii) the Sellers and the Purchaser shall use their respective reasonable endeavours after Completion to obtain the consent, approval or agreement or to ensure that the relevant procedure, application or other requirement is complied with (as the case may be) as soon as possible.

(B) After Completion, and until such time as any consent, approval or agreement referred to in sub-clause (A) is obtained, the Business

       Sellers shall be deemed to hold the benefit of the relevant Business Asset referred to in sub-clause (A) on trust for the relevant Designated Purchaser and shall pay to the Purchaser or the relevant Designated Purchaser promptly upon receipt any sums received by it in relation to such Business Asset.

(C)    This Clause shall not apply to the Business Properties.

12.    CONTRACTS

(A) Subject to sub-clause (C), where any consent, approval or agreement of any third party is required to enable a Designated Purchaser to perform any Contract after Completion or to enable any Business Seller to transfer the benefit or burden of any Contract to a Designated Purchaser, then the following provisions shall apply:

       (i) this Agreement shall not constitute an assignment or an attempted assignment of the relevant Contract if or to the extent that such an assignment or attempted assignment would constitute a breach of such Contract;

       (ii) after Completion each Business Seller and the relevant Designated Purchaser shall use their respective reasonable endeavours to obtain the consent, approval or agreement of the other party to whatever assignment, transfer or novation is necessary to enable the relevant Designated Purchaser to perform any such Contract after Completion or, as the case may be, to transfer the benefit and burden of any such Contract to the relevant Designated Purchaser; and

       (iii) after Completion, until the consent, approval or agreement referred to in sub-clause (A) is obtained, the relevant Designated Purchaser shall, unless the relevant Contract prohibits it, perform all the obligations of such Business Seller under such Contract as agent for or sub-contractor to such Business Seller and indemnify each member of the Sellers' Group in respect of such performance or, if the relevant Contract prohibits the relevant Designated Purchaser from so acting as agent and sub-contractor or the relevant Designated Purchaser cannot be permitted to act as agent and sub-contractor because of confidentiality obligations, such Business Seller shall, at the cost of the relevant Designated Purchaser and to the extent that such Business Seller is able, do all such acts and things as the relevant Designated Purchaser may reasonably require to enable due performance of the Contract and to provide for the relevant Designated Purchaser the benefits, subject to the burdens, of the

              Contract, and the relevant Designated Purchaser shall indemnify each member of the Sellers' Group in respect of all such acts and things. For this purpose, it shall not be reasonable to require any Business Seller to make any payment unless the relevant Designated Purchaser has first paid such Business Seller sufficient cleared funds to make such payment.

(B) Subject to sub-clause (C), after Completion, and until such time as the consent, approval or agreement referred to in sub-clause (A) is obtained, the relevant Business Seller shall be deemed to hold the benefit of the relevant Contract referred to in sub-clause (A) (except for any Contract relating to Intellectual Property or know-how where any third party consent is necessary) on trust for the relevant Designated Purchaser.

(C) No effect shall, however, be given to sub-clauses (A) and (B) if there is a material risk that the relevant Contract would be treated as repudiated by the third party or if the Sellers or the relevant Business Seller would be in breach of its obligations to any third party under any such Contract if effect were given thereto.

(D) If any consent, approval or agreement referred to in sub-clause (A) is not received within 12 months of Completion (or such longer period as the Purchaser may specify) the relevant Contract shall, if the Purchaser elects by written notice to the Sellers, be treated as having been excluded from the sale and purchase under this Agreement so that the parties' obligations in respect of that Contract shall end immediately after such election is made. Upon such election by the Purchaser, the parties shall discuss in good faith the amount, if any, which it is fair and reasonable that the Sellers should repay to the Purchaser as a consequence of such exclusion of the relevant Contract.

(E) Subject to the other provisions of this Clause and to Clause 13, from the Completion Date the relevant Designated Purchaser shall carry out, perform and complete all the obligations and liabilities to be performed under the Contracts, save that the Business Sellers shall be responsible for carrying out, performing and completing all the obligations and liabilities which fell due to be performed before Completion.

13.    ASSUMED LIABILITIES, PAYABLES AND RETAINED LIABILITIES

(A) Subject to sub-clause (G), the Purchaser (on behalf of the relevant Designated Purchasers) hereby agrees with the Sellers (for themselves and as trustees for each other member of the Sellers' Group) that it will (or will procure that a member of the Purchaser's Group will) duly and properly perform, assume and pay and discharge when due, and indemnify each member of the Sellers' Group against, all Assumed Liabilities.

(B)    In this Agreement "ASSUMED LIABILITIES" means:

       (i) all liabilities expressly assumed by the Purchaser pursuant to the other provisions of this Agreement (including, without limitation, pursuant to sub-clause 12(E));

       (ii) all liabilities incurred from immediately after Completion and thereafter in respect of the Business; and

       (iii) all liabilities arising in connection with the condition of, or any defect in, any Business Stocks (other than finished Stocks which are handled and stored in accordance with practices generally used by members of the Sellers' Group in relation to the Business at Completion),

        PROVIDED THAT Assumed Liabilities shall not include (i) liabilities of or in relation to Tax, which are governed by sub-clauses (D), (E) and
        (F); (ii) liabilities in respect of the Business Properties or any Immovable Property owned, occupied or used in or for the Business at Completion; (iii) liabilities in relation to Environmental Matters (whether arising before or after Completion); and (iv) liabilities in relation to employment matters and pensions (which are dealt with in Clause 17 and Schedule 10).

(C) The Sellers (on behalf of the relevant Business Sellers) hereby agree with each member of the Purchaser's Group that they will duly and properly perform, assume and pay and discharge when due, and indemnify each member of the Purchaser's Group against all Payables and all liabilities incurred on or prior to Completion in respect of the Business other than (i) the Assumed Liabilities; (ii) liabilities of or in relation to Tax (which are governed by sub-clauses (D), (E) and (F);
       (iii) liabilities in respect of the Business Properties or any Immovable Property owned, occupied or used in or for the Business at Completion;
       (iv) liabilities in relation to employment matters and pensions (which are dealt with in Clause 17 and Schedule 10); and (v) liabilities in relation to Environmental Matters (whether arising before or after Completion).

(D)     (i)    The Sellers shall file (or procure to be filed) with each
               relevant Tax Authority all Tax returns in respect of or relating to the Business, any of the Business Assets or the use of any of the Business Assets which are required to be filed in respect of any period of account for Taxation purposes ending on or before Completion;

       (ii) the Purchaser shall file (or procure to be filed) with each relevant Tax Authority all Tax returns in respect of or relating to the Business, any of the Business Assets or the use of any of the Business Assets which are required to be filed in respect of any period of account for Taxation purposes ending after Completion;

       (iii) in relation to any Tax return in respect of or relating to the Business, any of the Business Assets or the use of any of the Business Assets which is required to be filed in respect of any Joint Period, such Tax return shall be submitted to the Sellers in draft form at least 40 Business Days prior to the first to occur of (a) the date such Tax return is filed and (b) the due date for the submission of such Tax return to the appropriate Tax Authority. If the Sellers object to any item in such return, the Sellers shall, within 10 Business Days after receipt of such return, notify the Purchaser in writing of their objection and the Sellers and the Purchaser shall negotiate in good faith to resolve such objection. If the Purchaser and the Sellers are unable to reach such agreement within five Business Days after receipt by the Purchaser of notice of the Sellers' objections, the dispute shall be referred for determination to an Expert who shall act as an expert and not an arbitrator and whose findings shall, in the absence of manifest error, be final and binding and deemed to have been accepted and approved by the Sellers and the Purchaser. The fees and costs of the Expert incurred under this Clause shall be paid as to one-half by the Sellers and as to one-half by the Purchaser (unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable);

       (iv) to the extent that any Taxes are paid by the Purchaser (or if it procures that the Business Assets are acquired by another person, that person) in respect of or relating to any of the Business Assets or the use of any of the Business Assets in any Joint Period, the Sellers (on behalf of the relevant Business Sellers) shall pay to the Purchaser (if it procures that the Business Assets are acquired by another person, on behalf of that person) an amount equal to such proportion of the Taxes as relates to the portion of the Joint Period ending on Completion or any acts, events or occurrences occurring (or deemed to occur) in the Joint Period on or before Completion;

       (v) to the extent that any Taxes are paid by any Business Seller in respect of or relating to any of the Business Assets or the use of any of the Business Assets in any Joint Period (including, for the avoidance of doubt, the business tax imposed by Section 1447 et seq. of the French Tax Code and the property tax imposed by
              Section 1380 et seq or 1393 et seq. of the French Tax Code which will be assessed for the year 2001), the Purchaser (if it procures that the Business Assets are acquired by another person, on behalf of that person) shall pay to the Sellers (on behalf of the relevant Business Seller) an amount equal to such proportion of the Taxes as relates to the portion of the Joint Period commencing after Completion or any acts, events or occurrences occurring (or deemed to occur) in the Joint Period after Completion;

       (vi) to the extent that any amount in respect of Taxation is received by the Purchaser (or, if it procures that the Business Assets are acquired by another person, that person) (other than, for the avoidance of doubt, any amounts receivable in respect of indirect Taxation taken into account in the Completion Stocks Statement) in respect of the Business Assets or the use of any of the Business Assets in any Joint Period, the Purchaser (if it procures that the Business Assets are acquired by another person, on behalf of that person) shall pay to the Sellers (on behalf of the relevant Business Seller) an amount equal to such proportion of the amount received as relates to the portion of the Joint Period ending on Completion or any acts, events or occurrences occurring (or deemed to occur) in the Joint Period on or before Completion; and

       (vii) to the extent that any amount in respect of Taxation is received by any Business Seller in respect of or relating to any of the Business Assets or the use of any of the Business Assets in any Joint Period, the Sellers (on behalf of the relevant Business Seller) shall pay to the Purchaser (if it procures that the Business Assets are acquired by another person, on behalf of that person) an amount equal to such portion of the amount received as relates to the portion of the Joint Period commencing after Completion or any acts, events or occurrences occurring (or deemed to occur) in the Joint Period after Completion.

(E) The Purchaser (on behalf of the relevant Designated Purchaser) hereby agrees with the Sellers (on behalf of the relevant member of the Sellers' Group) that it will duly pay and discharge (or procure to be paid and discharged) and indemnify each member of the Sellers' Group against all Taxation in respect of or in relation to the Business

       Assets (or their use) in respect of any period of account for Taxation purposes beginning after Completion or, in respect of any Joint Period, the portion of the Joint Period beginning after Completion PROVIDED THAT any amounts received by the Sellers (on behalf of the relevant Business Seller) pursuant to sub-clause D(v) above or taken into account in the Completion Stocks Statement shall not also be recoverable under this sub-clause (E).

(F) The Sellers (on behalf of the relevant members of the Sellers' Group) hereby agree with the Purchaser (on behalf of the relevant Designated Purchasers) that they will duly pay and discharge (or procure to be paid and discharged) and indemnify each member of the Purchaser's Group against all Taxation in respect of or in relation to the Business Assets (or their use) in respect of any period of account for Taxation purposes ending on or before Completion or, in respect of any Joint Period, the portion of the Joint Period ending on Completion PROVIDED THAT any amounts recovered by the Purchaser (on behalf of the relevant Designated Purchasers) pursuant to sub-clause D(iv) above or taken into account in the Completion Stocks Statement shall not also be recoverable under this sub-clause (F).

(G) The Sellers (for themselves and on behalf of the other relevant members of the Sellers' Group) hereby agree with the Purchaser (for itself and on behalf of each Designated Purchaser) that they will (or will procure that the relevant member of the Sellers' Group will) duly pay and discharge (or procure to be paid and discharged) and indemnify and keep indemnified the Purchaser and each Designated Purchaser on an after Tax basis against, all liabilities, claims, costs and expenses suffered by the Purchaser or the relevant Designated Purchaser as a result of any invoices or other claims for payment received, or any deduction from or withholding of any payment by any customer or supplier of the Business (or any part thereof) relating to any sales of any products of the Business (including, without limitation, any rebates, discounts or other allowances in relation to such sales) marketing programmes or any other activity of the Business (or any part thereof) at any time prior to Completion.

(H) The Sellers (on behalf of the relevant members of the Sellers' Group) shall indemnify the Purchaser (on behalf of the relevant Designated Purchaser) in respect of the title and/or ownership of the Business Property in Sweden known as Kristianstad Isgrannatorp 1:11 (detailed in paragraph 4 of Part C of Schedule 9) not being registered in the name of the relevant Business Seller in Sweden and the relevant Business Seller shall use all reasonable endeavours at its own cost prior to Completion to register the aforementioned Business Property in its name prior to Completion PROVIDED THAT this indemnity shall terminate upon the expiry of five years following the Completion Date.

(I) The Sellers (on behalf of the relevant members of the Sellers' Group) shall indemnify the Purchaser (on behalf of the relevant Designated Purchaser) in respect of all liabilities arising in respect of complaints received in January, 2001 relating to the presence of metal fragments in products manufactured at the Business Properties in Ashford, United Kingdom.

 14.    RECEIVABLES AND APPORTIONMENT

(A) The Purchaser shall not acquire or procure the acquisition of the Receivables and accordingly the Business Sellers shall be entitled to the Receivables in accordance with the terms of this Clause.

(B) The Purchaser agrees that the Business Sellers alone shall be responsible for the collection of any of the Receivables and that:

       (i) the Business Sellers shall be entitled to take such steps as they may think fit to recover any outstanding Receivables PROVIDED THAT the Sellers shall procure that no Business Seller commences any proceedings against any customer or supplier of any Business or any counterparty to any agreement relating to the Business unless and until it has taken reasonable steps to consult with the Purchaser regarding the matter;

       (ii) the Purchaser shall not take, and shall procure that no other member of the Purchaser's Group takes, any step to collect the Receivables, and shall not do anything to hinder their collection by any Business Seller; and

       (iii) if the Purchaser or any other member of the Purchaser's Group should receive any communication or payment in respect of any Receivable, the Purchaser shall or shall procure that written details of any such communication or payment are given to the Sellers as soon as reasonable practicable following receipt thereof.

(C) Where anything (including any service) is to be provided by a member of the Purchaser's Group under any of the Contracts after Completion, but any payment (whether by way of deposit, prepayment or otherwise) in respect of the price or cost of it has been received by a member of the Sellers' Group before Completion, the Sellers shall procure that the relevant member of the Sellers' Group pays a sum equal to the amount of that payment (excluding any amount in respect of output VAT for which that member of the Sellers' Group is required to account) to the relevant member of the Purchaser's Group immediately following Completion, following receipt of which the member of the Purchaser's Group shall provide such thing or service and shall hold such sum in trust for that member of the Purchaser's Group until it is paid over.

(D) Where anything (including any service) is to be provided to a member of the Purchaser's Group under any of the Contracts after Completion, but any payment (by way of deposit, prepayment or otherwise) has been made by a member of the Sellers' Group in respect of the price or cost of it before Completion, the Purchaser shall procure that that member of the Purchaser's Group pays a sum equal to the amount of that payment (excluding any amount in respect of VAT thereon) to the relevant member of the Sellers' Group as soon as reasonably practicable following the member of the Purchaser's Group becoming aware of such thing or service and shall hold such sum in trust for that member of the Sellers' Group until it is paid over.

(E) The Purchaser shall procure that all moneys or other items belonging to any member of the Sellers' Group which are received by any member of the Purchaser's Group on or after Completion in connection with the Business or any of the Business Assets shall be held in trust by that member of the Purchaser's Group for that member of the Sellers' Group and that such moneys or other items are promptly paid over to that member of the Sellers' Group.

(F) The Sellers shall procure that all moneys or other items belonging to any member of the Purchaser's Group which are received by any member of the Sellers' Group on or after Completion in connection with the Business or any of the Business Assets shall be held in trust by that member of the Sellers' Group for that member of the Purchaser's Group and that such moneys or other items are promptly paid over to that member of the Purchaser's Group.

 15.    GUARANTEES AND OTHER AGREEMENTS

(A) Subject as provided in sub-clause (B), the Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements as the Sellers may reasonably request in order to effect the release and discharge in full of any assurance, indemnity or guarantee given by any member of the Sellers' Group to any person (including, without limitation, the Company) in respect of any obligation or liability of the Company and the Purchaser's assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such assurance, indemnity or guarantee, in each case on a non-recourse basis to the members of the Sellers' Group. If reasonably requested by the Sellers at any time, and from time to time, the Purchaser shall procure that a bank guarantee is granted by such bank as the Sellers shall agree in favour of the Sellers in the amount of any of the guarantees in the Data Room given by any member of the Sellers' Group in respect of any obligation or liability referred to in this sub-clause to any person referred to in this sub-clause where such guarantee has not been released or discharged in full.

(B) Save as provided in sub-clause (C), the Purchaser hereby agrees with each of the Sellers (on behalf of themselves and each other member of the Sellers' Group) that it will assume and pay and discharge when due, and indemnify each member of the Sellers' Group on an after Tax basis against, all assurances, indemnities and guarantees given by any member of the Sellers' Group to any person in respect of any obligation or liability of the Company (other than to the extent that they have been released and discharged in accordance with sub-clause (A)).

(C) Without prejudice to the generality of sub-clause (A) and to the indemnification provisions of sub-clause (B) (which, save as provided below, shall apply equally in respect of the guarantees covered hereby) it is hereby agreed that, in relation to The Netherlands, the phrase "assurances, indemnities and guarantees" shall include the guarantee given by Unilever N.V. pursuant to section 403 paragraph 1 sub f Book 2 of the Dutch Civil Code in respect of the Company. Unilever N.V. shall release that guarantee at Completion and the Purchaser shall give or procure the giving of such guarantee or guarantees as are required in order to allow Unilever N.V. to release such guarantee at that time.

(D) Each of the Sellers, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance given by the Company to any person in respect of any obligation or liability of any member of the Sellers' Group (other than a liability of a Business Seller in respect of the Business), and shall procure the assumption of, and the substitution of an appropriate member of the Sellers' Group as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Purchaser's Group. Pending such release and discharge, the Sellers hereby agree with the Purchaser (on behalf of themselves and the Company) that they will assume and pay and discharge when due, and indemnify the Company against, all such Assurances.

 16.    VALUE ADDED TAX

        Without prejudice to the generality of Clause 5(C), each of the parties shall comply with the requirements relating to that party set out in
        Schedule 12.

 17.    EMPLOYEES

(A) Subject to Clause 17(K) and to Schedule 11, if the contract of employment of any Business Employee terminates or is found or alleged not to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets and other matters contemplated under this Agreement other than by virtue of mandatory provisions of applicable legislation relating to the transfer of undertakings, the Purchaser (on behalf of the relevant member of the Purchaser's Group) agrees that:

       (i) in consultation with the Sellers, it will, within five Business Days of being so requested (as long as the request is made no later than 10 Business Days after the Sellers become aware of such finding or allegation), make to that Business Employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

       (ii) the offer to be made will be on such terms and conditions as are consistent with the Purchaser's undertakings in sub-clauses (F) and (G).

        Upon that offer being made (or at any time after the expiry of the five
        (5) Business Days if the offer is not made as requested), the relevant member of the Sellers' Group shall, where legally possible, terminate the employment of the Business Employee concerned (save where already terminated). The Purchaser (on behalf of the relevant Designated Purchaser) shall indemnify each member of the Sellers' Group on an after Tax basis against all liabilities arising from the employment of that Business Employee after Completion until such termination (up to a maximum period of 6 months) where the services of the employee concerned are performed for a member of the Purchaser's Group during such period. The Sellers shall (on behalf of the relevant member of the Sellers' Group) indemnify each member of the Purchaser's Group against all liabilities arising from the termination of the employment of that Business Employee.

(B) Subject to Clause 17(K), if the contract of employment of any person who is immediately prior to Completion employed by a member of the

       Sellers' Group (other than a Business Employee, any employee who becomes employed by the Purchaser or another member of the Purchaser's Group as a result of a Co-Packing Agreement or any employee who consents to become employed by the Purchaser or another member of the Purchaser's Group in accordance with Clause 17(P)) is found or alleged to have effect after Completion as if originally made with the Purchaser or another member of the Purchaser's Group as a consequence of the sale and purchase of the Business Assets and other matters contemplated under this Agreement, the Sellers (on behalf of the relevant member of the Sellers' Group) agree that:

       (i) in consultation with the Purchaser, they will, within five Business Days of being so requested (as long as the request is made no later than 10 Business Days after the Purchaser (or such member of the Purchaser's Group) becomes aware of such finding or allegation and, in any event, within the period of six months after Completion), procure that a member of the Sellers' Group makes to that employee an offer in writing to employ him under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

       (ii) the offer to be made will be on the same terms and conditions as were provided to that employee immediately before Completion.

        Upon that offer being made (or at any time after the expiry of the five Business Days if the offer is not made as requested), the relevant member of the Purchaser's Group shall, where legally possible, terminate the employment of the employee concerned. The Purchaser (on behalf of the relevant Designated Purchaser) shall indemnify each member of the Sellers' Group on an after Tax basis against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of 6 months) where the services of the employee concerned are performed for a member of the Purchaser's Group during such period. The Sellers (on behalf of the relevant member of the Sellers' Group) shall indemnify each member of the Purchaser's Group against all liabilities arising from the employment of that employee after Completion until such termination (up to a maximum period of six months) where the services of the employee concerned are not performed for a member of the Purchaser's Group during such period and, whether or not the services of the employee concerned are available to a member of the Purchaser's Group during such period, against all liabilities arising from the termination of employment of that employee.

(C) The Purchaser has provided or will provide (as the case may be) the Sellers with all the information reasonably required to enable them to comply with any obligations to inform, consult or notify any person about the matters contemplated by this Agreement in so far as it relates to any Employee to the extent required by local law and within the relevant time limits imposed by local law. Where applicable, the Sellers shall use their reasonable endeavours to request relevant information from the Purchaser.

(D) The Purchaser (on behalf of the relevant Designated Purchaser) agrees with the Sellers and each other member of the Sellers' Group that it will indemnify the Sellers and each other member of the Sellers' Group on an after Tax basis against any claim relating to the terms and conditions of employment or benefits offered to or provided to the Business Employees or Company Employees in connection with their employment after Completion (including, without limitation, claims relating to the terms and conditions of such employment or benefits and termination of such employment or benefits but excluding any matter for which the Purchaser is liable under paragraph 10 of Part 1 of Schedule 10) and against any breach by the Purchaser of this Clause or Schedule 11. The Sellers shall procure that each member of the Sellers' Group and the Company shall discharge all its obligations in respect of the Employees (including, but not limited to, wages and salaries, overtime, bonus or commission (earned but unpaid), accrued holiday pay, income tax, social security contributions, retirement benefit contributions and insurance premiums) in respect of the period up to close of business on the Completion Date. The Sellers agree with the Purchaser for itself and on behalf of the relevant Designated Purchasers and/or the Company that it will indemnify the Purchaser, any Designated Purchaser or the Company on an after Tax basis against any claim arising out of or relating to the relevant member of the Sellers' Group or the Company's failure to discharge such obligations.

(E) The provisions of sub-clauses (F) and (G) and Schedule 11:

       (i) are to apply to the Employees only for so long as the Employees continue in the employment of any member of the Purchaser's Group or any person to whom the whole or any part of the Business or Purchaser's Group is transferred; and

       (ii) are to apply to any Potential Employee who becomes employed by a member of the Purchaser's Group on or after Completion as if that Potential Employee were an Employee.

(F)    (i)    If the employment of any Employee is terminated within three years of the Completion Date the Purchaser shall procure that there shall be applied in respect of such Employee policies and benefits (whether contractual or otherwise and giving due credit to the Employees for any additional service or earnings from the Completion Date onwards) in such a manner as to be no less favourable than those applicable in respect of the particular
              Employee at the date of this Agreement provided that details of such policies and benefits are set out in the Disclosure Letter or the Data Room.

       (ii) The Purchaser shall procure that, in respect of benefits which are provided on the death or disability of an Employee or his spouse, child or dependant within the period of three years following the Completion Date (other than such benefits which are Benefits provided under a Sellers' Group Plan), equivalent benefits must be provided on such events which are payable in circumstances and under conditions which are not materially less favourable to the beneficiary concerned as those which would have applied had the death or disability occurred whilst the beneficiary was a beneficiary of the arrangement in question under the provisions of that arrangement in force immediately prior to the Completion Date provided that details of such policies and benefits are set out in the Disclosure Letter or the Data Room.

(G) Without prejudice to sub-clause (F), the Purchaser shall procure that for a period of three years following the Completion Date Employees who are employed shall be employed on terms and conditions (whether contractual or otherwise and including, without limitation, any related to length of service but specifically excluding any Benefits under a Sellers' Group Plan and excluding any share schemes or share option schemes) which are no less favourable taken as a whole in respect of each Employee than those which apply in respect of each Employee at Completion provided that details of such policies and benefits are set out in the Disclosure Letter or the Data Room. This undertaking does not constitute a guarantee that the Employees will continue to be employed following Completion. In relation to share schemes and share option schemes, the Purchaser shall procure that for a period of three years from Completion the Employees who are employed shall be employed on terms and conditions (including the rules of any applicable scheme and any qualifying conditions) related to share schemes and share option schemes which are no less favourable in respect of each Employee than those applicable to other employees of equivalent seniority of companies in the Purchaser's Group from time to time, subject always to the rules of the applicable scheme and any qualifying conditions.

(H) The Purchaser's agreement to the provisions of sub-clauses (F) and (G) is given by the Purchaser on the express understanding that, if the Purchaser is in breach of any such provisions, the Sellers may, at their absolute discretion, and without limitation, seek to procure compliance with such provisions by the Purchaser by applying to the court for damages and/or specific performance.

(I)    Without prejudice to the parties' obligations under sub-clauses (A) to
       (G), each of the parties shall comply with the requirements relating to that party set out in Schedule 11.

(J) For the avoidance of doubt, the provisions of this Clause 17 are without prejudice to:

       (i) the operation of any rule of law in relation to, or contractual term of, the terms and conditions of employment of the Employees; and

       (ii)   any provision of Schedule 10.

(K) If any Business Employee or Company Employee requires a work permit or employment pass or other approval (in this Clause "PERMITS") for his employment to continue after Completion, the Purchaser undertakes to procure that any necessary applications are promptly made and to use its best efforts to secure the necessary Permits and the provisions of Clause 33 shall apply in relation to the continued employment of Employees and (if they are Business Employees or otherwise as necessary) their transfer to another employer after Completion.

(L) The Sellers shall procure that the relevant member of the Sellers' Group shall use its reasonable endeavours to procure that each Seconded Employee continues to be employed by a member of the Sellers' Group and shall, for the period of 6 months following Completion, which period, in the case of A. Moreira only, may be extended by up to a further 6 months with the agreement of the employee concerned and the relevant member of the Purchaser's Group, be seconded to work in the European Culinary Brands Business, in the case of J.M. Van Lint only, for 50% of each working week. The following additional provisions shall apply with respect to the Seconded Employees:

       (i) Each Seconded Employee shall be paid, and employment benefits shall be provided to such Seconded Employee, by a member of the Sellers' Group and the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Sellers (on behalf of the relevant member of the Sellers' Group) (in advance) at the start of each calendar month the direct and indirect cost of salary and other employment benefits for that Seconded Employee for such calendar month including relevant taxes, social security costs and any notional or unfunded costs or accruals in relation to post-Completion service (for example in relation to Benefits) on such basis as the Sellers may reasonably determine and agree with the Purchaser. To the extent such agreement is not reached, paragraph 9 of Part 1 of Schedule 10 shall apply.

       (ii) The relevant member of the Sellers' Group may from time to time increase the salary benefits of such Seconded Employee PROVIDED THAT any such increases are in line with increases for similar employees of the Sellers' Group.

       (iii) The Purchaser shall procure that the working environment of each Seconded Employee and the work carried out by each Seconded Employee is similar to his working environment and work before Completion.

       (iv) The Purchaser (on behalf of the relevant member of the Purchaser's Group) shall indemnify the Sellers (on behalf of the relevant member of the Sellers' Group) against any claim by, or relating to, a Seconded Employee except to the extent that such claim arises as a result of acts or omissions of the Sellers.

       The provisions of Clause 25(A) shall be deemed to apply to each of J.M. Van Lint and A. Moreira as if each such person were a Senior Sellers' Group Employee but the Purchaser shall not be precluded from offering employment to S.R.H. Duin with effect from the end of the period of 6 months after Completion.

(M) Except where Clause 17(Q) applies, the Purchaser shall procure that, upon and from the termination of any Co-packing Agreement (whether absolutely or in respect of one or more Products (as defined therein) to which that Co-packing Agreement relates) under which any of the Co-packers (as defined therein) is a member of the Purchaser's Group (other than any member of the Purchaser's Group operating the assets referred to in paragraph 1 of Attachment 10), the relevant Co-packer (as defined therein) shall, where such termination has the effect of transferring the employment of any employee of that Co-packer (or its holding company, subsidiary or subsidiary of its holding company) to any member of the Sellers' Group (the "SELLER RECIPIENT"), indemnify the Seller Recipient against any liability which results from the termination by the Seller Recipient of the employment of any such employee on or immediately after such transfer takes place or the Seller Recipient becoming aware that such transfer has taken place.

(N) The Sellers shall procure that, upon and from the termination of any Co-packing Agreement (whether absolutely or in respect of one or more Products (as defined therein) to which that Co-packing Agreement relates) under which any of the Co-packers (as defined therein) is a member of the Sellers' Group, the relevant Co-packer (as defined therein) shall, where such termination has the effect of transferring the employment of any employee of that Co-packer (or its holding company, subsidiary or subsidiary of its holding company) to any member of the Purchaser's Group (the "PURCHASER RECIPIENT"), indemnify the Purchaser Recipient against any liability which results from the termination by the Purchaser Recipient of the employment of any such employee on or immediately after such transfer takes place or the Purchaser Recipient becoming aware that such transfer has taken place.

(O) The Sellers shall indemnify the Purchaser for itself and on behalf of the relevant Designated Purchaser and/or the relevant Company against any liabilities incurred by any member of the Purchaser's Group arising out of or relating to any act or omission by any member of the Seller's Group or any Company prior to the Completion Date in respect of any of its obligations or duties to or in relation to the employment of any of the Employees or any former employees of any members of the Sellers' Group or the Company, prior to Completion, provided that this Clause 17(O) shall not apply in relation to any liabilities in respect of the provision of Benefits.

(P)    (i)    Promptly after the date of this Agreement, the Sellers shall procure that meetings shall be arranged between representatives of the Purchaser's Group and the Potential UK Employees, the
              Potential Nordic Employees and the Potential German Employees.
              Meetings in relation to the Potential UK Employees and the Potential German Employees shall be on a one to one basis.
              Meetings in relation to the Potential Nordic Employees shall be on a group basis provided that thereafter meetings with any Potential
              Nordic Employee who has expressed an interest in becoming employed by a member of the Purchaser's Group shall be on an individual basis provided further that individual meetings may not be held with more Potential Nordic Employees than the total number of unfilled vacancies for Potential Nordic Employees under paragraph
              (iii) below from time to time.

       (ii) The Sellers shall procure that such information as in its possession and control in relation to the Potential Employees as may be reasonably requested by the Purchaser shall, subject to the consent of any such Potential Employee, be made available to the Purchaser.

       (iii) Notwithstanding the provisions of Clause 25(A) (to the extent applicable), in the period prior to the Completion Date, the Purchaser is permitted to make offers of employment effective from the Completion Date to:

              (a)    up to 15 Potential UK Employees;

              (b)    any or all of the Potential German Employees;

              (c) up to 5 Potential Nordic Employees who work in the category Sweden - out of home sales;

              (d) up to 25 Potential Nordic Employees who work in the category Sweden - retail sales;

              (e) up to 5 Potential Nordic Employees who work in the category Finland - out of home sales;

              (f) up to 5 Potential Nordic Employees who work in the category Finland - retail sales,

              provided that if any such offer is declined a further offer may be made in respect of the same category of Potential Employee. The Sellers shall procure that any Potential Employee who accepts an offer of employment in accordance with this (iii) shall be released from employment by the Seller's Group with effect from Completion or such earlier date as may be agreed by the Sellers and the Purchaser.

       (iv) The provisions of Clause 25(A) shall be deemed to apply to any Potential Employee other than any who is made an offer of employment made under (iii) above as if any such person were a Senior Sellers' Group Employee.

       (v) If, at any time before the expiry of the period of 3 months after Completion, any of the 38 UK Employees set out in the Employee List as "100% Dedicated - Crawley" ceases to be employed by the Sellers' Group (prior to Completion) or the Purchaser's Group (on or after Completion) (a "CEASING UK EMPLOYEE"), the provisions of
              (iii) above shall apply in respect of such number, up to a maximum of a further 8 employees, of Potential UK Employees who then remain employed by the Sellers' Group equal to the number of Ceasing UK Employees.

       (vi) "POTENTIAL UK EMPLOYEES" - see Part 4 of Attachment 6 to this Agreement;

              "POTENTAL NORDIC EMPLOYEES" - any sales employee of the Sellers' Group in Sweden or Finland;

              "POTENTIAL GERMAN EMPLOYEES" - see Part 5 of Attachment 6 to this Agreement;

              "POTENTIAL EMPLOYEE" - means a Potential UK Employee, a Potential Nordic Employee or a Potential German Employee as the case may be.

(Q)    (i)    On the termination as described in Clause 17(M) of the Co-packing
              Agreement in relation to the wet sauces line in Worksop, the Purchaser will consult with the Sellers as to the extent to which suitable alternative employment with either the Purchaser's Group or the Sellers' Group is available for any Employee who continues, immediately prior to that termination, to be employed by a member of the Purchaser's Group and whose employment would otherwise terminate as a result of such termination of such Co-packing
              Agreement (a "RELEVANT EMPLOYEE").

       (ii) To the extent that, notwithstanding (i) above, the employment of a Relevant Employee is terminated by a member of the Purchaser's Group as a result of such termination of such Co-packing Agreement, the Sellers agree to indemnify the Purchaser against any liability which results from that termination of employment.

 18.    PENSIONS

        Each of the parties shall comply with the requirements relating to that party set out in Schedule 10.

 19.    INSURANCE

        The Purchaser acknowledges and agrees (on behalf of itself and each member of the Purchaser's Group) that upon Completion all insurance cover provided to the Company or to any other member of the Sellers' Group in relation to the European Culinary Brands Business pursuant to policies maintained by the Sellers' Group (whether such policies are maintained with third party insurers or with other members of the Sellers' Group) shall cease and that no further liability shall arise under such policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which the Company or the

       Business Sellers in relation to the Business may have at, or claims which the policies cover in respect of events or circumstances arising prior to, Completion and provided that insurance cover shall (subject to the terms of any relevant policy) continue in respect of matters occurring prior to Completion in accordance with the terms of the relevant policy and, if the Purchaser or any Designated Purchaser suffers a loss as a result of any such matter being a matter occurring prior Completion and relating to the European Culinary Brands Business, the Sellers shall take all reasonable steps to confer the benefit of any claim which they are entitled to make under any such policy in respect of such loss upon the Purchaser or such Designated Purchaser (as the case may be) other than where the Purchaser or Designated Purchaser is not assuming the liability which is the subject matter of the insurance.

20. CONTINUING ARRANGEMENTS BETWEEN SELLERS' GROUP AND THE EUROPEAN CULINARY BRANDS BUSINESS

(A)    (i)    The Sellers and the Purchaser shall enter into the Transitional
              Services Agreement at Completion.

       (ii) If the Purchaser notifies the Sellers no later than two weeks prior to the Completion Date that it wishes to remove a Service or Services (as defined in the Transitional Services Agreement) (whether in one or more jurisdictions) from the scope of the Transitional Services Agreement, all reference to such Services (including the Service Price(s) relating to such Service(s)) shall be removed from the Transitional Services Agreement prior to its execution.

(B) Save as set out in this Agreement or in any duly executed and binding Transitional Services Agreement or Co-packing Agreement:

       (i) no member of the Sellers' Group shall be obliged to supply any services to any member of the Purchaser's Group after Completion; and

       (ii) no member of the Purchaser's Group shall be obliged to supply any services to any member of the Sellers' Group after Completion.

(C) The Sellers and the Purchaser shall, or shall procure that, each of the Co-packing Agreements are executed at Completion.

(D) The Sellers, on behalf of the relevant Business Sellers shall, with effect from Completion, grant the Purchaser and, to the extent relevant, each other member of the Purchaser's Group,

       (i) a perpetual, exclusive, world-wide, royalty free, irrevocable assignable licence (with rights to sub-license) to use any know-how relating exclusively to the Business; and

       (ii) a perpetual, non-exclusive, world-wide, royalty-free, irrevocable, assignable licence (with the right to sub-license) to use any Shared Know-how.

(E) The Sellers, on behalf of the relevant Business Sellers shall, with effect from Completion, grant the Purchaser and, to the extent relevant, each other member of the Purchaser's Group a one year, non-exclusive, royalty-free licence to use the pack photography, design and artwork currently used on Irish Colman's products in Ireland and United Kingdom Colman's products in the United Kingdom (the "Pack Design") solely on such products in Ireland and the United Kingdom for the purpose of re-branding those products away from that Pack Design.

(F) To the extent permitted by law, each party shall not (and shall procure that no member of its Group shall) sell, whether directly or indirectly, any products under or by reference to a brand in any territory in which a member of the other party's Group owns or is the exclusive licensee of Intellectual Property in that brand (a "Restricted Territory"), provided that the exclusive obligation of each party (and the members of its Group) in this regard in connection with its customers (including distributors) under this agreement (but without prejudice to any other obligations which may exist under any applicable law) is that:

       (i) each party shall make a trade announcement at or around the time of Completion to each such customer at that time which is reasonably likely to sell or distribute that party's products into a Restricted Territory that such party is not owner of the Intellectual Property in that brand in that territory; and

       (ii) for a period of two years following Completion, where either party (the "Notifying Party") notifies the other party that it has reasonable grounds for believing that a customer of the other party (other than any customer who was a customer of that other party at Completion) is selling goods under or by reference to a brand (or has the intention to do so) in any territory in which a member of the Notifying Party's Group owns or is the exclusive licensee of Intellectual Property in that brand, the other party shall notify such customer that it does not have rights to operate under that brand in that territory, and that it sold its rights to the Notifying Party or appointed the Notifying Party as its exclusive licensee (as applicable).

(G) The Purchaser (on behalf of the relevant Designated Purchaser) shall reimburse the Sellers (on behalf of the relevant member of the Sellers' Group) up to a maximum of E2,000,000 on demand in respect of one-half of any IT Separation and Services Costs which are incurred by any member of the Sellers' Group save where the Sellers are creating a system to be delivered to the Purchaser (in accordance with Schedule 13), in which event the cost of all licences required by the Purchaser to use that system shall be borne by the Purchaser entirely.

(H) The Sellers shall provide reasonable information as to how such costs have been incurred (including, without limitation, all relevant third party receipts) and shall, at the Purchaser's request, provide the Purchaser with a reasonable opportunity to review and discuss such costs to the extent that they relate to work or services carried out by a member of the Sellers' Group. The Sellers shall issue appropriate receipts to the Purchaser for any reimbursement payment made pursuant to this sub-clause (F).

(I) The Sellers (for themselves and on behalf of each other member of the Sellers' Group) and the Purchaser (for itself and on behalf of each other member of the Purchaser's Group) each agree to comply with the provisions of Schedule 13 with respect to IT Systems.

(J) The Sellers (on behalf of the relevant member of the Seller's Group) shall indemnify the Purchaser (on behalf of the relevant Designated Purchaser) in respect of the matters disclosed against Warranty 19(A) in respect of the Nordic countries, save that the Purchaser shall not be entitled to bring a claim against the Sellers under this sub-clause (F) at any time after the date falling five years after Completion and the provisions of paragraph 1(B) of Schedule 4 shall apply with respect to any claim brought by the Purchaser under this sub-clause.

 21.    SELLERS' WARRANTIES AND PURCHASER'S REMEDIES

(A) Subject as provided in this Agreement, the Sellers warrant (for themselves and on behalf of the Business Sellers and the Share Seller) to the Purchaser (for itself and on trust for the Designated Purchasers) as at the date of this Agreement in terms of the Warranties set out in
       Schedule 3.

(B)    The only Warranties given:

       (i) in respect of the Business Properties are those contained in paragraphs 14 and 19 of Schedule 3 and each of the other

               Warranties shall be deemed not to be given in relation to the Business Properties;

       (ii) in respect of the Company Properties are those contained in paragraphs 14 and 20 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to the Company Properties;

       (iii) in respect of Environmental Matters are those contained in paragraph 21 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Environmental Matters;

       (iv) in respect of know-how or Intellectual Property matters or agreements principally or exclusively relating to Intellectual Property or know-how are those contained in paragraph 22 of
               Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to know-how or Intellectual Property matters or agreements relating predominantly to Intellectual Property or know-how;

       (v) in respect of competition or trade regulation law are those contained in paragraph 23 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to competition, anti-restrictive trade practice or anti-trust legislation;

       (vi) in respect of Tax are those contained in the Tax Warranties and each of the other Warranties shall be deemed not to be given in relation to Tax;

       (vii) in respect of all pensions matters are those contained in paragraphs 44 to 51 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to pensions matters; and

        (viii) in respect of the IT Systems or agreements relating exclusively or principally to the IT Systems, are those contained in paragraph 53 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to the IT Systems or agreements relating exclusively or principally to the IT Systems.

(C) In the absence of fraud or wilful concealment, the liability of the Sellers under or in relation to the Warranties shall be limited as set out in Schedule 4.

(D) Notwithstanding the provisions of Clauses 2(H) and (I), if, before Completion, the Purchaser or any other member of the Purchaser's Group becomes aware of any breach of the Warranties as at the date of this Agreement which has a material adverse effect on the European Culinary Brands Business as a whole the Purchaser may refuse to proceed to Completion and may, prior to Completion, terminate this Agreement by notice in writing to the Sellers. If the Purchaser completes the purchase of the Business Assets and the Shares in any of the circumstances mentioned in this sub-clause, such Completion shall be without prejudice to any right to claim damages which it may have in respect of the relevant circumstances. The Purchaser hereby waives any rights (other than the right to seek damages) in respect of any breach of the Warranties (and howsoever arising or deemed to arise) other than any such rights in respect of fraud.

(E) Any payment made by the Sellers in respect of any claim under the Warranties shall be treated as a repayment of and adjustment to the Final Cash Consideration.

(F) The Sellers accept that the Purchaser (for itself and on behalf of the Designated Purchasers) is entering into this Agreement and acquiring the Shares and the Business Assets in reliance upon the Warranties.

(G) Subject and without prejudice to Clause 34, the Purchaser acknowledges and agrees that the Sellers make no representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement or in the Disclosure Letter or in the Data Room. The Purchaser acknowledges that no representations or warranties, express or implied, have been or are given other than the Warranties and any warranties contained in any documents in the Agreed Form.

(H) Except as set out in sub-clause (D), the only remedy of the Purchaser for breach of the Warranties shall be damages (subject to Schedule 4) and Completion shall not in any way constitute a waiver of the Purchaser's right to damages.

(I) The Sellers undertake that, if any claim is made against any of them by the Purchaser in connection with the sale of the Shares and the Business Assets to the Purchaser, they shall not make any claim against any Employee on whom they may have relied before agreeing to any terms of this Agreement or the Tax Covenant or authorising any statement in the Disclosure Letter.

(J) Each of the Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.

(K) In connection with the assignment by the relevant member of the Sellers' Group of each of the Raguletto Marks pursuant to Clause 3(B) and subject as provided in this Agreement, the Sellers shall warrant (for themselves and on behalf of the Business Sellers) to the Purchaser (for itself and on trust for the Designated Purchaser) as at the relevant Raguletto Sale Date in terms of the Warranties set out in paragraph 22 of Schedule 3, and each such warranty (a "Raguletto Warranty") shall be subject to all relevant parts of this Agreement relating to Warranties given at the date of this Agreement and the provisions of Schedule 4 shall apply mutatis mutandis as if the references to the Completion Date in Schedule 4 are references to the relevant Raguletto Sale Date.

(L) The Sellers shall be entitled to make disclosures against each Raguletto Warranty at the relevant Raguletto Sale Date (except in relation to the Warranties set out in paragraphs 22(A) or 22(C) of Schedule 3) which shall be delivered to the Purchaser in the form of a disclosure letter, and each such disclosure letter shall be a Disclosure Letter for the purposes of this Agreement.

 22.    PURCHASER'S WARRANTIES

(A) The Purchaser warrants to the Sellers as at the date of this Agreement that:

       (i) the Purchaser has the requisite power and authority to enter into and perform this Agreement and the other documents specified in this Agreement which are to be executed by the Purchaser at Completion (the "PURCHASER'S COMPLETION DOCUMENTS");

       (ii) this Agreement constitutes and the Purchaser's Completion Documents will, when executed by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms;

       (iii) the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Purchaser's Completion Documents will not:

                     (a) result in a breach of any provision of the certificate of incorporation and bylaws of the Purchaser or any applicable laws and regulations;

                     (b) result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement;

                     (c) so far as the Purchaser is aware, result in a breach of any order, judgment or decree of any court, governmental agency or regulatory authority to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement; or

                     (d) save as contemplated by this Agreement, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect where failure to obtain such consent or approval, give such notice or make such registration is material in the context of the transactions contemplated by this Agreement;

       (iv) the Purchaser at Completion will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to pay the Debt Free Price and meet its other obligations under this Agreement and the Purchaser's Completion Documents; and

       (v) each Designated Purchaser is, and will at and immediately after Completion be, a member of the Purchaser's Group.

(B) The Purchaser accepts that the Sellers are entering into this Agreement in reliance upon the warranties set out in sub-clause (A).

 23.    PURCHASER'S UNDERTAKINGS

(A) The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser's Group that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the

       Sellers' Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein.

(B) The Purchaser undertakes on behalf of itself and each member of the Purchaser's Group (and without prejudice to the confidentiality agreement referred to in Clause 37(E)) that, subject to Clause 37(B), each member of the Purchaser's Group will treat as strictly confidential and not disclose to any person (other than any employee, director, officer or adviser of the Purchaser, other members of the Purchaser's Group or any employee, director, officer or adviser of any other member of the Purchaser's Group on a confidential basis) any Seller Confidential Information. The Purchaser acknowledges that, save as otherwise provided in this Agreement, any future use of Seller Confidential Information is without representation, warranty or liability on the part of any member of the Sellers' Group.

(C) The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that, save to the extent that a licence of Unilever Marks is granted expressly pursuant to this Agreement, nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in, and (subject to sub-clauses
       (D) and (J)), save as aforesaid, from Completion, the Purchaser shall procure that no member of the Purchaser's Group shall use, any of the Unilever Marks.

(D) Save as otherwise expressly provided by a licence of Unilever Marks granted expressly pursuant to this Agreement, the Purchaser shall procure that each part of the European Culinary Brands Business shall:

       (i) as soon as reasonably practicable after Completion cease all use of the Unilever Marks set out in Part 1 of Attachment 5 on any sales literature, stationery, building signage or vehicles; and

       (ii) by the last day of the sixth month following Completion, destroy or delete from existing sales literature and stationery or buildings signage or vehicles, and by the last day of the twelfth month following Completion destroy or delete from existing Stocks, the Unilever Marks set out in Part 2 of Attachment 5 and by the last day of the sixth month following Completion destroy or delete from existing stocks the Unilever Marks set out in Part 1 of Attachment 5.

(E) The Purchaser shall procure that, for a period of 12 months after Completion, the Company and the Business shall prepare, where reasonably requested to do so by the Sellers and subject to reimbursement by the Sellers of all reasonable expenses of the Company or the Business incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts and any data to the extent strictly required for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority or under any applicable law, rule or regulation which shall each be delivered to the Sellers as soon as reasonably practicable following the relevant request.

(F) The Purchaser undertakes with the Sellers (for themselves and as trustees for each other member of the Sellers' Group) to comply with all notifications and other requirements arising as a result of this Agreement and the transactions contemplated hereunder under any relevant competition, anti-restrictive trade practices or anti-trust laws (except where such requirements are the sole responsibility of the Sellers under such laws, in which case the Sellers undertake to the Purchaser on the same terms) and the Purchaser agrees with the Sellers (for themselves and as trustees for each other member of the Sellers' Group) that it will indemnify each member of the Sellers' Group on an after Tax basis against any and all costs, claims, expenses and liabilities whatsoever which the Seller or any such other member of the Sellers' Group may suffer or incur as a result of the Purchaser's failure to comply with such laws.

(G) The Purchaser agrees and acknowledges (for itself and as trustee for each member of the Purchaser's Group) that no part of the European Culinary Brands Business shall have or retain any right whatsoever (whether proprietary or by way of Intellectual Property or otherwise) in or in respect of the Unilever Manuals and Policy Documents or any of them, or any right to use or continue to use them or any of them after Completion. All originals and copies of the Unilever Manuals and Policy Documents shall be delivered to the Sellers or to their order to such location or locations in the jurisdiction or jurisdictions in which they are held as they shall reasonably specify, at or immediately following Completion.

(H) If the Sellers or Business Sellers assign to the Purchaser any Intellectual Property or know-how which is owned by a member of the Sellers' Group but which is not used exclusively in the European Culinary Brands Business (other than any Business IPR), the Purchaser undertakes to reassign such Intellectual Property or know-how to the Sellers or a member of the Sellers' Group nominated by the Sellers in consideration for the Sellers or such member of the Sellers' Group simultaneously granting to the Purchaser (or another member of the Purchaser's Group) a non-exclusive, perpetual, irrevocable, assignable and royalty-free licence (with the right to sub-license) to use such Intellectual Property to the extent that such Intellectual Property was used in the European Culinary Brands Business at Completion or in the 12 months prior to Completion, and the Sellers agree with the Purchaser (for itself and as trustee for each Designated Purchaser) that the Sellers shall indemnify the Purchaser or the relevant Designated Purchaser on an after Tax basis in respect of any costs and expenses incurred by the Purchaser or the relevant Designated Purchaser in connection therewith. The Purchaser shall also procure that the Company transfers its right to the Sellers or a member of the Sellers' Group nominated by the Sellers, for nominal consideration, any Intellectual Property (other than any Business IPR) or know-how owned by the Company which has in the 12 months prior to Completion been used exclusively in any retained business carried on by the Sellers or any member of the Sellers' Group and the Sellers agree with the Purchaser (for itself and as trustee for each Designated Purchaser) that the Sellers shall indemnify the Purchaser or the relevant Designated Purchaser on an after Tax basis in respect of any costs and expenses incurred by the Purchaser or the relevant Designated Purchaser in connection therewith.

(I) If the Sellers or Business Sellers assign to the Purchaser any trade mark which: (i) at Completion is owned by a member of the Sellers' Group; (ii) is not used at Completion exclusively in the European Culinary Brands Business; (iii) does not relate to a territory within the EEA; and (iv) in connection with which the Sellers' Group operates an active business function in the relevant territory at Completion, the Purchaser undertakes to grant to any relevant member of the Sellers' Group a royalty-free licence (with the right to sub-license) of such trade mark solely in connection with the re-branding by that member of the Sellers' Group of the relevant goods away from that trade mark. The term of such licence shall be the lesser of (i) two years; and (ii) the period until the completion of that re-branding process, and such licence shall be exclusive for the first year of that term and non-exclusive for the remainder of that term.

(J) If the Sellers or Business Sellers assign to the Purchaser any trade mark which includes or incorporates (i) any of the Unilever Marks and/or (ii) any endorser brand or sub-brand (other than any Business IPR) relating to an active business function of the Sellers' Group in the relevant territory at Completion, the Purchaser undertakes to reassign such Intellectual Property in the territory to the Sellers or a member of the Sellers' Group nominated by the Sellers in consideration for the Sellers or such member of the Sellers' Group simultaneously granting to the Purchaser (or another member of the Purchaser's Group) an exclusive, royalty-free, licence (with the right to sub-license) for one year to use such trade mark solely in connection with the re-branding of the relevant goods away from that Unilever Mark or endorser or sub-brand (as applicable). The Sellers shall indemnify the Purchaser or the relevant Designated Purchaser on an after Tax basis in respect of any costs and expenses incurred by the Purchaser or the relevant Designated Purchaser in connection therewith The Sellers shall procure that any registrations relating to each such trade mark are cancelled as soon as reasonably practicable after the end of the term of the licence of that trade mark granted pursuant to this clause. For the avoidance of doubt (i) this Clause shall be without prejudice to the Purchaser's rights in that territory to the brand or brands included within that trade mark other than such Unilever Marks and/or such endorser brand or sub-brand (each a "Transferred Brand"); and (ii) the Sellers acknowledge that they do not by operation of this Clause receive or obtain any rights to any Intellectual Property in any Transferred Brand.

(K) The Purchaser shall, with effect from Completion, procure the grant to the Sellers and each member of the Sellers' Group of a perpetual, non-exclusive, royalty-free, irrevocable, assignable licence (with the right to sub-license) to use any Intellectual Property other than any Business IPR) owned by the Company at Completion to the extent that such Intellectual Property has in the 12 months prior to Completion been used (but not exclusively used) by the Sellers or any other member of the Sellers' Group.

(L) The Purchaser shall, with effect from Completion, procure the grant to the Sellers and each member of the Sellers' Group of a perpetual, non-exclusive, royalty-free, irrevocable, assignable licence (with the right to sub-license) to use any know-how owned by the Company at Completion which has in the 12 months prior to Completion been used (but not exclusively used) by the Sellers or any other member of the Sellers' Group.

(M) The Purchaser, with effect from Completion, grants the Seller and, to the extent relevant, each other member of the Sellers' Group a non-exclusive, royalty-free, assignable licence (with the right to sub-license) to use the plant variety right listed in Part 1 of Attachment 4 of this Agreement (the "Plant Variety Right") for the duration of the Plant Variety Right.

(N) Without prejudice to Clauses 20(D) and 27(C), the Purchaser undertakes to, and undertakes to procure that all members of the

       Purchaser's Group, return to the Sellers within a period of 12 months after Completion all copies of all books and records (including all written material and all forms of computer or machine readable material) in their possession or under their control which contain Shared Know-how other than any know-how relating to products which are at Completion and/or will after Completion be manufactured and/or packaged in factories owned by the European Culinary Brands Business exclusively for and/or on behalf of members of the Sellers' Group.

(O) At the Purchaser's request, the Sellers shall, during the period between the date of this Agreement and Completion, apply to register any unregistered trade marks which are included within the Business IPR and the Purchaser shall reimburse the Sellers in respect of all costs, including reasonable internal management costs, incurred by the Sellers or a member of the Sellers' Group in respect of filing any applications to register such unregistered trade marks. At Completion the Sellers shall assign any such applications or registrations (if registered) to the Purchaser or a company nominated by the Purchaser.

 24.    RESTRICTIONS ON SELLERS

(A) Each Seller undertakes that it shall not, and shall procure that each other member of the Sellers' Group shall not for as long as it remains such a member, do any of the following things:

       (i) for a period of five years after Completion, recommence the manufacture or distribution of any product in any market in which any part of the European Culinary Brands Business is carried on at Completion under a mark which any member of the Sellers' Group has ceased to use on that product in that market in the 12 months prior to Completion where such cessation of use took place so as to eliminate product overlap between the Sellers' Group (other than Bestfoods and its subsidiaries) and Bestfoods and its subsidiaries PROVIDED THAT (and for the avoidance of doubt subject to clause 24(B) nothing in this paragraph (i) shall prevent any member of the Sellers' Group from transferring any endorser brand to any product in such market as at Completion or from re-entering any market from which it would otherwise be excluded by reason of this paragraph;

       (ii) within two years from the Completion Date, directly or indirectly solicit or endeavour to entice away from the employment of any member of the Purchaser's Group, offer employment to or employ or offer to conclude any contract for services with any Senior Employee without the prior written consent of the Purchaser, other than:

                     (a) any Senior Employee whose employment with the relevant member of the Purchaser's Group has then ceased or who has received notice terminating such employment; and

                     (b) any Senior Employee who responds to any public recruitment advertisement placed by or on behalf of any member of the Sellers' Group; or

       (iii)  intentionally assist any person to do any of the foregoing things.

(B) Subject always to the terms of the Co-existence Agreement, each Seller undertakes that it shall not, and shall procure that no other member of the Sellers' Group shall, for the duration of the Restricted Period, within any territory use any trade mark (registered or unregistered) comprised in the Business IPR; Raguletto Marks (but in respect of each Raguletto Mark, only after the relevant Raguletto Sale Date); and any trade Mark which is or is likely to be confusingly similar to any such trade mark, (including applying to register an internet domain name containing such a trade mark in such territory) or challenge any trade mark registration for, or oppose any application for registration made by any member of the Purchaser's Group in relation to such a trade mark (or procure, authorise, enable or assist any third party to do so).

(C) Each Seller undertakes that it shall, and shall procure that each member of the Sellers' Group shall, for the period until each Raguletto Mark is assigned to the Purchaser or the relevant Designated Purchaser (as the case may be) pursuant to Clause 3(B):

       (i) use that Raguletto Mark only on or in connection with the products on or in connection with which that Raguletto Mark is used at Completion; and

       (ii) maintain standards of quality for all goods on which such Raguletto Mark is used, which standards shall be no less than the standards of quality that have been maintained by the relevant member of the Sellers' Group in connection with its use of that Raguletto Mark on those goods prior to Completion.

 25.    RESTRICTIONS ON PURCHASER

(A) The Purchaser undertakes to each of the Sellers that it shall not, and shall procure that each member of the Purchaser's Group shall not (for so long as it remains such a member), within two years of the Completion Date solicit or endeavour to entice away from the employment of any member of the Sellers' Group any Senior Sellers' Group Employee other than:

       (i) any Senior Sellers' Group Employee whose employment with the relevant member of the Sellers' Group has then ceased or who has given (or received) notice terminating such employment;

       (ii) any Senior Sellers' Group Employee who responds to any public recruitment advertisement placed by or on behalf of any member of the Purchaser's Group; and

       (iii)   in accordance with Clause 17(P).

       and shall not intentionally assist any person to do any of the foregoing things.

(B) The Purchaser undertakes to each of the Sellers that it shall not, and shall procure that each other member of the Purchaser's Group shall not (for so long as it remains such a member) within six months after the Completion Date develop, manufacture, market or distribute any Restricted Products, provided that such restriction on the Purchaser's Group shall not apply to the extent that the Purchaser can adduce reasonable evidence that the technology or know-how incorporated in the relevant Restricted Product was:

       (i) at Completion already in the public domain or comes into the public domain through no fault of any member of the Purchaser's Group or its agents;

       (ii) independently discovered or invented prior to Completion by a member of the Purchaser's Group; or

       (iii) lawfully received by any member of the Purchaser's Group from some source other than directly or indirectly from a member of the Seller's Group, and so far as the Purchaser is aware such source did not owe a duty of confidentiality to a member of the Sellers' Group in respect thereof that would prohibit disclosure to that member of the Purchaser's Group.

 26.    PROVISION RELATING TO RESTRICTIONS

        Each undertaking contained in Clauses 24 and 25 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers and/or the Purchaser as the case may be.

 27.    BOOKS AND RECORDS

(A) The Business Sellers shall on Completion transfer ownership of and deliver to the Purchaser originals of all the Books and Records relating exclusively to the Business or the Business Assets excluding:

       (i) those Books and Records which any member of the Sellers' Group is required by law to retain or which any Business Seller is permitted to retain in accordance with Clause 16 and Schedule 12;

       (ii) all Books and Records of the Business Sellers which contain legally privileged information which is confidential to the Sellers which shall be retained by the Sellers; and

       (iii) any Books and Records (other than Books and Records relating exclusively to the Company) relating to Taxation.

(B) For a period of eight years from Completion (or such longer period as may be required by local law) the Purchaser shall maintain and make available the Books and Records (other than Books and Records relating exclusively to the European Culinary Brands Business) which are delivered to the Purchaser under this Agreement for inspection and copying by representatives of any Business Seller and its professional advisers during Working Hours on reasonable advance notice and such undertaking as to confidentiality as the Purchaser may reasonably require being given, save that such period shall be 15 years (or such longer period as may be required by local law) in relation to Books and Records which contain any information relating to the occupational health of any Employees.

(C) Subject to any provision contained in Schedule 12, for a period of eight years from Completion (or such longer period as may be required by local law), the Sellers shall maintain and make available to the Purchaser any Books and Records (i) relating (but not exclusively relating) to the European Culinary Brands Business, (ii) any Books and Records of the type described in Clause 27(A)(i) or (ii) and (iii) any materials containing Shared Know-how licensed pursuant to

       Clause 20(D), if practicable, the relevant parts thereof) which contain information which is required by the Purchaser for the purpose of the Business or any Tax or other return in connection with the Business for inspection and copying by representatives of the Purchaser during Working Hours on reasonable advance notice and such undertaking as to confidentiality as either Seller may reasonably require being given.

(D)    (i)    The Sellers shall procure that each Business Seller shall, where reasonably requested to do so by the Purchaser and subject to the reimbursement by the Purchaser of the Business Seller's reasonable out-of-pocket expenses, assist the Purchaser with the preparation of data reasonably required for compliance with any reporting requirements of any stock exchange or securities or other regulatory authority under any applicable law, rule or regulation and shall provide such reasonable assistance as soon as reasonably practicable and, in any event, within 30 Business Days of the relevant request.

       (ii) The Purchaser shall and shall procure that any relevant member of the Purchaser's Group shall, where reasonably requested by the Sellers or any Business Seller and subject to the reimbursement by the Sellers of the reasonable out-of-pocket expenses of the Purchaser or relevant member of the Purchaser's Group, assist the Sellers or, where relevant, Business Sellers with the preparation of any data reasonably required for the preparation of any information request from any Tax Authority regarding the Taxation affairs of any of the Sellers and/or any of the Business Sellers in respect of the European Culinary Brands Business.

       (iii) The Sellers shall and shall procure that any relevant member of the Sellers' Group shall, where reasonably requested by the Purchaser or any Designated Purchaser and subject to the reimbursement by the Purchaser of the reasonable out-of-pocket expenses of the Sellers or the relevant member of the Sellers' Group, assist the Purchaser or, where relevant, the Designated Purchasers with the preparation of any data reasonably required for the preparation of any information request from any Tax Authority regarding the Taxation affairs of the Purchaser and/or any of the Designated Purchasers in respect of the European Culinary Brands Business.

 28.    PAYMENTS

(A) Except to the extent otherwise set out in this Agreement, any payment to be made by any party (whether paid on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) under this Agreement shall be made in full without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law). If any deductions or withholdings are required by law to be made from any sums payable under this Agreement (except for payments of interest), the party who is obliged (whether on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) to make the payment shall also be obliged to pay to the party to whom payment is to be made (whether to be received on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) such sum as will, after such deduction or withholding has been made, leave the party to whom payment is to be made and, where received or to be received by that party on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser, leave the Share Seller or, as the case may be, Business Seller or, as the case may be, Designated Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(B) If any Tax Authority brings into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) any sum payable by any party (whether on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) under this Agreement (excluding the consideration payable pursuant to Clause 5 and any adjustment to such consideration pursuant to Clauses 4 and 7 and paragraphs 3 of Part 1 or Part 2 of
       Schedule 10 and except for payments of interest) then such party shall pay (whether on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) such additional amount to the party to whom the payment is made (whether on its own behalf or on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser) as shall be required to ensure that such party to whom payment is made and the Share Seller or, as the case may be, Business Seller or, as the case may be, Designated Purchaser is placed in the same after Tax position (taking into account any Tax credit or other Tax benefit received or receivable by such party or the Share Seller or, as the case may be, Business Seller or, as the case may be, Designated Purchaser in relation to the sum payable or the event giving rise to the sum payable) as if the matter giving rise to the payment had not arisen.

(C) If any amount payable under this Agreement is payable to a payee who is not an original party to this Agreement or, where received by the payee on behalf of the Share Seller or, as the case may be, a Business Seller or, as the case may be, a Designated Purchaser, the Share Seller is not the original Share Seller or, as the case may be, the Business Seller is not the original Business Seller or, as the case may be, the Designated Purchaser is not the original Designated Purchaser, the payer shall not be required by this Clause 28 (or any other provision of this Agreement including, without prejudice to the generality of the foregoing, Clause
       32) to pay any greater amount than it would have been required to pay had the sum been payable to the original party to this Agreement or, as the case may be, the original Share Seller or, as the case may be, the original Business Seller or, as the case may be, the original Designated Purchaser.

(D) This sub-clause applies if one party (the "PAYER") makes a payment under Clause 28(A) above (a "TAX PAYMENT") in favour of a person entitled to a payment under this Agreement (the "RECIPIENT"). In this case, each of the following applies:

       (i) The Recipient agrees to notify the Payer if the Recipient obtains a refund of Tax or obtains and uses a credit against Tax on its overall net income (a "TAX CREDIT") which the Recipient is able to identify as attributable to that Tax Payment or the deduction or withholding to which it relates.

       (ii) The Recipient agrees to reimburse to the Payer the amount determined by the Recipient to be the proportion of the refund of Tax or Tax Credit that, if it is paid back to the Payer, will leave the Recipient (after that reimbursement) in no better or worse position in respect of its Tax liabilities than it would have been in if no Tax Payment had been required. There will only be an obligation under this paragraph to the extent the Recipient can make the reimbursement without there being, in the opinion of the Recipient, any adverse consequences to the Recipient (other than the reimbursement itself).

       (iii) The Recipient is under no obligation by virtue of this sub-clause to disclose any information regarding its Tax affairs and computations. This sub-clause does not affect the right of the Recipient to arrange its Tax affairs as it thinks fit.

 29.    EFFECT OF COMPLETION

        Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in or entered into pursuant to this Agreement shall (subject to Schedule 4) remain in full force and effect notwithstanding Completion.

30.    JOINT AND SEVERAL LIABILITY AND CAPACITY OF THE SELLERS AND THE PURCHASER

(A) The obligations of the Sellers under this Agreement are joint and several.

(B) If any liability of one of the Sellers is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other of the Sellers under this Agreement.

(C) Save as expressly provided in this Agreement, any obligation of the Sellers under this Agreement to take any action shall be satisfied by any member of the Sellers' Group taking such action. Any right of the Sellers under this Agreement may be exercised by either of them.

(D) The undertakings given by the Purchaser to, and agreements made by the Purchaser with, the Sellers in this Agreement are given and made to and with the Sellers for themselves and as trustees for the Share Seller or the relevant Business Seller.

(E) The undertakings given by the Sellers to, and agreements made by the Sellers with, the Purchaser in this Agreement are given and made to and with the Purchaser for itself and as trustee for the relevant Designated Purchaser.

31.    REMEDIES, WAIVERS AND INDEMNIFICATION

(A) No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof or preclude its exercise at any subsequent time.

(B) The single or partial exercise of any right, power or remedy provided under this Agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights and remedies of each party under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

(D) Upon any person (the "INDEMNIFIED PERSON") becoming aware of any assessment, claim, action or demand of a third party (a "THIRD PARTY CLAIM") against it which gives rise to any claim for indemnification under this Agreement (other than the Tax Covenant), the Indemnified Person shall:

       (i) as soon as practicable notify the person from whom indemnification is sought (the "INDEMNIFYING PARTY") by written notice as soon as it appears to the Indemnified Person that any Third Party Claim received by or coming to the notice of the Indemnified Person may result in a claim for indemnification;

       (ii) subject to the Indemnifying Party indemnifying the Indemnified Person against any liability, cost, damage or expense which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Indemnifying Party and their professional advisers as the Indemnifying Party may reasonably request and the Indemnifying Party shall be entitled to require any relevant company (being a member of the Purchaser's Group where the Indemnified Person is a member of the Purchasers' Group or a member of the Sellers' Group where the Indemnified Person is a member of the Sellers' Group) to take such action as is, in the reasonable opinion of the Indemnified Person and subject to the Indemnifying Party agreeing to be bound by an obligation of confidentiality, give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

       (iii) Subject to the Indemnifying Party indemnifying the Indemnified Person against any liability, cost, damage or expense which may be incurred thereby, at the request of the Indemnifying Party, allow the Indemnifying Party to take the sole conduct of such actions as the Indemnifying Party may reasonably deem appropriate in connection with any such assessment or claim in the name of the Indemnified Person or any such relevant company referred to above and in that connection the Indemnified Person shall give or cause to be given to the Indemnifying Party all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such legal or other professional advisors as the Indemnifying Party may nominate to act on behalf of the Indemnified Person or any relevant company, as appropriate, but to act in accordance with the Indemnifying Party's instructions PROVIDED THAT the Indemnified Person shall not be required to commence any legal proceedings where either:

                      (a) the Indemnified Person has validly assigned all of its rights in relation to the relevant claim to the Indemnifying Party in a manner which entitles the Indemnifying Party to the same benefits in respect of such rights as the Indemnified Person had; or

                      (b) where sub-paragraph (C)(iii)(a) does not apply, the Indemnifying Party has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Indemnifying Party;

       (iv) be entitled to participate in the defence of any Third Party Claim and to employ separate counsel to represent it at its own expense PROVIDED THAT the Indemnifying Party shall control the defence of the Third Party Claim;

       (v) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed); and

       (vi) take all reasonable action to mitigate any loss suffered by it in respect of which a claim could be made for indemnification.

(E) The Indemnifying Party shall be entitled at any stage and in its absolute discretion to settle any such Third Party Claim after giving reasonable advance written notice to the Indemnified Person.

(F) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim (and shall be liable for the reasonable costs and expenses (including legal expenses) incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks any relief other than damages (including any orders, injunctions or other equitable relief) against the Indemnified Person which the Indemnified Person reasonably determines cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Indemnifying Party shall be entitled to assume the defence of the claim for damages.

(G) If any Indemnified Person has a claim for indemnification against any Indemnifying Party under this Agreement (other than the Tax Covenant) which does not involve a Third Party Claim being brought or alleged against such Indemnified Person, the Indemnified Person may give notice of such claim to the Indemnifying Party. The failure by any Indemnified Person so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Person. If the Indemnifying Party does not notify the Indemnified Person within 30 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Person under this Agreement (other than the Tax Covenant) such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Agreement (other than the Tax Covenant) and the Indemnifying Party shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has disputed its liability with respect to such claim within the time period specified in this sub-clause, the Indemnifying Party and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute.

32.    NO ASSIGNMENT

(A) The rights of the Purchaser or any Designated Purchaser under this Agreement (including the Warranties) and the Purchaser's Completion Documents may be assigned or transferred to another member or members of the Purchaser's Group PROVIDED THAT the Purchaser shall procure that no such member or members of the Purchaser's Group shall cease to be a member of the Purchaser's Group unless such rights have been assigned back to the Purchaser or another member of the Purchaser's Group.

(B) Subject to sub-clause (A), the rights and obligations of the parties under this Agreement shall not be assignable.

33.    FURTHER ASSURANCE

(A) In addition to the obligations set out in Clause 9(E), without prejudice to any restriction or limitation on the extent of any party's obligations under this Agreement and except in relation to Business IPR, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Business Assets and/or the Shares to the Purchaser or otherwise to give any party the full benefit of this Agreement.

(B) The Sellers undertake that after Completion and at the request of the Purchaser they will execute or procure the execution of all such documents as may reasonably be necessary to give effect to this Agreement with regard to the matters relating to the Business IPR (including by processing the execution of any document referred to in Clause 33(B)(iii) provided however that the Purchaser undertakes with the Sellers that it will be responsible for preparing all such documents and PROVIDED THAT the responsibility for the costs and expenses incurred by the parties in connection therewith shall be shared between the parties as follows:

       (i) subject to sub-clause (iii), the Purchaser shall be responsible for all external costs reasonably and properly incurred by the Sellers;

       (ii) subject to sub-clause (iii), the Purchaser shall be responsible for all other costs and expenses in respect of such vesting including (but not limited to) the costs of effecting and recording the Intellectual Property Assignments at the relevant patent and trade mark offices; and

       (iii) the Sellers shall be responsible for all costs incurred by the Sellers and all external costs reasonably and properly incurred by any member of the Purchaser's Group in connection with the preparation and execution of any documents required by the relevant patent or trade mark offices as a result of the legal owner of the relevant Intellectual Property at Completion being a different person to the beneficial owner of that Intellectual Property.

(C) The Sellers undertake that, within 40 days of Completion, they will procure the delivery to the Purchaser (on behalf of the relevant Designated Purchaser) of a clean tax certificate in relation to the Belgian Business Assets in accordance with article 442 bis of the Belgian Income Tax Code.

34.    ENTIRE AGREEMENT

(A) This Agreement, the Disclosure Letter, the Tax Covenant and any other documents entered into pursuant to this Agreement (the "TRANSACTION DOCUMENTS") constitute the whole and only agreement between the parties relating to the sale and purchase of the Business Assets and the Shares and, except to the extent expressly repeated in any of the

       Transaction Documents, any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto are superseded and extinguished.

(B) The Purchaser acknowledges and agrees (for itself and on behalf of each other member of the Purchaser's Group) with the Sellers (on behalf of themselves and each other member of the Sellers' Group) that:

       (i) it does not rely on and has not been induced to enter into any of the Transaction Documents on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the Sellers' Group or any of their respective directors, officers, employees or advisers other than those expressly set out in the Transaction Documents or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties;

       (ii) no member of the Sellers' Group, or any of their respective directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in the Transaction Documents or, to the extent that they have, the Purchaser hereby (for itself and on behalf of each other member of the Purchaser's Group) unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto; and

       (iii) any warranty or other rights which may be implied by law in any jurisdiction in relation to the sale of the Business Assets or the Shares in such jurisdiction shall be excluded or, if incapable of exclusion, irrevocably waived.

(C) This Agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this Agreement. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

(D) To the extent that any provision of any agreement or other document entered into for the purposes of transferring Business Assets or Shares located in a particular jurisdiction or country is inconsistent with any provision of this Agreement, the provision of this Agreement shall prevail.

35.    NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and, if so addressed, shall be deemed to have been duly given or made as follows:

       (i) if sent by personal delivery, upon delivery at the address of the relevant party;

       (ii)   if sent by facsimile, at the time of transmission;

        PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause (D), are:

      NAME OF PARTY                ADDRESS                FACSIMILE NUMBER
      -------------                -------                ----------------
      Unilever N.V.                Weena 455,             +31 10 217 4287
                                   3013 AL
                                   Rotterdam,
                                   The Netherlands

      For the attention of:        Joint Secretary

      Unilever PLC                 Unilever House,        +44 20 7822 6108
                                   Blackfriars,
                                   London
                                   EC4P 4BQ,
                                   United Kingdom

      For the attention of:        Joint Secretary

      Campbell Soup Company        Campbell Place,        +1 856 342 3936
                                   Camden
                                   New Jersey
                                   08103-1799

      NAME OF PARTY                ADDRESS                FACSIMILE NUMBER
      -------------                -------                ----------------

                                   USA

      Attention:                   Corporate
                                   Secretary

      With a copy to:

      Campbell Coordination        Rijksweg 17            +32 3 890 8819
      Center S.A.                  B-2870 Puurs
                                   Belgium

      Attention:                   President,
                                   Campbell Europe

        Where a notice is to be given to the Sellers under this Agreement it shall be sufficient for it to be given to either of the Sellers. Where a notice is to be given by the Sellers under this Agreement it shall be sufficient for it to be given by either of the Sellers.

(D) A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause (C) PROVIDED THAT such notification shall only be effective on:

       (i) the date specified in the notification as the date on which the change is to take place; or

       (ii) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

(E) For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

 36.    ANNOUNCEMENTS

(A) Subject to sub-clause (B), no announcement concerning the sale or purchase of the Business Assets and/or the Shares or any connected matter (other than the Press Announcements and any other announcements consistent therewith), shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

(B) Any party may make an announcement concerning the sale or purchase of the Business Assets and/or the Shares or any ancillary matter if required by:

       (i)     the law of any relevant jurisdiction;

       (ii) any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, London Stock Exchange plc and the Amsterdam Stock Exchange), whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to consult with the other party in relation to the contents of such announcement before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to the other party.

(C) The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

 37.    CONFIDENTIALITY

(A) Subject to sub-clauses (B), (C) and (D) and Clause 36 and without prejudice to Clause 23(B):

       (i) each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

                     (a) the provisions or the subject matter of this Agreement or any document referred to herein; or

                     (b) the negotiations relating to this Agreement or any document referred to herein or any document or information disclosed pursuant to Clause 2(C);

       (ii) the Purchaser shall treat, and shall procure that each other member of the Purchaser's Group treats as strictly confidential all information received or obtained in relation to any retained business of the Sellers' Group; and

       (iii) the Sellers shall treat, and shall procure that each other member of the Sellers' Group treats as strictly confidential all information which it has retained in relation to the European Culinary Brands Business after Completion or has obtained in relation to the Purchaser's Group as a result of the negotiation and entering into of this Agreement.

(B) Any party may disclose information which would otherwise be confidential if and to the extent:

       (i) that the information is in the public domain other than as a result of the breach or default of that party but only after it comes into the public domain;

       (ii) required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

       (iii) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated (including, without limitation, the European Commission, London Stock Exchange plc, the Amsterdam Stock Exchange or any Tax Authority), whether or not the requirement for disclosure of such information has the force of law;

       (iv) that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party PROVIDED THAT such party shall be liable for any failure by its professional advisers, auditors and bankers to keep such information strictly confidential;

       (v) that the other parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

       (vi) it does so to a member of the Sellers' Group (in the case of the Sellers) or to a member of the Purchaser's Group (in the case of the Purchaser) which accepts restrictions in the terms of this Clause; or

       (vii) required to enable that party to enforce its rights under this Agreement,

        PROVIDED THAT any such information disclosed pursuant to paragraph (i) or (ii) shall be disclosed (where reasonably practicable) only after notice to the other party.

(C) Where they reasonably consider it necessary in the context of the transactions contemplated by this Agreement, the Sellers may disclose information to the Trustee which would otherwise be confidential.

(D) The restrictions contained in this Clause shall continue to apply after the termination of this Agreement for any reason whatsoever without limit in time.

(E) The confidentiality agreement set out in the letter dated 10th November, 2000 from Goldman Sachs International (on behalf of the Sellers) to the Purchaser (and countersigned on behalf of the Purchaser on 10th November, 2000) is hereby terminated with effect from the date of this Agreement without prejudice to rights and liabilities of the parties which have accrued thereunder prior to such date.

38.    COSTS AND EXPENSES

(A) Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Business Assets and the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

(B) Without prejudice to sub-clause (A) and except in relation to VAT (to which Clauses 5(D) and 16 and Schedule 12 shall apply), all stamp, transfer, registration, sales (including local sales Taxes) and other similar Taxes, duties and charges and all notarial fees payable in connection with the sale or purchase of the Business Assets and the Shares under this Agreement shall be paid by the Purchaser. Where there is a choice of methods of execution, the Sellers shall consent to the use of such methods of execution as the Purchaser may reasonably request so as to minimise stamp, transfer and registration Taxes, duties and charges and notarial fees payable in connection with Completion.

39.    COUNTERPARTS

(A) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

40.    INVALIDITY

        If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

41.    THIRD PARTY RIGHTS

(A) The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

(B) Notwithstanding sub-clause (A), the undertakings given by the Purchaser in, and the agreement of the Purchaser to, Clauses 17(F) and 17(G), paragraphs 4 of Part 1 and Part 2 of Schedule 10 and Schedule 11 are given to and made with the Sellers as trustees for each of the Employees.

42.    GROUP COMPANY OBLIGATIONS

(A) The Purchaser shall procure that any obligation which is expressed under this Agreement to be an obligation of any member of the Purchaser's Group be performed.

(B) The Purchaser hereby guarantees each liability of each member of the Purchaser's Group under this Agreement (including, without limitation, any liability to pay money) which the Purchaser agrees under the terms of this Agreement to discharge on behalf of that member of the Purchaser's Group.

(C) The Sellers shall procure that any obligation which is expressed under this Agreement to be an obligation of any member of the Sellers' Group be performed.

(D) The Sellers hereby guarantee each liability of each member of the Sellers' Group under this Agreement (including, without limitation, any liability to pay money) which the Sellers agree under the terms of this Agreement to discharge on behalf of that member of the Sellers' Group.

43.    GOVERNING LAW

        This Agreement is governed by, and shall be construed in accordance with, English law.

44.    JURISDICTION

        Each of the parties to this Agreement irrevocably agrees that the courts of England and Wales are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise out of or in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships created by this Agreement and that accordingly any Proceedings shall be brought in such courts.

45.    AGENTS FOR SERVICE OF PROCESS

(A) Each of Unilever N.V. and the Purchaser hereby appoints the agent set against its name below to be its agent for the receipt of service of process in England and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent:

      NAME OF PARTY                          AGENT

      Unilever N.V.                          Unilever PLC
                                             Unilever House
                                             Blackfriars
                                             London
                                             EC4P 4BQ
                                             United Kingdom

                                             Attention:  Joint Secretary

      Campbell Soup Company                  Campbell Grocery Products Limited,
                                             Hardwick Road
                                             King's Lynn
                                             Norfolk
                                             PE30 4HS

                                             Attention: Alison Levett

        The agent for the receipt of service of process of a party is referred to in this Clause as that party's "PROCESS AGENT".

(B) Any Service Document shall be deemed to have been duly served on a party if marked for the attention of that party's Process Agent at the address above or such other address within England or Wales as may be notified to the party wishing to serve the document and:

       (i)     left at the specified address; or

       (ii)    sent to the specified address by first class post or air mail.

        In the case of (i), the Service Document shall be deemed to have been duly served when it is left. In the case of (ii), the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

(C) If a Process Agent at any time ceases for any reason to act as such, the party for whom that Process Agent acted shall appoint a replacement Process Agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement Process Agent. Failing such appointment and notification, any other party shall be entitled by notice to the relevant party to appoint a replacement Process Agent to act on the relevant party's behalf. The provisions of this Clause applying to service on a Process Agent apply equally to service on a replacement Process Agent.

(D) A copy of any Service Document served on a Process Agent shall be sent by post to the appointor of the Process Agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

46.    LANGUAGE

(A) Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by any party to any other party under or in connection with this Agreement shall be:

       (i)     in English; or

       (ii) if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

(B) The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause (A)(ii).

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

                                 SCHEDULE 1

                              (INTERPRETATION)

1. In this Agreement and the Schedules to it, unless otherwise specified:

          "ACCOUNTS"               means:

                                   (a)    the statutory audited balance
                                          sheet of the Company drawn up
                                          as at the Accounts Date;  and

                                   (b)   the statutory audited profit and
                                         loss account of the Company in
                                         respect of the financial year
                                         ended on the Accounts Date,

                                   together with any notes or statements
                                   included in or annexed to them;

          "ACCOUNTS DATE"          means 31st December, 1999;

          "AGREED FORM"            means, in relation to any document,
                                   such document in the form initialled
                                   for the purposes of identification
                                   only by or on behalf of the Purchaser
                                   and the Sellers;

          "AGREED RATE"            means 0.5 per cent. above the
                                   percentage rate per annum determined
                                   by the Banking Federation of the
                                   European Union for the offering of
                                   deposits in Euro for six months;

          "ASHFORD NOVATION        means a novation agreement in the
          AGREEMENT"               Agreed Form between Van den Bergh
                                   Foods Limited, the Designated
                                   Purchaser with respect to the Business
                                   Properties located at Ashford, United
                                   Kingdom and Quest International
                                   (Fragrances, Flavours, Food
                                   Ingredients) UK Limited;

          "ASSUMED LIABILITIES"    has the meaning given in Clause 13(B);

          "ASSURANCE"              means any warranty, representation,
                                   statement, assurance, covenant,
                                   agreement, undertaking, indemnity,
                                   guarantee or other assurance or
                                   commitment of any nature whatsoever;

          "BENEFITS"               has the meaning given in Schedule 10;

          "BESTFOODS BUSINESSES"   means those parts of the European
                                   Culinary Brands Business carried on at
                                   the date of this Agreement by
                                   Bestfoods France S.A. and Generale
                                   Condimentaire S.A.S. in France and by
                                   Knorr Bestfoods Portugal Produtos
                                   Alimentares, S.A. in Portugal;

          "BOOKS AND RECORDS"      means all books and records of the
                                   Business Sellers containing any
                                   Information relating to the Business
                                   or on which any Information relating
                                   to the Business is recorded including,
                                   without limitation, all documents and
                                   other material (including all forms of
                                   computer or machine readable material)
                                   but excluding all such books and
                                   records containing Shared Know-how;

          "BUSINESS"               means those parts of the European
                                   Culinary Brands Business as carried on
                                   at the date of this Agreement by the
                                   Business Sellers;

          "BUSINESS ASSETS"        has the meaning given in Clause 3(A);

          "BUSINESS CASH FLOAT"    means the cash held as petty cash by
                                   the Business Sellers for the purposes
                                   of the Business at Completion;

          "BUSINESS DAY"           means a day (other than a Saturday or
                                   a Sunday) on which banks are open for
                                   business in London and the Netherlands;

          "BUSINESS DOMAIN NAME"   means any internet domain name owned
                                   by any member of the Sellers' Group
                                   which contains any of the brands
                                   included in the Business IPR and/or
                                   relates exclusively to the Business,
                                   but excluding the Excluded Domain

                                       80
                                   Names;

          "BUSINESS EMPLOYEES"     means the employees of the Business
                                   Sellers or other members of the
                                   Sellers' Group who are employed
                                   primarily in relation to the Business
                                   at Completion or any of them but
                                   excluding any employees listed in Part
                                   2 of Attachment 6 as "EXCLUDED
                                   EMPLOYEES";

          "BUSINESS GOODWILL"      means all the goodwill of the Business
                                   Sellers in relation to the Business
                                   together with the exclusive right for
                                   the Purchaser to represent itself as
                                   carrying on the Business in succession
                                   to the Business Sellers;


          "BUSINESS IPR"           means the patents and patent
                                   applications and registered trade
                                   marks and trade mark applications and
                                   registered designs set out in Part 1
                                   of Attachment 4, together with:

                                   (i)   all other Intellectual Property
                                         owned by any member of the
                                         Sellers' Group which relates
                                         exclusively to the Business; and

                                   (ii)  the world-wide rights
                                         (registered and unregistered,
                                         including applications for
                                         registration) owned by any
                                         member of the Sellers' Group in
                                         the World-Wide Marks,

                                   but excluding the Excluded IPR and the
                                   Raguletto Marks;

          "BUSINESS IT SYSTEMS"    means IT Systems owned by any member
                                   of the Sellers' Group which relate
                                   exclusively to the Business but
                                   excluding the Excluded Assets;

          "BUSINESS PLANT AND      means all the plant and related work
          MACHINERY"               in progress and motor vehicles as
                                   referred to in Topic Area 290,

                                   Topics 15 and 35 of the Unilever Accounting
                                   Policy Manual owned by the Business Sellers and used or to be used exclusively in the Business other than any Business IT Systems;

          "BUSINESS PROPERTIES"    means the Immovable Property specified
                                   in Part C of Schedule 9;

          "BUSINESS SELLERS"       means the companies listed in Part A
                                   of Schedule 6, each of which carries
                                   on part of the Business or holds
                                   Business Assets;

          "BUSINESS STOCKS"        means all raw materials, packing
                                   materials and consumables,
                                   stocks-in-process or finished stocks
                                   and goods for resale (wherever located
                                   and as classified and further detailed
                                   in Topic Area 550, Topics 10 to 45 of
                                   the Unilever Accounting Policy Manual)
                                   beneficially owned by or on behalf of
                                   the Business Sellers (including items
                                   which, although subject to reservation
                                   of title by the relevant sellers, are
                                   under the control of the Business
                                   Sellers) and which have in any case
                                   been:
                                   (i)   physically allocated or
                                         separated for use exclusively in
                                         any part of the Business; or

                                   (ii)  otherwise clearly identified
                                         (whether physically or by
                                         written reference agreed by the
                                         Sellers and the Purchaser) as
                                         forming part or a fixed
                                         proportion of one or more sets,
                                         stores or consignments of such
                                         raw materials, consumables,
                                         stocks-in-process, finished
                                         stocks or goods or such fixed
                                         proportion of the same, being a
                                         proportion of the fungible
                                         contents of any tank or storage
                                         or dispensing vessel, as is in
                                         any case for the exclusive use
                                         of any part of the Business,
                                         in each case:

                                          (A)  for the purposes of the
                                               definition of "Completion
                                               Stocks Amount" and for the
                                               purposes of Clause 13(B)(iii)
                                               only, at midnight
                                               (applicable local time) on
                                               the Completion Date; and

                                          (B)  for all other purposes, at
                                               Completion;

          "Company"                means Royco Voedingmiddelenfabrieken
                                   B.V., a company incorporated in the
                                   Netherlands whose corporate seat is in
                                   Utrecht and whose registered office is
                                   at Heycopstraat 42, 3521 EN Utrecht,
                                   the Netherlands, basic details of
                                   which are set out in Schedule 7;

          "Co-existence Agreement" means the co-existence agreement in the Agreed Form relating to the use of
                                   RAGU by the Seller's Group and the use
                                   of Raguletto by the Purchaser's Group;

          "Company Employees"      means any employees of the Company at
                                   Completion or any of them;

          "Company Properties"     means the Immovable Properties
                                   specified in Part D of Schedule 7;

          "Completion"             means completion of the sale and
                                   purchase of the Business Assets and
                                   the Shares under this Agreement;

          "Completion Date"        means the date agreed by the Sellers
                                   and the Purchaser which shall be a
                                   date no earlier than the fifth and no
                                   later than the thirtieth Business Day
                                   after the first date on which all of
                                   the conditions in Clause 2(A)(i) to
                                   (v) shall have been satisfied or, in
                                   the case of (v), waived by the

                                   Purchaser;

          "Completion Stocks       Means the aggregate value expressed in
          Amount"                  Euros of the Stocks to be calculated
                                   in accordance with Part A of Schedule
                                   5 as at midnight (applicable local
                                   time) on the Completion Date and to be
                                   shown in the Completion Stocks
                                   Statement;

          "Completion Stocks       means the completion stocks statement
          Statement"               relating to the European Culinary
                                   Brands Business prepared in accordance
                                   with Clause 7 and Part A of Schedule 5
                                   and in the format set out in
                                   Attachment 7;

          "Contracts"              means all the contracts, arrangements,
                                   engagements, licences, guarantees and other commitments relating either exclusively to the Business or relating in part to the Business (but then only to the extent that the same do so relate) to which any of the Business Sellers is (itself or through an agent) a party or the benefit of which is held in trust for or has been assigned to any of the Business Sellers as at Completion and which, in any case, are current or unperformed as at Completion or in respect of which any of the Business Sellers has any liability or obligation as at Completion, including, for the avoidance of doubt, the Licences In and the Licences Out and any co-existence agreements relating to any of the trade marks comprised in the Business IPR and including the Lesieur Licence
                                   (notwithstanding that the Lesieur Licence does not relate exclusively to the Business) but excluding in all cases the Excluded
                                   Contracts;

          "Co-packing Agreements"  means the co-packing agreements in the
                                   Agreed Form, and "Co-packing
                                   Agreement" shall be construed
                                   accordingly;

          "Data Room"              means those documents referred to in
                                   the list in the Agreed Form in
                                   Attachment 3;

          "Debt Free Price"        has the meaning given in Clause 5(A)
                                   (but subject to Clause 4(C)(iv));

          "Designated Purchasers"  means the companies in the Purchaser's
                                   Group to be nominated by the Purchaser
                                   to purchase the Business Assets and
                                   the Shares, and "Designated Purchaser"
                                   means any one of them;

          "Disclosed Sellers'      has the meaning given in Schedule 10;
          Group Plans"

          "Disclosure Letter"      means the letter of the same date as
                                   this Agreement written by the Sellers
                                   to the Purchaser for the purposes of
                                   paragraph 10 of Schedule 4;

          "Draft Completion        has the meaning given in Part A of
          Stocks Statement"        Schedule 5;

          "EEA"                    means the European Economic Area;

          "Employees"              means the Business Employees and the
                                   Company Employees;

          "Environment"            means all, or any, of the following
                                   media, namely the air (including,
                                   without limitation, the air within
                                   buildings and the air within other
                                   natural or man-made structures above
                                   or below ground), water and land and
                                   any living organisms or systems
                                   supported by those media;

          "Environmental Laws"     means all applicable statutes and
                                   subordinate legislation and other
                                   international, national, federal,
                                   state and local laws, regulations,
                                   directives, orders, common law, codes
                                   of practice, guidance notes and the
                                   like having the force of law, judicial
                                   decisions or regulatory orders or
                                   regulatory agreements to the extent
                                   that they relate to Environmental
                                   Matters;

          "ENVIRONMENTAL MATTERS"  means:

                                   (i)   pollution or contamination;

                                   (ii)  the disposal, release, spillage,
                                         deposit, escape, discharge,
                                         leak, emission, leaching or
                                         migration of Hazardous Materials
                                         or Waste;

                                   (iii) exposure of any person to
                                          Hazardous Materials or Waste;

                                   (iv)  the creation of any noise,
                                         vibration, radiation, common law
                                         or statutory nuisance, or other
                                         adverse impact on the
                                         Environment; and

                                   (v)   any other matters relating to
                                          the protection of the
                                          Environment arising out of the
                                          manufacturing, processing,
                                          treatment, storage, keeping,
                                          handling, use, possession,
                                          supply, receipt, sale,
                                          purchase, import, export,
                                          transportation or presence of
                                          Hazardous Materials or Waste;

          "ENVIRONMENTAL PERMIT"   means any licence, approval,
                                   authorisation, permission, waiver,
                                   order or exemption issued or granted
                                   under Environmental Laws;

          "EUROPEAN CULINARY       means, subject to sub-paragraphs (1)
          BRANDS BUSINESS"         and (2) of this definition:

                                   (i)   in Belgium:
                                         (a)   the retail and foodservice
                                               businesses carried on
                                               under the AIKI, ROYCO and

                                               OXO marks, excluding the
                                               foodservice business of
                                               sourcing and selling
                                               mashed potato powder
                                               carried on under the ROYCO
                                               mark;  and

                                         (b)   the retail and foodservice
                                               businesses comprising the
                                               supply of bouillon in
                                               Belgium under the LIEBOX
                                               and LIEBIG marks;

                                   (ii)  in France:

                                         (a)   the retail and foodservice
                                               businesses carried on
                                               under the ROYCO mark;  and

                                         (b)   the retail and foodservice
                                               mayonnaise and salad
                                               dressings and related
                                               industrial products
                                               businesses carried on
                                               under the LESIEUR mark,
                                               including the
                                               manufacturing of
                                               mayonnaise and salad
                                               dressings;

                                   (iii) in Germany:

                                         (a)   the retail and foodservice
                                               instant soup businesses
                                               carried on under the
                                               HEISSE TASSE and RAGULETTO
                                               marks;  and

                                         (b)   the retail and foodservice
                                               wet pasta sauce business
                                               carried on under the
                                               RAGULETTO mark;

                                   (iv)  in the Republic of Ireland, the
                                         retail and foodservice
                                         businesses carried on under the
                                         OXO and MCDONNELLS marks,
                                         including the manufacturing of
                                         products under the MCDONNELLS
                                         mark;

                                   (v)   in the Netherlands:

                                         (a)   the retail business
                                               comprising the sale of wet
                                               sauces under the AARDAPPEL
                                               ANDERS and RIJKE SAUZEN
                                               marks; and

                                         (b)   the retail and foodservice
                                               business comprising the
                                               sale of dry side dishes
                                               under the SUPERNOODLES
                                               mark;

                                   (vi)  in Portugal:

                                         (a)   the retail and foodservice
                                               businesses carried on
                                               under the ROYCO mark;

                                         (b)   the retail and foodservice
                                               jams businesses carried on
                                               under the CASA DE MATEUS
                                               mark; and

                                         (c)   the retail mayonnaise and
                                               cold sauces business
                                               carried on under the
                                               HELLMANN'S mark;

                                   (vii)  in Denmark, Finland and Sweden,
                                          the retail and foodservice
                                          businesses carried on under the
                                          BLA BAND, BONG (as used in relation to
                                          bouillon products only) and TOUCH OF
                                          TASTE marks, including, in
                                          Sweden only, the manufacturing
                                          of products under those marks;

                                   (viii)  in Finland only, the
                                           foodservice business comprising
                                           the sale of ISOMITTA branded
                                           products;

                                   (ix)  in the United Kingdom, the
                                         retail and foodservice
                                         businesses carried on under the
                                         BATCHELORS, CUP-A-SOUP, FARROWS,
                                         OXO, MCDONNELLS and VESTA marks,
                                         including the manufacturing of
                                         products under those marks;

                                   (x)   any other businesses carried on
                                         in and from any of the Business
                                         Properties and the Company
                                         Properties; and

                                   (xi)  the business of the Company,

                                   where, in each of paragraphs (i) to (ix) above:

                                   (1)   a "retail business" comprises
                                         the distribution and sale to
                                         customers of products under the
                                         marks concerned and through
                                         retail outlets and private label
                                         contracts, other than products
                                         intended primarily for
                                         consumption out-of-home; and

                                   (2)   a "foodservice business"
                                         comprises the distribution and
                                         sale to customers of products
                                         under the marks concerned and
                                         intended primarily for
                                         out-of-home consumption,

                                   and, where indicated, the manufacture
                                   of those products for that purpose, in
                                   either case in and from the country
                                   specified;

          "EXCHANGE RATE"          means, in relation to any currency to
                                   be converted into Euros for the
                                   purposes of Schedule 5, the spot rate
                                   of exchange (closing mid-point) for
                                   that currency into Euros on the
                                   business day in London falling two
                                   Business Days prior to the date upon
                                   which any payment is to be made in
                                   relation to the relevant business
                                   under Clause 7, as published in the
                                   London edition of The Financial Times
                                   first published thereafter or, where
                                   no such rate of exchange is published
                                   in respect of that date, at the rate
                                   quoted by Citibank N.A. as at the
                                   close of business in London on that
                                   date;

          "EXCLUDED ASSETS"        has the meaning given in Clause 3(A);

          "EXCLUDED CONTRACTS"     means:

                                   (i)   all contracts with Business
                                         Employees (save that any loans
                                         from members of the Sellers'
                                         Group to Employees shall be
                                         Contracts);


                                   (ii)  all leases in respect of
                                         Business Properties;

                                   (iii) all contracts pursuant to which
                                         products manufactured in, for or
                                         on behalf of the Business are
                                         distributed and/or stored;

                                   (iv)  all contracts pursuant to which
                                         advertising of the products
                                         manufactured in, for or on
                                         behalf of the Business is
                                         planned, arranged and/or carried
                                         out;

                                   (v)   all contracts pursuant to which
                                         any services in relation to
                                         computer hardware, software,
                                         networks and/or other
                                         information technology (whether
                                         embedded or otherwise) are
                                         supplied to the Business;

                                   (vi)  all contracts pursuant to which
                                         any member of the Sellers' Group
                                         supplies goods or services
                                         (including, without limitation,
                                         centralised purchasing of raw
                                           materials and packaging) to any
                                           Business Seller to the extent
                                           that such contracts relate to
                                           the Business;

                                   (vii)   all contracts in relation to
                                           Excluded Assets other than
                                           contracts in relation to each
                                           Raguletto Mark after the
                                           relevant Raguletto Sale Date;

                                 (viii)    the Sourcing Agreement
                                           dated 10th April, 1998 between
                                           Van den Bergh Nederland B.V. and
                                           Thai President Foods Public
                                           Company Limited in relation to
                                           noodle products (as amended,
                                           modified or extended prior to
                                           Completion); and

                                   (ix)    the Distribution Agreement dated
                                           20th December, 1994 between Van
                                           den Bergh Foods AB and ANS Borg
                                           Distribusjon, Oslo;

          "EXCLUDED DOMAIN NAME"   means any internet domain name owned
                                   by any member of the Sellers' Group
                                   which:

                                   (i)   contains any of the World-Wide
                                         Marks and a country top-level
                                         domain relating to a territory
                                         in which a member of the
                                         Sellers' Group operates an
                                         active business function
                                         relating to that brand at
                                         Completion (but not for the
                                         avoidance of doubt a generic top
                                         level domain name or any country
                                         top-level domain name in a
                                         territory within the EEA); or

                                   (ii)  contains the CUP-A-SOUP or
                                         CUP.A.SOUP brand and a country
                                         top-level domain relating to any
                                         territory other than the UK,
                                         Ireland and Portugal, or a

                                       91
                                         generic top-level domain; or

                                   (iii) contains the RAGULETTO brand and
                                         a country top-level domain
                                         relating to any territory
                                         outside the EEA, or a generic
                                         top-level domain;

          "EXCLUDED IPR"           means the Intellectual Property listed
                                   in Part 4 of Attachment 4 and
                                   Attachment 5;

          "EXPERT"                 means:

                                   (i)   subject to (ii) below, a partner
                                         of at least 10 years' qualified
                                         experience at an independent
                                         firm of chartered accountants of
                                         international standing agreed by
                                         the parties or, in default of
                                         agreement within 10 Business
                                         Days of one of the parties
                                         seeking the appointment of an
                                         Expert under the terms of this
                                         Agreement, selected by the
                                         President for the time being of
                                         the Institute of Chartered
                                         Accountants in England and
                                         Wales; and

                                   (ii)  in the case of any matter
                                         relating to Taxation, a leading
                                         tax counsel in the jurisdiction
                                         to which the Taxation matter
                                         relates of at least 10 years'
                                         qualified experience agreed
                                         between the parties or, in
                                         default of agreement within 10
                                         Business Days of one of the
                                         parties seeking the appointment
                                         of an Expert under the terms of
                                         this Agreement, selected by the
                                         President of the Law Society of
                                         England and Wales;


          "FINAL CASH              has the meaning given in Clause 5(B);
          CONSIDERATION"

          "FINANCIAL INFORMATION"  means the financial information in respect of the European Culinary
                                   Brands Business comprising statements
                                   of net proceeds of sales, gross
                                   profits and profits before overheads
                                   of those parts of the European
                                   Culinary Brands Business carried on
                                   in:

                                   (i)   the United Kingdom and the
                                         Republic of Ireland;

                                   (ii)  Denmark, Finland and Sweden;  and

                                   (iii) Belgium, France, Germany, the
                                         Netherlands and Portugal,

                                   in each case for each of the calendar
                                   years ended 31st December, 2000, 31st
                                   December, 1999 and 31st December,
                                   1998, as set out in Parts 1, 2 and 3
                                   respectively of Attachment 1, together
                                   with the notes set out in Part 4 of
                                   Attachment 1;


          "HAZARDOUS MATERIAL"     means hazardous or toxic substances,
                                   pollutants or contaminants, as defined
                                   by, or controlled or regulated under,
                                   applicable laws;

          "IMMOVABLE PROPERTY"     means freehold and leasehold land and
                                   buildings or other immovable property
                                   anywhere in the world;

          "INCLUDING"              means including but not limited to;

          "INDEMNIFIED PERSON"     has the meaning given in Clause 31(C);

          "INDEMNIFYING PARTY"     has the meaning given in Clause 31(C);

          "INFORMATION"            means all information and know-how
                                   (whether or not confidential and in
                                   whatever form held) which is
                                   proprietary to the Business Sellers
                                   including, without limitation, all
                                   formulae, recipes, trade secrets,
                                   designs, inventions, specifications,
                                   bills of materials, projects and
                                   developments on ingredients, recipes,
                                   packaging and processes, drawings,
                                   data, process descriptions, manuals
                                   and instructions, production records,
                                   product files and technical
                                   information, and all customer lists
                                   and files, sales information, price
                                   lists, trade terms, business plans,
                                   market research information, market
                                   test results, concept tests results,
                                   advertising film and other advertising
                                   and promotional materials and
                                   forecasts and all technical or other
                                   expertise but excluding in each case
                                   the Unilever Manuals and Policy
                                   Documents;

          "INFORMATION MEMORANDUM" means the Information Memorandum dated
                                   9th November, 2000 prepared by Goldman
                                   Sachs International relating to the
                                   European Culinary Brands Business;

          "INTELLECTUAL PROPERTY"  means patents, trade marks and service marks, brands, sub-brands, rights in
                                   designs, trade or business names,
                                   copyrights (including rights in
                                   computer software), database rights
                                   and topography rights (whether or not
                                   any of these is registered and
                                   including applications for
                                   registration of any such thing) and
                                   all rights or forms of protection of a
                                   similar nature or having equivalent or
                                   similar effect to any of these which
                                   may subsist anywhere in the world;


          "INTELLECTUAL PROPERTY   means the assignments in respect of
          ASSIGNMENTS"             the registered Business IPR (and any
                                   applications to register any Business
                                   IPR) in the Agreed Form;

          "INTELLECTUAL PROPERTY   means licences in the Agreed Form to
          LICENCES"                be granted by members of the

          "PROPERTY LICENCES"      Purchaser's Group to members of the
                                   Sellers' Group in respect of certain
                                   of the Licensed Back Rights and
                                   licences in the Agreed Form to be
                                   granted by members of the Sellers'
                                   Group to members of the Purchaser's
                                   Group in respect of certain of the
                                   Licensed Rights;

          "IT SEPARATION AND       means any costs reasonably incurred
          SERVICES COSTS"          prior to or after Completion by any
                                   member of the Sellers' Group or by the
                                   Company:

                                   (i)   in connection with the
                                         separation of information
                                         technology systems or computer
                                         hardware or software used in the
                                         European Culinary Brands
                                         Business from those not used in
                                         the European Culinary Brands
                                         Business including, but not
                                         limited to:

                                         (a)   the stand alone
                                         information technology
                                         solution to be created by
                                         the Sellers in the
                                         Netherlands for the
                                         Company Properties
                                         including, inter alia, the
                                         separation of the MFG-PRO
                                         manufacturing and SAP
                                         business solutions
                                         currently used by the
                                         European Culinary Brands
                                         Business in the
                                         Netherlands; and

                                         (b)   the stand alone
                                         information technology
                                         solution to be created by
                                         the Sellers in France for
                                         the Business Properties in
                                         France to be sold by
                                         Generale Condimentaire
                                         S.A.S. including
                                         separation of the BPCS
                                         system currently used by
                                         the Business at this site;
                                         and

                                         (c) the stand alone
                                         organisation (including IT
                                         Systems) to be based in
                                         the Business Properties in
                                         Sweden

                                         and, in each case, the hardware
                                         necessary to support (a), (b)
                                         and (c) above; or

                                   (ii)  to enable any member of the
                                         Sellers' Group to extend or
                                         obtain licences required to
                                         provide information technology
                                         services to any member of the
                                         Purchaser's Group or to enable
                                         any member of the Sellers' Group
                                         to supply other services after
                                         Completion, in either case
                                         pursuant to the Transitional
                                         Services Agreement;

          "IT SYSTEMS"             means information technology,
                                   including hardware, software, networks
                                   and peripherals;

          "JOINT PERIOD"           means a period of account for Taxation
                                   purposes which is primarily by
                                   reference to a Business Asset rather
                                   than a person and which is a Straddle
                                   Period;

          "LEASE" means the lease under which any Business Property which is leasehold is held and all documents supplemental to the lease including any licence, consent or approval given under it;

          "LESIEUR BUSINESS"       means that part of the Business
                                   carried on by Bestfoods France S.A.
                                   and Generale Condimentaire S.A.S. in
                                   and from the Business Properties
                                   located at Grande Synthe, France;

          "LESIEUR LICENCE"        means the licence dated 15th February,
                                   1995 between Lesieur Alimentaire S.A.
                                   and CPC France in relation to the
                                   LESIEUR trade marks;

          "LETTING DOCUMENTS"      means, in respect of a Business
                                   Property, the leases, tenancy
                                   agreements, licences and other rights
                                   of occupation and possession granted
                                   by the relevant Business Seller (or
                                   its predecessor in title) in respect
                                   of that Business Property;


          "LICENCES IN"            means the licences of Intellectual
                                   Property or know-how granted to the
                                   Company or a member of the Sellers'
                                   Group in relation to the Business by
                                   third parties;


          "LICENCES OUT"           means the licences of Intellectual
                                   Property or know-how granted by the
                                   Company or a member of the Sellers'
                                   Group in relation to the Business to
                                   third parties;

          "LICENSED BACK RIGHTS"   means Intellectual Property licensed
                                   by a member of the Purchaser's Group
                                   to the Sellers' Group pursuant to this
                                   Agreement, including the Intellectual
                                   Property set out in Part 3 of
                                   Attachment 4;

          "LICENSED RIGHTS"        means Intellectual Property licensed
                                   by a member of the Sellers' Group to
                                   the Purchaser pursuant to this
                                   Agreement, including the Intellectual
                                   Property set out in Part 2 of
                                   Attachment 4, together with the trade
                                   marks (registered and unregistered),
                                   patents and registered designs
                                   (including applications for registered
                                   designs) if any, owned by a member of
                                   the Sellers' Group which were used
                                   (but not exclusively used) in the
                                   Business in the 12 months prior to

                                   Completion;

          "LP(MP)A"                means the Law of Property
                                   (Miscellaneous Provisions) Act 1994;

          "MERGER REGULATION"      means Council Regulation 4064/89 EEC,
                                   as amended by Council Regulation
                                   1310/97 EC;

          "PAYABLES"               means, in respect of each Business
                                   Seller, trade and other
                                   creditors/accounts payable of that
                                   Business Seller for the purposes of
                                   the Business (including third party
                                   trade creditors, like amounts owed to
                                   companies in the Sellers' Group, bills
                                   of exchange payable (other than
                                   accommodation bills), other creditors
                                   and accruals and deferred income, each
                                   as detailed in Topic Area 200 of the
                                   Unilever Accounting Policy Manual) in
                                   each case at midnight (applicable
                                   local time) on the Completion Date and
                                   including such part of such amounts as
                                   relates to VAT;

          "PAYER"                  has the meaning given in Clause 28(D);

          "PERMITTED ENCUMBRANCES" means security interests arising in the ordinary and usual course of
                                   business or by operation of law,
                                   security interests arising under sales
                                   contracts with title retention
                                   provisions and equipment leases with
                                   third parties involving expenditure of
                                   less than E1,000,000 per year and
                                   entered into in the ordinary and usual
                                   course of business and security
                                   interests for Taxes and other
                                   governmental charges which are not due
                                   and payable or which may thereafter be
                                   paid without penalty;

          "PLANS"                  has the meaning given in Schedule 10;

          "PRESS ANNOUNCEMENTS"    means the press announcements to be
                                   issued by each of the Sellers and the

                                   Purchaser upon signature of this
                                   Agreement each as set out in
                                   Attachment 8;

          "PROCEEDINGS"            means any proceeding, suit or action
                                   arising out of or in connection with
                                   this Agreement or any transaction
                                   contemplated hereby;

          "PROCESS AGENT"          has the meaning given in Clause 45(A);

          "PROPERTY CONSENT"       means, in relation to any Business
                                   Property, the consent of any landlord
                                   or other third party required for the
                                   transfer of the whole or any part of
                                   the relevant Business Property to the
                                   Purchaser;

          "PROPERTY TRANSFER"      means the transfer of the relevant
                                   Business Property in accordance with
                                   the relevant provisions of Schedule 9;

          "PROPERTY UNDERLEASE     means, in relation to any Business
          APPROVAL"                Property, the consent of any landlord
                                   or other third party required for the
                                   grant of an underlease of the whole or
                                   any part of the relevant Business
                                   Property to the Purchaser;

          "PURCHASER'S             means PricewaterhouseCoopers, of 1
          ACCOUNTANTS"             Embankment Place, London WC2N 6NN;

          "PURCHASER'S BANK        means the Euro account designated by
          ACCOUNT"                 the Purchaser to the Sellers not less
                                   than two Business Days before
                                   Completion;

          "PURCHASER'S COMPLETION has the meaning given in Clause 22(A); DOCUMENTS"

          "PURCHASER'S GROUP"      means the Purchaser and its
                                   subsidiaries (including the Company
                                   and the Designated Purchasers), and
                                   references to a "MEMBER" or "MEMBERS"
                                   of the Purchaser's Group shall be
                                   construed accordingly;

          "QUALIFIED IP WARRANTY   means Intellectual Property and
          RIGHTS"                  know-how owned by or licensed to
                                   members of the Sellers' Group which do
                                   not relate to the Business, but
                                   excluding any trade mark rights to:

                                   (i)    BATCHELORS, OXO, VESTA and
                                          RAGULETTO in the EEA;

                                   (ii)   CUP-A-SOUP in the UK, Republic
                                          of Ireland and Portugal;

                                   (iii)  ROYCO in the EEA and French
                                          overseas territories; and

                                   (iv)  LESIEUR on a world-wide basis
                                         (excluding Morocco and Egypt)
                                         which are licensed to any member
                                         of the Sellers' Group under a
                                         Licence In;

          "RAGULETTO MARK"         means each of the registered trade
                                   marks set out in Part 5 of Attachment
                                   4;

          "RAGULETTO SALE DATE"    has the meaning given in Clause 3(B);

          "RECEIVABLES"            means, in respect of each Business
                                   Seller, debtors/accounts receivable
                                   for the purposes of the Business
                                   (including third party trade debtors,
                                   like amounts owed by companies in the
                                   Sellers' Group, other debtors, accrued
                                   income and prepayments, each as
                                   detailed in Topic Area 220 of the
                                   Unilever Accounting Policy Manual) in
                                   each case at midnight (applicable
                                   local time) on the Completion Date and
                                   including such part of such amounts as
                                   relates to VAT;

          "REFERENCE DATE"         means 31st December, 2000;

          "RELIEF"                 has the meaning given in the Tax
                                   Covenant;

          "RESIGNING DIRECTORS"    means those directors and officers of
                                   the Company who are nominated by the
                                   Purchaser to resign as officers or
                                   directors of the Company at Completion;


          "RESTRICTED PERIOD"      means the longer of the period:

                                   (a)   expiring six months after the
                                         relevant trade mark comprised in
                                         the Business IPR has ceased to
                                         be used by any member of the
                                         Purchaser's Group (or any
                                         subsequent assignee); or

                                   (b)   during which the relevant trade
                                         mark comprised in the Business
                                         IPR is the subject of trade mark
                                         registration (or application for
                                         registration) in any territory
                                         in the name of any member of the
                                         Purchaser's Group (or any
                                         subsequent assignee);

          "RESTRICTED PRODUCT"     means a sauce which uses or
                                   incorporates enzymatically modified
                                   egg technology or know-how;

          "RESTRICTED TECHNOLOGY"  means a product incorporating or using any know-how or technology the rights
                                   to which are owned by any member of
                                   the Sellers' Group, and which any
                                   Employee has developed, assisted in
                                   the development of or otherwise has
                                   had access to, but which know-how or
                                   technology does not relate to the
                                   European Culinary Brands Business;

          "REVIEW PERIOD"          has the meaning given in paragraph 5
                                   of Part A of Schedule 5;

          "SECONDED EMPLOYEES"     means the persons whose names are set
                                   out in Part 3 of Attachment 6;

          "SELLER CONFIDENTIAL     means all information (other than to
          INFORMATION"             the extent that it relates to the
                                   Business) which is not in the public
                                   domain in whatever form held:

                                   (i)   relating to any member of the
                                         Sellers' Group or the business
                                         of any such member;

                                   (ii)  supplied by or on behalf of any
                                         member of the Sellers' Group to
                                         any member of the Purchaser's
                                         Group; or

                                   (iii) supplied in confidence to any
                                         member of the Sellers' Group by
                                         any third party,

                                   and, for the avoidance of doubt, shall
                                   include the Unilever Manuals and
                                   Policy Documents;

          "SELLERS' ACCOUNTANTS "  means PricewaterhouseCoopers, of 1
                                   Embankment Place, London WC2N 6NN,
                                   United Kingdom;

          "SELLERS' BANK ACCOUNT"  means the Euro account designated by the Sellers to the Purchaser not less
                                   than two Business Days before
                                   Completion;

          "SELLERS' COMPLETION     has the meaning given in paragraph 1
          DOCUMENTS"               of Schedule 3;

          "SELLERS' GROUP"         means the Sellers and their
                                   subsidiaries (but excluding the
                                   Company), and references to a "MEMBER"
                                   or "MEMBERS" of the Sellers' Group
                                   shall be construed accordingly;

          "SELLERS' GROUP PLAN"    has the meaning given in Schedule 10;

          "SENIOR EMPLOYEE"        means any Employee who is employed in
                                   work level 3A or above of the Sellers'
                                   Group or of a Company;

          "SENIOR SELLERS' GROUP   means any employee of any member of
          EMPLOYEE"                the Sellers' Group (other than any
                                   Business Employee) who has been
                                   involved in the European Culinary

                                   Brands Business and who is employed in
                                   a position carrying significant
                                   managerial responsibilities or who has
                                   responsibilities of a technical nature
                                   including, without limitation, any
                                   such employee who is employed in work
                                   level 4 or above of the Sellers' Group
                                   at the date of this Agreement;

          "SERVICE DOCUMENT"       means a claim form, summons, order,
                                   judgment or other document issued in
                                   connection with any Proceedings;

          "SHARE SELLER"           means the company whose name appears
                                   in Column (2) of Part B of Schedule 6,
                                   which holds the Shares set opposite
                                   its name in Column (4) of Part B of
                                   Schedule 6;

          "SHARED INTERNET         means any text, graphics, multimedia
          CONTENT"                 materials and computer code (together
                                   with all Intellectual Property
                                   comprised therein) which relate to the
                                   Business (but excluding (i) any
                                   internet content the Intellectual
                                   Property in which is contained in the
                                   Business IPR; and (ii) any of the
                                   Unilever Marks which are not and do
                                   not form part of the Licensed Rights)
                                   which are owned by any member of the
                                   Sellers' Group and are (or have been
                                   in the 12 months preceding Completion)
                                   used in a publicly accessible internet
                                   web site owned and operated by any
                                   member of the Sellers' Group;


          "SHARED KNOW-HOW"        means know-how proprietary to a member
                                   of the Sellers' Group and used at
                                   Completion by the European Culinary
                                   Brands Business and in other
                                   businesses carried on by members of
                                   the Sellers' Group but excluding:

                                   (i)   any such know-how which is the
                                         subject of any patents or patent
                                         applications which are licensed
                                         pursuant to the terms of the
                                         Intellectual Property Licences;
                                         and

                                   (ii)  all know-how relating to
                                         products which are at Completion
                                         and/or will after Completion be
                                         manufactured and/or packaged in
                                         factories owned by the European
                                         Culinary Brands Business
                                         exclusively for and/or
                                         exclusively on behalf of members
                                         of the Sellers' Group pursuant
                                         to either of the Co-packing
                                         Agreements;

          "SHARES" means those issued shares in the capital of the Company details of which are set out in Column (4) of Part B of Schedule 6;

          "SITE"                   means:

                                   (i)   any site owned or occupied at or
                                         prior to Completion by the
                                         Company or, in relation to the
                                         Business, any member of the
                                         Sellers' Group, and used or
                                         formerly used by the Company or,
                                         in relation to the Business,
                                         member of the Sellers' Group for
                                         the manufacture by such person
                                         of products;  and

                                   (ii)  any site to which Hazardous
                                         Materials generated by the
                                         Company or, in relation to the
                                         Business, any member of the
                                         Sellers' Group, have been sent
                                         for recovery, treatment or
                                         disposal at or prior to
                                         Completion;

          "SO FAR AS THE SELLERS   means so far as is within the actual
          ARE AWARE"               knowledge of:

                                   (i)   in relation to all matters other
                                         than Taxation and pensions
                                         matters:

                                         (a)   in respect of all
                                               countries, Bernard Ducros,
                                               Ian Lawrence, Octavio
                                               Figueroa, Paul Logan, Mark
                                               Shadrack, David Ewing,
                                               Tonia Dougal-Biggs and Cis
                                               Marring;

                                         (b)   in respect of Belgium
                                               only, Carel de Gong and
                                               Stephan Kodek;

                                         (c)   in respect of Denmark
                                               only, Bjorn Stahlnacke;

                                         (d)   in respect of Finland
                                               only, Ritva
                                               Hanski-Pitkakoski;

                                         (e)   in respect of France only,
                                               Francois Marquant-Gairard
                                               and Dominique Chenal;

                                         (f)   in respect of Germany
                                               only, Martina Sandrock and
                                               Peter Barz;

                                         (g)   in respect of the Republic
                                               of Ireland only, Liam
                                               Mulcahy and Seamus Dolan;

                                         (h)   in respect of the
                                               Netherlands only, Roger
                                               Sonnenville and Paul
                                               Arisse;

                                         (i)   in respect of Portugal
                                               only, Arlindo Amaral,
                                               Pedro Santos and Carlos

                                               Oliveira;

                                         (j)   in respect of Sweden only,
                                               Bjorn Stahlnacke and Roger
                                               Johansson; and

                                         (k)   in respect of the United
                                               Kingdom only Nick Allen
                                               and Nick Candler;

                                   (ii)  in relation to Taxation matters
                                         only in respect of all
                                         countries, Pieter van Lunen;

                                   (iii) in relation to pensions matters
                                         only, in respect of all
                                         countries, Nigel Biggs;

                                   (iv)  in relation to Intellectual
                                         Property matters only in respect
                                         of all countries, Huib
                                         Berendschot, Senior Trade Marks
                                         Manager, and

                                   (v)   in relation to IT Systems
                                         matters only, Graham Bowes and
                                         John Carlill (Head of IT across
                                         Europe),

                                   and so far as would be within the
                                   knowledge of the Sellers if the
                                   Sellers had made due and careful
                                   enquiry of the above persons, and all
                                   other phrases in this Agreement
                                   relating to the knowledge, information
                                   and belief or awareness of the Sellers
                                   shall be construed as a reference to
                                   "SO FAR AS THE SELLERS ARE AWARE" as
                                   so defined;

          "STOCKS"                 means:

                                   (i)   all Business Stocks; and

                                   (ii)  all raw materials, packing
                                         materials and consumables,
                                         stocks-in-process or finished
                                         stocks and goods for resale
                                         (wherever located and as
                                         classified and further detailed
                                         in Topic Area 550 of the
                                         Unilever Accounting Policy
                                         Manual) beneficially owned by
                                         the Company (including items
                                         which, although subject to
                                         reservation of title by the
                                         relevant sellers, are under the
                                         control of the Company) and
                                         which have in any case been:

                                         (A)   physically allocated or
                                               separated for use
                                               exclusively by any of the
                                               Company; or

                                         (B)   otherwise clearly
                                               identified (whether
                                               physically or by written
                                               reference agreed by the
                                               Sellers and the Purchaser)
                                               as forming part or a fixed
                                               proportion of one or more
                                               sets, stores or
                                               consignments of such raw
                                               materials, consumables,
                                               stocks-in-process,
                                               finished stocks or goods
                                               or such fixed proportion
                                               of any of the same, being
                                               a proportion of the
                                               fungible contents of any
                                               tank or other storage or
                                               dispensing vessel, as is
                                               in any case for the
                                               exclusive use of the
                                               Company,

                                   in each case:

                                         (1)   for the purposes of the
                                               definition of "Completion
                                               Stocks Amount" only, at
                                               midnight (applicable local
                                               time) on the Completion

                                               Date; and

                                         (2)   for all other purposes, at
                                               Completion;

          "STRADDLE PERIOD"        means any period of account for
                                   Taxation purposes which begins on or
                                   before and ends after Completion;

          "SWEDISH WAREHOUSE       means the agreement of that name in
          SERVICES AGREEMENT"      the Agreed Form relating to the
                                   continuing use by members of the
                                   Sellers' Group of warehouse premises
                                   and services at the Business Property
                                   in Sweden;

          "TARGET STOCKS AMOUNT"   means the sum of the amounts in the
                                   table in Part B of Schedule 5, being
                                   E21,900,000;


          "TAX" OR "TAXATION"      means all taxes, levies, duties,
                                   imposts, charges and withholdings of
                                   any nature whatsoever, including
                                   (without limitation) national
                                   insurance contributions, taxes on
                                   gross or net Income, Profits or Gains
                                   (as defined in the Tax Covenant) and
                                   taxes on receipts, sales, use,
                                   occupation, franchise, value added and
                                   personal property, together with all
                                   penalties, fines, charges and interest
                                   relating to any of them;

          "TAX AUTHORITY"          means any taxing or other authority
                                   (anywhere in the world) competent to
                                   impose any liability to assess or
                                   collect Tax;

          "TAX CLAIM"              has the meaning given in paragraph
                                   9(C) of Schedule 4;

          "TAX COVENANT"           means the tax covenant in the Agreed
                                   Form;


          "TAX CREDIT"             has the meaning given in Clause 28(D);

          "TAX PAYMENT"            has the meaning given in Clause 28(D);

          "TAX RETURN"             has the meaning given in the Tax
                                   Covenant;

          "TAX WARRANTIES"         means the Warranties set out in
                                   paragraphs 26 to 43B of Schedule 3;

          "TERMINATION DATE"       means the date falling 65 Business
                                   Days after the date of this Agreement;

          "THIRD PARTY CLAIM"      has the meaning given in Clause 31(C);

          "TRANSITIONAL SERVICES   means the transitional services
          AGREEMENT"               agreement in the Agreed Form;

          "TRUSTEE"                means the person with that title
                                   appointed as such by the Sellers
                                   pursuant to the Undertaking, being
                                   Deloitte & Touche, of Stonecutter
                                   Court, 1 Stonecutter Street, London
                                   EC4A 4TR;

          "UK BUSINESS ASSETS"     means any Business Assets located in
                                   the United Kingdom at the date of this
                                   Agreement;

          "UK EMPLOYEES"           means Employees employed by a member
                                   of the Sellers' Group incorporated in
                                   the United Kingdom;

          "UNDERTAKING"            means the undertaking given by the
                                   Sellers to the European Commission and
                                   annexed to the decision of the
                                   European Commission in Case No.
                                   Comp./M. 1990 dated 28th September,
                                   2000;

          "UNILEVER ACCOUNTING     means the Unilever Accounting Policy
          POLICY MANUAL"           Manual which forms Attachment 2;

          "UNILEVER MANUALS AND    means the Sellers' Group financial and
          POLICY DOCUMENTS"        management procedures manuals and
                                   other documents listed in Attachment
                                   9, which are in the possession or
                                   under the control of the Business or a
                                   Company or any of their
                                   employees or are otherwise used in the
                                   operation of the European Culinary Brands
                                   Business;

          "UNILEVER MARKS"         means any of the words or any letter
                                   combination or words similar thereto
                                   or any of the marks and devices
                                   displayed, in each case in Attachment
                                   5 and any name, mark or device which
                                   includes or consists thereof;

          "VAT" means in relation to any jurisdiction within the European Community, the tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent tax (if any) in that jurisdiction;

          "WARRANTIES"             means the warranties set out in
                                   Schedule 3;

          "WASTE" means any waste including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;

          "WORKING HOURS"          means 9.30 a.m. to 5.30 p.m. (local
                                   time) on a Business Day; and

          "WORLD-WIDE MARKS"       means the trade marks listed in Part 6
                                   of Attachment 4.

2. In this Agreement and the Schedules to it, unless otherwise specified:

(A) references to Clauses, sub-clauses, Schedules and Attachments are to Clauses and sub-clauses of, and Schedules and Attachments to, this Agreement;

(B) a reference to a sub-clause is to a sub-clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

(C) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any such amendment, modification or re-enactment after the date of this Agreement would increase or extend the liability of any person under or pursuant to this Agreement;

(D) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(E) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, or partnership (whether or not having separate legal personality);

(F) a company is a "SUBSIDIARY" of another company (its "HOLDING COMPANY") if that other company, directly or indirectly, through one or more subsidiaries:

      (i)   holds a majority of the voting rights in it; or

      (ii) is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

      (iii) is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

(G) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H) references to times of the day are to local time in the relevant jurisdiction;

(I) headings are for convenience only and do not affect the interpretation of this Agreement;

(J) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(K) references in any Warranty or in Clause 8 to any monetary sum expressed in Euros shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the prevailing exchange rate applicable to that amount of Euros by reference to the spot rate of exchange (closing mid-point) for the date of this Agreement published in the London edition of The Financial Times first published after the date of this Agreement;

(L) where it is necessary to determine whether a monetary limit or threshold set out in paragraph 1 of Schedule 4 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than Euros, the value of each such claim shall be translated into Euros at the spot rate of exchange (closing mid-point) on the date of receipt by the Sellers of written notification from the Purchaser in accordance with paragraph 2 of Schedule 4 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day as published in the London edition of The Financial Times first published thereafter or, where no such rate of exchange is published on that date, the rate quoted by Citibank N.A. as at the close of business in London on that date;

(M) where any Warranty or any provision of Clause 8 is qualified or phrased by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of that part of the European Culinary Brands Business:

      (i) carried on in and from the United Kingdom and the Republic of Ireland, or

      (ii) that part of the European Culinary Brands Business carried on in and from other countries as the case may be, and where any Warranty contains a reference to a material adverse effect, such reference shall be construed as a reference to a material adverse effect on one or both of those two parts of the European Culinary Brands Business;

(N) other than in the Tax Covenant, references to "INDEMNIFY" and "INDEMNIFYING" any person against any circumstances include indemnifying and keeping that person harmless from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages and all reasonable payments, costs and expenses made or incurred by that person as a consequence of that circumstance and:

      (i) the provisions of Clause 31(C) to (F) shall apply to such indemnification;

      (ii) references to the Purchaser indemnifying each member of the Sellers' Group or relevant Business Sellers shall constitute undertakings by the Purchaser to the Sellers for themselves and on behalf of each other member of the Sellers' Group; and

      (iii) references to the Sellers indemnifying each member of the Purchaser's Group shall constitute undertakings by the Sellers to the Purchaser for itself and on behalf of each other member of the Purchaser's Group;

(O)   references to the singular shall include the plural and vice versa;

(P) references to "EUROS", or "E" are to the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union;

(Q) subject to sub-clause (P) references to "L" are to the lawful currency of the United Kingdom; and

(R)   each of the Attachments shall be in an Agreed Form.

                                   SCHEDULE 2

                            (COMPLETION ARRANGEMENTS)

1.    GENERAL

(A)   Sellers' obligations

      At Completion the Sellers shall:

      (i) deliver to the Purchaser a copy of the minutes (certified by a duly appointed officer as true and correct) of a duly held meeting of the directors of each of the Sellers (or of a duly constituted committee thereof) authorising the execution of and the performance by the relevant Seller of this Agreement and of the Sellers' Completion Documents to which the relevant Seller is a party and, in the case where such execution is authorised by a committee of the board of directors of the relevant Seller, a copy of the minutes (certified by a duly appointed officer as true and correct) of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

      (ii) deliver to the Purchaser original counterparts of the Intellectual Property Assignments, the Intellectual Property Licences and the Co-existence Agreement, duly executed by the Sellers and/or the relevant members of the Sellers' Group;

      (iii) procure that, at the direction of the Purchaser, all land or title certificates, title deeds or other documents relating to the Business Properties and the Company Properties and other relevant documents are either delivered to the Purchaser or are held to the order of the Purchaser at the offices of the relevant Company or its agents;

      (iv) deliver to the Purchaser an original counterpart of the Tax Covenant, duly executed on behalf of the Sellers;

      (v) deliver to the Purchaser Property Transfers for the Business Properties pursuant to but subject to the provisions of
              Schedule 9 duly executed on behalf of the Business Sellers;

      (vi) deliver to the Purchaser an original counterpart of the Transitional Services Agreement, duly executed on behalf of each of the Sellers;

      (vii) deliver to the Purchaser original counterparts of each of the Co-packing Agreements, duly executed on behalf of each of the Sellers;

      (viii) deliver to the Purchaser an original counterpart of the Ashford Novation Agreement duly executed on behalf of Van den Bergh Foods Limited and Quest International (Fragrances, Flavours, Food Ingredients) UK Limited; and

      (ix) deliver to the Purchaser an original counterpart of the Swedish Warehouse Services Agreement, duly executed on behalf of the relevant member of the Sellers' Group.

(B)   Purchaser's obligations

      At Completion the Purchaser shall:

      (i)   deliver to the Sellers:

            (a) a copy of the resolution or resolutions adopted at a duly held meeting of the board of directors of the Purchaser (or of a duly constituted committee thereof) authorising the execution of and the performance by the Purchaser of this Agreement and the Purchaser's Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;

            (b) original counterparts of the Intellectual Property Assignments, the Intellectual Property Licences and the Co-existence Agreement, duly executed by the Purchaser and/or the relevant members of the Purchaser's Group;

            (c) an original receipt acknowledging delivery of all documents required to be delivered by the Sellers pursuant to this Schedule;

            (d) an original counterpart of the Tax Covenant, duly executed on behalf of the Purchaser;

            (e) an original counterpart of the Transitional Services Agreement, duly executed on behalf of the Purchaser;

            (f)   original counterparts of each of the Co-packing
                  Agreements, duly executed on behalf of the relevant member or members of the Purchaser's Group;

            (g)   an original counterpart of the Ashford Novation
                  Agreement, duly executed on behalf of the relevant Designated Purchaser; and

            (h) an original counterpart of the Swedish Warehouse Services Agreement, duly executed on behalf of the relevant Designated Purchaser; and

      (ii) pay the Debt Free Price for same day value to the Sellers' Bank Account.

2.    GENERAL PROVISION IN RELATION TO THE BUSINESS

      Subject to Clause 4, at Completion (or as soon as reasonably practicable thereafter) the Business Sellers shall cause to be delivered or made available to the Purchaser (or as the Purchaser may direct) such documents as the Purchaser may reasonably require to complete the sale and purchase of the Business Assets, and shall
      deliver to the Purchaser       (or the relevant Designated Purchaser)
      all those Business Assets which are capable of transfer by delivery (other than any Books and Records which shall be delivered to the Purchaser in accordance with Clause 27), with the intent that title in such Business Assets shall pass by and upon such delivery.

3.    SPECIFIC PROVISIONS IN RELATION TO THE BUSINESS

(A)   Belgium

      At Completion, the Sellers shall procure that Unilever Belgium N.V. shall and the Purchaser shall procure that the relevant Designated Purchaser shall execute or shall procure the execution of a transfer agreement in relation to the relevant Business Assets located in Belgium.

(B)   Denmark

      At Completion, the Sellers and the Purchaser shall execute or shall procure the execution of an asset transfer agreement in relation to the relevant Business Assets located in Denmark.

(C)   Finland

      At Completion, the Sellers and the Purchaser shall execute or shall procure the execution of an asset transfer agreement in relation to the relevant Business Assets located in Finland.

(D)   France

      (i) Subject to Clause 4, at Completion or at such later time as the conditions in sub-clause 4(A) have been satisfied or waived:

            (a) the Sellers shall procure that one or more business transfer agreements shall be executed by the relevant Business Sellers in relation to those of the Business Assets owned by Generale Condimentaire S.A.S., Fralib Sourcing Unit S.A. and Bestfoods France S.A. and the Purchaser shall procure that the relevant Designated Purchaser or Designated Purchasers execute the same;

            (b) the Sellers shall procure that Bestfoods France S.A. executes and the Purchaser shall procure that the relevant Designated Purchaser executes a notarial deed in respect of the sale of the research centre located at rue Charles Fournier, Zone Industrielle, 59760 Grande Synthe, France identified as such in paragraph 1 of Part D of Schedule 9;

            (c) the Sellers shall procure that Generale Condimentaire S.A.S. executes and the Purchaser shall procure that the relevant Designated Purchaser executes a notarial deed in respect of the factory located at rue Charles Fournier, Zone Industrielle, 59760 Grande Synthe, France identified as such in section 2 of Part C of Schedule 9; and

            (d) the Sellers shall deliver to the Purchaser the opinion of the works councils of Fralib Sourcing Unit S.A. and Bestfoods France S.A. on the transfers of the relevant parts of the Business by those companies.

      (ii) After Completion or, if later, the satisfaction of the conditions set out in sub-clause 4(A), subject to Clause 4 the Purchaser shall or shall procure that:

            (a) the relevant formalities are carried out at the National Institute of Intellectual Property (INPI) with respect to relevant Business IPR;

            (b) the business transfer agreements in relation to those of the Business Assets owned by Generale Condimentaire S.A.S., Fralib Sourcing Unit S.A. and Bestfoods France S.A. are registered with the relevant French Tax Authorities; and

            (c) legal announcements are made as required by the Law of 17th March, 1909.

(E)   Germany

      At Completion, the Sellers shall or shall procure that, if required in Germany, an agreement in respect of the sale and transfer of the relevant Business Assets located in Germany and executed on behalf of the Sellers or the relevant Business Sellers shall be delivered to the relevant Designated Purchaser.

(F)   Portugal

      At Completion the Sellers shall deliver to the Purchaser an executed power of attorney under which the Sellers may transfer the Business Assets located in Portugal on behalf of all persons required to execute such sale in favour of the relevant Designated Purchaser.

(G)   Sweden

      At Completion, the Sellers and the Purchaser shall execute or shall procure the execution of an asset transfer agreement and such other agreements as may be necessary in relation to the Business Assets located in Sweden.

4.    SPECIFIC PROVISIONS IN RELATION TO THE COMPANY

      (A) At least five Business Days prior to Completion the Sellers shall ensure that they have nominated a civil law notary and delivered the following to that person:

            (i) valid powers of attorney (and, where necessary, supporting legal opinions) to execute a notarial deed of transfer of the Shares in the Company to the relevant Designated Purchaser;

            (ii) shareholders' resolutions of the Company approving the sale and transfer of those Shares to the relevant Designated Purchaser;

            (iii) signed trade register forms concerning the change of the sole shareholder of the Company and the resignations of the Resigning Directors of the Company; and

            (iv) signed resignations of the Resigning Directors in a form agreed by the parties.

      (B) At least five Business Days prior to Completion the Purchaser shall deliver the following to the civil law notary referred to in sub-paragraph (i) above:

            (i) valid powers of attorney (and, where necessary, supporting legal opinions) to execute the notarial deed of transfer referred to in sub-paragraph (i) above; and

            (ii) signed trade register forms concerning the change of the sole shareholder of the Company and the appointments as directors of the persons nominated by the Purchaser in relation to the Company pursuant to paragraph 4 above.

      (C) At Completion the Sellers shall procure that a notarial deed of transfer of the Shares in the Company to the relevant Designated Purchaser is executed by Unilever Nederland B.V. and shall deliver the shareholders' register of the Company to the Purchaser or the relevant Designated Purchaser.

                                   SCHEDULE 3

                                (THE WARRANTIES)

1.    CAPACITY OF THE SELLERS

(A) Each of the Sellers has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by that Seller at Completion (the "SELLERS' COMPLETION DOCUMENTS") and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers, reviews or exemptions to empower it to enter into this Agreement and the Sellers' Completion Documents.

(B) This Agreement constitutes and the Sellers' Completion Documents will, when executed by the relevant Seller, constitute binding obligations of the relevant Seller in accordance with their respective terms.

(C) The execution and delivery of, and the performance by each of the Sellers of their respective obligations under, this Agreement and the Sellers' Completion Documents to which each is respectively a party will not:

      (i) result in a breach of any provision of the memorandum or articles of association or equivalent constitutional documents of the relevant Seller or any applicable laws and regulations;

      (ii) result in a breach of, or constitute a default under, any instrument to which the relevant Seller is a party or by which the relevant Seller is bound;

      (iii) result in a breach of any order, judgment or decree of any court, governmental agency or regulatory authority to which the relevant Seller is a party or by which the relevant Seller is bound; or

      (iv) save as contemplated by this Agreement, require the relevant Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect.

2.    OWNERSHIP OF THE SHARES

(A) Each Share Seller is the sole legal and beneficial owner of those of the Shares set opposite its name in Column (4) of Part B of Schedule 6.

(B) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them, there is no agreement or commitment entered into by any member of the Sellers' Group to give or create any of the foregoing and, so far as the Sellers are aware, no claim has been made by any person to be entitled to any of the foregoing.

3.    ARRANGEMENTS BETWEEN THE SELLERS' GROUP AND THE BUSINESS AND THE
      COMPANY

      No contract referred to in paragraphs 11(A) and (B) which is other than on arm's length terms is outstanding between:

(A)   the Company or (in relation to the Business) any Business Seller; and

(B) any member of the Sellers' Group (other than the Business Sellers) or any person who is a director of any member of the Sellers' Group (other than the Business Sellers).

4.    THE COMPANY

(A) The Shares comprise the whole of the issued and allotted share capital of the Company and are fully paid up and non-assessable to future calls of capital.

(B) There is no outstanding agreement or commitment entered into by any member of the Sellers' Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue or transfer of, any shares or debentures in or other securities of the Company.

(C) The Company is duly organised, registered and validly existing under the laws of the jurisdiction in which it is incorporated.

(D) The information given in Schedule 7 is true and accurate in all respects.

5.    INTERESTS OF THE COMPANY

      The Company has no interest in the share capital of any other company.

6.    OWNERSHIP AND SUFFICIENCY OF BUSINESS ASSETS

(A) Each of the Business Assets is owned both legally and beneficially by a Business Seller and is not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring arrangement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar arrangement (except for assets which have been sold subject to retention of title and assets which are leased or subject to hire purchase arrangements where the lease or hire purchase payment is less than E75,000 per year) and each of those assets capable of possession is, save where in the possession of third parties in the ordinary and usual course of business, in the possession of a Business Seller or another member of the Sellers' Group.

(B) Each of the assets used by the Company on the date of this Agreement (other than Company Properties, obsolete assets or redundant assets or cash disposed of as part of the ordinary running of their business and other assets which are the subject matter of operating or finance or capital leases (as detailed in Topic Area 290, Topics 80 to 82 of the Unilever Accounting Policy Manual)) is owned both legally and beneficially by the Company and is not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring arrangement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar arrangement (except for assets which have been sold subject to retention of title and assets which are leased or subject to hire purchase arrangements where the lease or hire purchase payment is less than E75,000 per year) and each of those assets capable of possession is, save where in the possession of third parties in the ordinary and usual course of business, in the possession of or under the control of a Company or a member of the Sellers' Group.

(C) The Business Assets, the Excluded Assets, the Excluded Contracts and the assets of the Company, together with such other facilities and services which are to be provided to the Purchaser and/or to other members of the Purchaser's Group pursuant to the Transitional Services Agreement, comprise all the assets required to carry on the European Culinary Brands Business in the same manner and in the same places as carried on at the date of this Agreement.

(D) All the plant, machinery, equipment and vehicles used by the Company and the Business Sellers in relation to the Business:

      (i) are in a good state of repair and operating condition and are not dangerous and comply with all applicable health and safety legal requirements (reasonable wear and tear excepted in each case);

      (ii) are capable of being efficiently and properly used for the purpose for which they are used at the date of this Agreement; and

      (iii) are not, in the view of the Sellers, obsolete but are in current use or future intended use.

(E) the levels of the Stocks held at the date of this Agreement are, taking seasonal variations into account, not substantially inconsistent with historic levels of stock held and are adequate in relation to the current trading requirements of the Business. The Stocks are in good and undamaged condition and are of merchantable quality.

7.    ENCUMBRANCES

      Save for Permitted Encumbrances, no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the whole or any part of the Business Assets (other than the Business IPR, any Information relating to the Business and the Business Properties) or of the assets of the Company (other than the Company Properties) is outstanding and, save in relation to Permitted Encumbrances, no agreement or commitment has been entered into by any of the Business Sellers or the Company to give or create any or any claim made against any of the Business Sellers or any Company by any person to be entitled to any.

8.    ACCURACY OF INFORMATION

(A) All registers and minute books required to be kept by each Company under the law of its jurisdiction of incorporation have in all material respects been properly kept and contain a record of the matters which should be dealt with in those books and no notice or allegation that any of such books is materially incorrect or should be rectified has been received by the relevant Company where such books have not been corrected or rectified.

(B) The copies of the memorandum and articles of association or equivalent constitutional documents of each Company contained in the Data Room are complete and accurate copies.

9.    FINANCIAL INFORMATION AND ACCOUNTS

(A) The Financial Information, comprising the financial information in respect of those parts of the European Culinary Brands Business carried on in:

      (i) the United Kingdom and the Republic of Ireland (as set out in Part 1 of Attachment 1);

      (ii)  Denmark, Finland and Sweden (as set out in Part 2 of
            Attachment 1);  and

      (iii) Belgium, France, Germany, the Netherlands and Portugal (as set out in Part 3 of Attachment 1)

      was, save to the extent that it relates to the Bestfoods Businesses and save as otherwise specified in Part 4 of Attachment 1, prepared in all respects material to any of those parts, in accordance with management accounting principles and practices as set out in the Unilever Accounting Policy Manual. On that basis and subject as described in that Financial Information, the Financial Information in respect of those parts of the European Culinary Brands Business carried on in each of the three regions identified in paragraphs
      (i), (ii) and (iii) above shows respectively, in all material respects, an accurate view of the net proceeds of sale, gross profit and profit before overheads of each such part of the European Culinary Brands Business for the year ended on the Reference Date and the year ended on 31 December, 1999. For the purposes of this Warranty, the Financial Information in respect of each such part of the European Culinary Brands Business shall be considered to show, in all material respects, an accurate view of the net proceeds of sale, gross profit and profit before overheads of that part of the European Culinary Brands Business:

      (a)   for the year ended on the Reference Date:

            (i) in relation to the United Kingdom and the Republic of Ireland together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 3 per cent. lower than such profit before overheads would have been had such

                  Financial Information shown a view of all such matters which was accurate in all respects;

            (ii) in relation to Denmark, Finland and Sweden together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 7 per cent. lower than such profit before overheads would have been had such Financial Information shown a view of all such matters which was accurate in all respects; and

            (iii) in relation to the Belgium, France, Germany, the
                  Netherlands and Portugal together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 5 per cent. lower than such profit before overheads would have been had such Financial Information shown a view of all such matters which was accurate in all respects; and

      (b)   for the year ended on 31st December, 1999:

            (i) in relation to the United Kingdom and the Republic of Ireland together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 4 per cent. lower than such profit before overheads would have been had such Financial Information shown a view of all such matters which was accurate in all respects;

            (ii) in relation to Denmark, Finland and Sweden together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 8 per cent. lower than such profit before overheads would have been had such Financial Information shown a view of all such matters which was accurate in all respects; and

            (vi) in relation to Belgium, France, Germany, the Netherlands and Portugal together, where the profit before overheads for that part of the European Culinary Brands Business for that period as stated in the Financial Information relating to it is not more than 6 per cent. lower than such profit before overheads would have been had such

                  Financial Information shown a view of all such matters which was accurate in all respects.

(B) Those parts of the Financial Information relating to the year ended on the Reference Date were, save as specified in Attachment 1, prepared on bases and in accordance with policies, principles, procedures and practices consistent with those applied in relation to those parts of the Financial Information relating to each of the years ended 31st December, 1999 and 31st December, 1998.

(C) For the year ended on the Reference Date and the year ended on 31 December, 1999, the net proceeds of sale:

      (i)   in relation to BLA BAND;

      (ii)  in relation to OXO in the United Kingdom;

      (iii) in relation to instant soup sales in Belgium, France and Germany (comprising sales under the ROYCO brand and sales under the HEISSE TASSE brand); and

      (iv) in relation to instant soup and noodles sold under the BATCHELORS brand,

      were, in each case, at least 90 per cent. of the net proceeds of sale shown in the Financial Information for those periods.

(D) The Accounts of the Company were prepared in accordance with generally accepted accounting principles and all applicable laws and regulations and give a true and fair view of the assets and liabilities and financial position of the Company as at the Accounts Date and of the results of the Company for the accounting period ended on that date.

10.   EVENTS SINCE THE REFERENCE DATE

      Since the Reference Date:

(A) there has been no material adverse change in the financial or trading position of the European Culinary Brands Business taken as a whole;

(B) the European Culinary Brands Business has in all material respects been carried on in the ordinary and usual course; and

(C) the Company has not redeemed or purchased, or offered or agreed to redeem or purchase, any of its share capital;

(D) neither the Company nor any Business Seller in relation to the Business has (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any fixed asset relating to any part of the European Culinary Brands Business, having a value fixed in excess of E250,000 or the disposal of fixed assets together having a value of E1,000,000 in aggregate or the acquisition of fixed assets together having a value of E1,000,000 in aggregate; and

(E) no change has been made in terms of employment, including pension fund commitments, by the Company or, in relation to any part of the Business, any Business Seller (other than those required by law in the jurisdiction in which it operates) which could increase the total staff costs of the European Culinary Brands Business by more than 3 per cent. per annum.

11.   CONTRACTS

(A)   No contract entered into by the Company:

      (i) both calls for payments by the Company in excess of E100,000 in any one year and is not terminable by the Company by notice of 12 months or less (excluding contracts with employees and purchase or sales orders for stocks placed in the ordinary course of business);

      (ii) is material to the Company and has an unexpired term of two years or more; or

      (iii) involves an obligation or liability in excess of E250,000 and can be terminated by any other party thereto (other than the Company) or relieves any other party of any of its obligations on a change of control of the Company;

      (iv) requires (or confers a right to require) the allotment or issue of any shares, debentures or other securities of the Company now or at any time in the future;

(B)   No Contract:

      (i) both calls for payments by the relevant Business Seller in excess of E100,000 in any one year and is not terminable by or on behalf of such Business Seller by notice of 12 months or less (excluding contracts with employees and purchase or sales orders for stocks placed in the ordinary course of business);

      (ii) involves an obligation or liability in excess of E250,000 and has an unexpired term of two years or more;

      (iii) involves an obligation or liability in excess of E250,000 and can be terminated by any party thereto (other than a Business Seller, an agent or a Business Seller or a person holding the benefit of a contract for a Business Seller) in the event of the disposal of all or a substantial part of the assets of the relevant Business of the Business Seller; or

      (iv)  establishes any joint venture.

(C) So far as the Sellers are aware, neither the Company nor any Business Seller (in relation to any part of the Business) is in breach of any term which is material in the context of any of the contracts referred to in sub-paragraphs (A) and (B) nor, so far as the Sellers are aware, is any other party to any such contracts and, so far as the Sellers are aware, nor are there any circumstances likely to give rise to such a default.

(D) There are no outstanding contracts entered into by any Company or Business Seller (in relation to the Business) under which such Company or Business Seller has guaranteed indebtedness in an amount in excess of E250,000 other than intra-group guarantees referred to in Clause 15.

(E) There are no outstanding contracts under which any Company or Business Seller (in relation to the Business) has made any loan to any person in an amount in excess of E250,000 (other than trade credit in the ordinary course of business, any loan to any Employee or any amounts owing between any member of the Sellers' Group and any other member of the Sellers' Group or any Company (as defined in Topic Area 360 of the Unilever Accounting Policy Manual)).

(F) So far as the Sellers are aware, during the 12 months preceding the date of this Agreement no significant customer or supplier to the Company or to any Business Seller (in relation to the Business) has ceased to deal, or has served written notice to cease to deal, with the Company or the relevant Business Seller (as appropriate).

12.   BORROWINGS, BANK ACCOUNTS AND TRADE DEBTS

(A) There are no overdrafts, loans or other similar financial facilities available to the Company which will remain available following Completion (other than from a member of the Sellers' Group which arrangements are to be terminated immediately after Completion) where the amount outstanding in respect thereof as at the Reference Date is in excess of E250,000.

(B) The total amount borrowed by the Company does not exceed any limitation in its articles of association or equivalent constitutional document.

13.   POWERS OF ATTORNEY

      Neither the Company nor (in relation to any Business) any Business Seller has given any power of attorney, proxy or similar authority (other than given to an officer of the Company or Business Seller, an Employee or a patent or trademark agent, in each case in the ordinary and usual course of its respective business) which is still outstanding.

14.   GRANTS AND ALLOWANCES

      Neither the Company nor (in relation to any Business) any Business Seller has received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last three years of E250,000 or more which is currently repayable as a result of any act or failure to act by the Company or, as the case may be, any Business Seller nor have any claims for repayment been received and no grant, allowance, aid or subsidy from any supranational, national or local authority or government agency will be repayable by the Company or (in relation to the Business) any Business Seller as a result of the sale of the Business Assets and/or the Shares to the Purchaser.

15.   SUBSTANTIAL DEPENDENCE

      Since the Reference Date no person (other than the Company or any members of the Sellers' Group or (in relation to any Business) any Business Seller) has purchased from or sold to the Business or to the Company more than 10 per cent. of the aggregate amount of all sales or purchases made by the Business or, as the case may be, the Company during such period.

16.   CONSENTS AND LICENCES

      All statutory, regulatory, governmental and quasi-governmental licences (excluding any licences in relation to Intellectual Property), consents, permissions, waivers, exceptions or approvals the absence of which would have a material adverse effect required for the carrying on of any part of the European Culinary Brands Business have been obtained and are in full force and effect and there is no circumstance which indicates that any such licence, consent, permission, waiver, exemption or approval is likely to be revoked or which may confer a right of revocation.

17.   LITIGATION

(A) Neither any Business Seller (in relation to the Business) nor the Company is engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise or concerning it or any of the assets of the relevant Business Seller where the amount claimed exceeds E250,000.

(B) No such litigation or arbitration, administrative or criminal proceedings as are referred to in sub-paragraph (A) are pending nor, so far as the Sellers are aware, threatened and, so far as the Sellers are aware, no circumstances exist which are likely to give rise to any such proceedings where the amount claimed exceeds E250,000.

18.   DELINQUENT AND WRONGFUL ACTS

(A) Neither the Company nor any Business Seller (in relation to the Business) has committed any criminal or illegal act which would give rise to a liability in excess of E100,000 for the European Culinary Brands Business.

(B) Neither the Company nor any Business Seller (in relation to the Business) has received notification that any investigation or inquiry is being or has been conducted or is pending or threatened by any supranational, national or local authority or governmental agency in respect of the business or affairs of the Company or the Business which could give rise to a liability in excess of E100,000.

19.   BUSINESS PROPERTIES

(A) The Business Properties are each legally and beneficially owned by a Business Seller and are the only land and buildings owned, used or occupied in connection with the Business.

(B) None of the Business Properties is subject to any sub-lease, tenancy or right of occupation or third party right which has a material adverse effect on the use or enjoyment of the relevant Business Property for its current use.

(C) No notices have been received by the Business Seller shown in Part C of Schedule 9 as the owner of the relevant Business Property and there are no actions, disputes or claims which would interfere with the use of any Business Property for its current use.

(D) Except for Permitted Encumbrances, there is no mortgage, charge, option, right of pre-emption (other than rights of pre-emption in favour of local authorities referred to in Part B of Schedule 9) or lien affecting any of the Business Properties.

(E) None of the Business Sellers has defaulted in the payment of rent under any lease under which it holds or occupies any material Business Property (save in the case of a bona fide dispute) or in the performance of any of its obligations under any such lease which default materially affects the use and enjoyment of the relevant Business Property for its current use.

(F) None of the Business Sellers is party to an outstanding agreement to dispose of a Business Property.

(G) Each Business Property has appurtenant to it all the material rights necessary for that Business Property's continued use and enjoyment for its current use.

20.   COMPANY PROPERTIES

(A) The Company Properties are each legally and beneficially owned by the Company and are the only land and buildings owned, used or occupied in connection with the European Culinary Brands Business by the Company.

(B) None of the Company Properties is subject to any sub-lease, tenancy, right of occupation by any person or third party right (other than a member of the Sellers' Group) which has a material adverse effect on the use or enjoyment of the relevant Company Property for its current use.

(C) No notices have been received by the Company and there are no actions, disputes or claims which would affect the use of any Company Property of which it is shown as the owner in Part D of
      Schedule 9.

(D) Except for Permitted Encumbrances, there is no mortgage, charge option, right of pre-emption (other than rights of pre-emption in favour of the relevant local authority) or lien affecting any of the Company Properties.

(E) The Company has not defaulted in the payment of rent under any lease under which it holds or occupies any material Company Property (save in the case of a bona fide dispute) or in the performance of any of its obligations under any such lease which default materially affects the occupier's use and enjoyment of the relevant Company Property for its current use.

(F) The Company is not party to any outstanding agreement to acquire or dispose of (to the extent that the land or premises subject to the disposal is required for the purposes of the European Culinary Brands Business) land or premises or any interest therein.

(G) The Company has no actual or contingent obligation or liabilities as tenant in relation to any leasehold property other than under its existing title to the Company Properties.

(H) Each Company Property has appurtenant to it all the material rights necessary for that Company Property's continued use and enjoyment for its current use.

21.   ENVIRONMENT

(A) Each Company and Business Seller (in relation to the Business and the Business Assets) has complied with Environmental Laws at all times during the period of five years prior to the date of this Agreement (the "RELEVANT PERIOD") and, so far as the Sellers are aware, there has been no non-compliance with Environmental Laws prior to the Relevant Period which could reasonably be expected to give rise to or is likely to give rise to a liability under Environmental Laws.

(B) Each Company and Business Seller (in relation to the Business and the Business Assets) has at all times during the Relevant Period held all Environmental Permits which are necessary under Environmental Laws for the purpose of carrying on the business of that Company or the relevant part of the Business (as the case may be) as at the date of this Agreement and each Company and/or Business Seller (in relation to the Business) has at all times during the Relevant Period been in compliance in all material respects with all terms and conditions of all such Environmental Permits.

(C) Neither the Company nor the Business Sellers (in relation to the Business and the Business Assets) has received any notification of any claim suit, proceeding, investigation or enquiry by any relevant authority or from any other person in respect of any breach of any Environmental Laws or pollution or contamination of soil or groundwater which could reasonably be expected to give rise or is likely to give rise to a liability under Environmental Law in force on or before the date of this Agreement ("CURRENT ENVIRONMENTAL
      Law") and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such claim, suit, proceeding, investigation or inquiry by any relevant authority or person in relation to Current Environmental Law.

(D) Neither the Company nor any Business Seller in relation to the Business has assumed by contract with any person any liabilities or obligations of such person relating to Environmental Matters in respect of any of the Company Properties or Business Properties, or any other properties formerly owned, leased, occupied or used by the Company or Business Seller in relation to the Business or in respect of any activities carried on or formerly carried on by the Company or Business Seller in relation to the Business.

22.   INTELLECTUAL PROPERTY

(A) Details of all registered Intellectual Property (and applications therefor) owned by the Company and all registered Business IPR (and applications therefor) are set out in Part 1 of Attachment 4 with details of the relevant owner. All such Intellectual Property is owned legally by the person shown in that Attachment and all Business IPR is owned beneficially by a member of the Sellers' Group and such rights are free of all charges, options, liens and material licences other than those licences disclosed pursuant to sub-paragraph (D).

(B) So far as the Sellers are aware, no member of the Sellers' Group has received any written notification regarding any application or intention by any third party (other than a trade mark, patent or design registry or similar authority in any territory in the ordinary course of its business in relation to an application for registration or grant (as the case may be)) to amend or challenge or seek the removal or surrender from the relevant register of any of the registrations and applications included in the Intellectual Property owned by the Company and/or in the Business IPR.

(C) All renewal and other official registry fees due at the date of this Agreement in respect of the registrations and applications referred to in sub-paragraph (A) have been paid and will be paid until Completion. Part 1 of Attachment 4 contains a complete and accurate list of renewal dates for the next three months and, so far as the Sellers are aware, a complete and accurate list of renewal dates for the following nine months.

(D) Details of each licence of Intellectual Property or know-how granted to or by any Company or Business Seller in relation to the Business which, in each case, is material to the on-going operations of any part of the European Culinary Brands Business in any territory (other than licences of or in relation to software) are disclosed in the Disclosure Letter.

(E) Neither the Company nor any Business Seller in relation to the Business nor, so far as the Sellers are aware, any other party is in breach of any licence referred to in sub-paragraph (D).

(F) Neither the Sellers nor any of the Business Sellers nor the Company has received any written notification or claim that, and are not aware that, any of the activities of the European Culinary Brands Business infringe any Intellectual Property or know-how owned by any third party (other than Intellectual Property or know-how in or relating to software) where such infringement would have a material adverse effect on any part of the European Culinary Brands Business in any territory.

(G) The Sellers have not received any written notification of, and are not aware of, any unauthorised use or infringement by any person of
      (i) any Business IPR, or (ii) any know-how proprietary to a member of the Sellers' Group which is used exclusively in the European Culinary Brands Business (other than Intellectual Property or know-how in or relating to software), or (iii) any Intellectual Property or know-how owned by the Company (other than Intellectual Property or know-how in or relating to software), or (iv) any Shared Know-how or Licensed Rights (other than Intellectual Property or know-how in or relating to software) where such unauthorised use or infringement of Shared Know-how or Licensed Rights would or is likely to have a material adverse effect on any part of the European Culinary Brands Business in any territory.

(H) The Sellers have not received any written notification of, and are not aware of, any unauthorised use or infringement by any person other than a member of the Sellers' Group of any Intellectual Property or know-how which is used pursuant to a Licence In, where such unauthorised use or infringement would, or is likely to, have a material adverse effect on any part of the European Culinary Brands Business in any territory.

(I) Where any member of the Sellers' Group has agreed pursuant to the terms of this Agreement to grant a licence of Intellectual Property to a member of the Purchaser's Group pursuant to the Intellectual Property Licences or assign the Business IPR to the Purchaser pursuant to the Intellectual Property Assignments, that member of the Sellers' Group is either the registered proprietor of such Intellectual Property or is entitled to grant such a licence or assignment.

(I) So far as the Sellers are aware, none of the current operations of the Company and the Business Sellers involve the unauthorised use in relation to the Business of confidential information disclosed in circumstances which is likely to entitle a third party to make a claim against the Company or a member of the Sellers' Group.

23.   COMPETITION AND TRADE REGULATION LAW

(A) So far as the Sellers are aware, no Company is or has been a party to any agreement, arrangement, concerted practice or course of conduct which infringes Article 81 or 82 (formerly Articles 85 and 86 respectively) of the Treaty Establishing the European Community or any other competition or similar legislation in any jurisdiction in which the Company carries on business where such infringement is likely to cause a material loss or liability to that Company.

(B) So far as the Sellers are aware, no Company is or has been a party to any agreement or arrangement or been involved in any business practice in respect of which an undertaking has been given by or an order made against or in relation to it pursuant to any competition or similar legislation in any jurisdiction in which it carries on business (including (without limitation) Article 81 or 82 (formerly Articles 85 and 86 respectively) of the Treaty Establishing the European Community) where such undertaking or order is likely to cause a material loss or liability to that Company.

(C) No Company is or has been a party to any agreement or arrangement or been involved in any business practice in respect of which:

      (i) any request for information, statement of objections or similar matter has been received from any court, tribunal, governmental, national or supra-national authority; or

      (ii) an application for negative clearance or exemption has been made to the European Commission.

24.   EMPLOYMENT

(A) The number of Employees employed by each employer together with the identity of that employer and details of aggregate monthly basic pay of the Employees paid by each employer as at the day before the date of this Agreement (unless otherwise stated) are set out in the Disclosure letter and are accurate in all material respects as at that date and the Employees in the list attached to the Disclosure Letter and initialled by the parties constituted the Senior Employees as at that date.

(B) So far as the Sellers are aware, there is no material dispute relating to Employees between any of the Business Sellers or the Company and any trade union, works council or other organisation formed for a similar purpose or any material number or category of Employees existing, pending or threatened in writing to any of the Business Sellers or the Company.

(C) Copies of all current material recognition, procedural, collective or other agreements with any trade union (whether independent or not), works council, European works council or any other body representing the Employees or any of them have been disclosed to the Purchaser, save for collective labour agreements which are applicable industry wide and/or which relate also to companies not connected with the Sellers Group or the Company.

(D) Summary details of the material terms and conditions of employment of the Employees and the forms of the contracts of employment of the Senior Employees are contained in the Disclosure Letter.

(E) Details of the terms of any share plan or share option plan applicable to any Employees are contained in the Disclosure Letter.

(F) No proposal, assurance or commitment has been communicated to any person regarding any change to his terms of employment or the introduction, increase or improvement of any benefit which as at the date of this Agreement has not been made effective.

(G) Each Business Seller and the Company has in relation to each of its Employees (and former employees) complied in all material respect with all legislation and terms and conditions of employment.

25.   INSURANCES

(A) Details of the insurance policies in respect of which any member of the Sellers' Group (in relation to the European Culinary Brands Business) or the Company has an interest together with a list of all outstanding claims under such policies are set out in the Disclosure Letter.

(B) All premiums due and payable in respect of such insurances have been paid.

(C) So far as the Sellers are aware, there are no circumstances entitling any insurer to terminate cover under any such insurances.

      Tax Warranties relating to the Company

26.   TAX RETURNS

      The Company has duly and within appropriate time limits made or submitted all proper Tax returns, notices and computations required to be made and supplied all information required to be supplied in the six years prior to the date of this Agreement for any Taxation purpose and the information contained in any such Tax returns, notices and computations were and remain complete and accurate in all material respects and such Tax returns, notices and computations were made on the proper basis and do not, and so far as the Sellers are aware are not likely to, reveal any transactions which will be the subject of any dispute with, or any enquiry raised by, any Tax Authority.

27.   TAX DISPUTES

      There is no existing dispute between the Company and any Tax Authority nor is any such dispute contemplated at the date of this Agreement regarding liability or potential liability to any Tax recoverable from the Company or regarding the availability of any Relief to the Company.

28.   TAX INVESTIGATIONS, VISITS AND AUDITS AND CONSENTS AND CLEARANCES

(A) The Company has not within the past six years suffered any investigation, audit or visit by any Tax Authority (other than visits of a routine nature) and neither of the Sellers nor the Company is aware of such investigation, audit or visit planned for the next 12 months or of any facts which might cause such an investigation, audit or visit to be instituted.

(B) No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by the Company without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

29.   TAX CONCESSIONS

      The amount of Tax chargeable on the Company during any accounting period ending on or within seven years of Completion has not been increased or reduced by any concession, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally).

30.   TAX DEDUCTIONS AND WITHHOLDINGS

      During the period of six years prior to the date of this Agreement, the Company has complied with its obligations under any statutory provisions requiring the deduction or withholding of or on account of Tax from amounts paid by the Company, whether on its own behalf or as agent, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have not yet become due to be paid).

30A.  TAX RECORDS

      The Company has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of Tax and has preserved such records, invoices and other documents in such form and for such periods as are required by legislation relating to Tax.

31.   TAX NOTICES

      The Company has not received any notice from any Tax Authority which required or will require the Company to withhold Tax (or on account of Tax) from any payment made or to be made before Completion (in respect of which such withheld Tax has not been accounted for (or will not prior to Completion be accounted for) in full to the appropriate authority).

32.   NON-DEDUCTIBLE PAYMENTS

      The Company is not under any obligation to pay nor has it since the Accounts Date paid or agreed to pay any amount (nor, so far as the Sellers are aware, are there any circumstances which may lead to any payment) which, in any such case, is not deductible either in computing its income, profits or gains for the purposes of Tax or in computing the Tax chargeable thereon.

33.   TAX GROUPING

(A) Other than as listed and described in reasonable detail in the Disclosure Letter, the Company has not at any time in the last six years had its Tax affairs dealt with on a consolidated basis and has not entered into any Tax sharing arrangement (including without limitation any arrangement under which Reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of the profits, gains or losses of the Company with any other company.

(B) Except as set out in reasonable detail in the Disclosure Letter, the Company is not, nor will it be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before Completion under the arrangements referred to in paragraph (A) above.

34.   COMPLETION

      No charge to Tax will arise on the Company by virtue only of the entering into of this Agreement and/or Completion.

35.   RESIDENCE

      The Company is resident for Tax purposes solely in the jurisdiction specified in relation to it in Schedule 7 and during the last six years the Company has not paid Tax on net income, profits or gains to any Tax Authority in any country, other than that mentioned in
      Schedule 7.

      The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Tax purpose.

36.   SECONDARY LIABILITY

      So far as the Sellers are aware, the Company is not and will not become liable to Tax chargeable primarily on any member of the Sellers' Group.

37.   TRANSFER PRICING

      No transactions or arrangements involving the Company have taken place within the last six years or are in existence which are such that any provision relating to transfer pricing is likely to be invoked by a Tax Authority.

38.   VALUE ADDED TAX

(A) The Company has complied with any obligation to register for the purposes of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

(B) The Company has not made any exempt supplies in the current or three preceding VAT years applicable to the Company.

(C) No election has been made or will before Completion be made by the Company (pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 of the United Kingdom or pursuant to any equivalent legislation in any other jurisdiction) to waive any exemption for the purposes of VAT as regards any land or property.

39.   STAMP DUTY

(A)   The Shares are:

      (i) not registered in a register kept in the United Kingdom by or on behalf of the Company; and

      (ii) not paired with shares issued by a body corporate incorporated in the United Kingdom.

(B) All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset, or by virtue of which the Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges or any similar documentary or transfer taxes or duties in respect of such documents have been duly accounted for and paid.

(C) All duties, fees and penalties payable in respect of the capital of the Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any Relief obtained against payment of any such amount could be withdrawn.

      Tax Warranties relating to the Businesses

40.   LIENS ON BUSINESS ASSETS

      So far as the Sellers are aware, there are no liens for Taxes on any of the Business Assets and no action, proceeding or investigation has been instituted against any of the Business Sellers in which there is

                                      140
      a reasonable probability of an adverse determination that would result in such a lien.

41.   TAXES ON BUSINESS ASSETS

      All Tax returns required to be filed with any Tax Authority prior to the date of this Agreement, which are material in the context of the Business and which relate to any of the Business Assets, have been duly filed, and all proper notices, computations and information which are material in the context of the Business have been duly supplied, within any appropriate time limits and the information contained in any such Tax returns, notices or computations was and remains complete and accurate in all material respects and any such Tax returns, notices or computations were made on the proper basis and do not, and so far as the Sellers are aware are not likely to, reveal any transactions which will be the subject of any dispute with, or any enquiry raised by, any Tax Authority and all Taxes of an amount which is material in the context of the Business shown to be due and payable prior to the date of this Agreement on all such Tax returns have been duly paid.

42.   CAPITAL GOODS SCHEME

      There are no Business Assets to which the provisions of Part XV of the Value Added Tax Regulations 1995 (Adjustments to the Deduction of Input Tax on Capital Items) of the United Kingdom or equivalent legislation in any other jurisdiction apply.

43.   OPTION TO ELECT TO TAX

      No election has been made or will before Completion be made pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 of the United Kingdom or pursuant to any equivalent legislation in any other jurisdiction to waive any exemption for the purposes of VAT in relation to any of the Business Assets or any part of any of them.

43A   VALUE ADDED TAX

(A) Each Business Seller has complied with and observed in all material respects the terms of all relevant legislation, regulations, orders, provisions, conditions and notices related to VAT arising in respect of or in connection with the Business and the Business Assets.

(B) No Business Seller has made in the current or three preceding VAT years any supplies in the ordinary course of the Business which are exempt supplies for VAT purposes.

43B   STAMP DUTY/TRANSFER TAXES

      All documents in the possession or under the control of the Sellers or any Business Seller or to the production of which the Sellers or any Business Seller is entitled which establish or are necessary to establish the title of the Sellers or any Business Seller to any Business Asset or under which the Sellers or any Business Seller has any rights which relate to the Business have been duly stamped and any applicable stamp duties or charges or any other similar documentary or transfer taxes or duties in respect of such documents have been duly accounted for and paid.

      Warranties relating to Pensions

44.   BENEFITS ONLY PROVIDED UNDER THE DISCLOSED SELLERS' GROUP PLANS

      Other than under the Disclosed Sellers' Group Plans, there is no arrangement (other than those under any public law, statute or regulation or under an arrangement which is applicable industry-wide and/or pursuant to a collective labour agreement) to which any member of the Sellers' Group or the Company contributes or is liable to contribute or under which it provides or is liable to provide any Benefits (other than any arrangement which only provides death or disability benefits secured by an insurance policy) for or in respect of any of the Employees, or, in the case of the Company, any former employees of the Company.

45.   DISCRETIONARY BENEFITS

      Details of all material established practices as to the exercise of discretion in relation to Benefits in respect of Employees under:

      (A)   the Unilever Pension Fund (United Kingdom);

      (B)   the 1999 SERA (United Kingdom);

      (C)   the Progress Pension Fund (the Netherlands);

      (D)   the Pensioenfonds "Union" (Belgium);  and

      (E)   the Unilever Superannuation (Ireland) Fund (Republic of
      Ireland)

      (together, the "PRINCIPAL FUNDS") are included in the Data Room.

46.   DOCUMENTATION

      Copies of the following documents are included in the Data Room in respect of Disclosed Sellers' Group Plans (other than those under any public law, statute or regulation or under an arrangement which is applicable industry-wide and/or pursuant to a collective labour agreement) to which any member of the Sellers' Group in respect of the Business or the Company has an obligation to contribute:

      (a) all material agreements, deeds or declarations constituting such Plans;

      (b) all material announcements which have not been incorporated into the documents referred to in paragraph (a) above;

      (c) the most recent published audited accounts (if any) of each of the Principal Funds; and

      (d) the most recent published report on the actuarial valuation for funding purposes of each of the Principal Funds.

47.   LIABILITIES OF THE COMPANY IN RESPECT OF THE DISCLOSED SELLERS'
      GROUP PLANS

      Other than to pay any arrears of contribution and any arrears of expense payments where such contributions and/or expense payments are normally paid in arrears, so far as the Sellers are aware, no Company has any other liability in respect of any act, omission or event occurring prior to the date of this Agreement which would oblige it to make any payment to any of the Disclosed Sellers' Group Plans.

48.   REGULATORY ENQUIRIES/LITIGATION

      The Sellers have not received notification of any regulatory enquiries (other than those of a routine nature) or litigation threatened or pending (other than for routine claims for benefits) in connection with the Disclosed Sellers' Group Plans and, so far as the Sellers are aware, there are no facts or circumstances likely to give rise to regulatory enquiry or litigation of that nature.

49.   TAX APPROVAL

      The Unilever Pension Fund in the United Kingdom is approved by the Commissioners of Inland Revenue and, so far as the Sellers are aware, there is no ground on which such approval may be withdrawn or cease to apply.

50.   COMPLIANCE

(A) Each member of the Sellers' Group and the Company and, where applicable, so far as the Sellers are aware, the trustees, managers and administrators of the Disclosed Sellers' Group Plans, have complied in all material respects with their respective obligations under, and all applicable legislation, regulations (other than Article 141 referred to below) relating to, the Disclosure Sellers' Group Plans.

(B) So far as the Sellers are aware, the Disclosed Sellers' Group Plans established in countries in the European Union comply in all material respects with the requirements of Article 141 of the Treaty of Rome, except to the extent that, in the United Kingdom, such requirements may require the provision of guaranteed minimum pensions on an equal basis as between men and women.

51.   INTRODUCTION OR REMOVAL OF BENEFITS NOT YET IN EFFECT

      No written undertaking or announcement has been given to any Employee in respect of the introduction or removal of Benefits which is not yet in effect as of the date of this Agreement.

52.   INSOLVENCY

(A) No order has been made and no resolution has been passed for the winding up of the Sellers, the Business Sellers or the Company or for a provisional liquidator to be appointed in respect of any of the Business Sellers or the Company and no petition has been presented and no meeting has been convened for the purpose of winding up any of the Business Sellers or the Company.

(B) No administration order has been made and no petition for such an order has been presented in respect of any of the Business Sellers or the Company.

(C) No receiver (which expression shall include an administrative receiver) has been appointed in respect of any of the Business Sellers or the Company or all or any of their assets.

(D) None of the Business Sellers or the Company is unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986, or has generally stopped paying its debts as they fall due.

(E) No voluntary arrangement under section 1 of the Insolvency Act 1986 or composition in satisfaction of the debts of any member of the

      Business Sellers or the Company has been proposed, sanctioned or approved.

(F) No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the assets of any of the Sellers, the Business Sellers or the Company.

(G) No event analogous to any of the foregoing has occurred in or outside England.

53.   INFORMATION TECHNOLOGY

(A) So far as the Sellers are aware, the IT Systems used in the Business at the date of this Agreement are either owned by, or licensed or leased to, the Company or a Business Seller. So far as the Sellers are aware, neither the Company nor any Business Seller is in breach of such licences or leases.

(B) The IT Systems and the manual and automated data used in the Business at the date of this Agreement of the Company and the Business Sellers are operated by the Company and/or the Business Sellers.

(C) All material maintenance and support contracts for the IT Systems used in the Business at the date of this Agreement are in the Data Room. Neither the Company nor any Business Seller has received any written notification that any of such contracts will not be renewed when they expire on the same or substantially similar terms.

(D) There have been no breakdowns and operational problems in the running of any of the IT Systems used in the Business (including, without limitation, any such breakdowns and operational problems caused by a virus or bug) in the six months prior to the date of this Agreement which have had a material adverse effect on the operation of any part of such IT Systems.

(E) So far as the Sellers are aware, there has been no breach in the security or integrity of the IT Systems used in the Business in the six months prior to the date of this Agreement which would have had a material adverse effect on the operations of any part of such IT Systems.

(F) Details of each software licence granted to or by any Company or Business Seller in relation to the Business which, in each case, is material to the on-going operations of any part of the European Culinary Brands Business are disclosed in the Disclosure Letter.

(G) Neither the Sellers nor any of the Business Sellers nor the Company has received any written notification or claim that, and are not aware that, any of the activities of the European Culinary Brands Business infringe any Intellectual Property or know-how owned by any third party in or relating to software where such infringement would have a material adverse effect on any part of the European Culinary Brands Business.

(H) The Sellers have not received any written notification of, and are not aware of, any unauthorised use or infringement by any person of any software proprietary to a member of the Sellers' Group which is used exclusively in the European Culinary Brands Business or of any software owned by the Company.

54.   FOOD LAW

      The Business Sellers (in relation to the Business) and the Company have complied with all applicable laws and regulations having the force of law in the conduct of the operations of the Business Sellers (in relation to the Business) or the Company (as the case may be) in relation to the manufacture, supply and sale of products where non-compliance would lead to a loss or liability in excess of E100,000.

55.   DISSAY CLOSURE COSTS

      The Company has no outstanding financial or cost commitments or other liabilities as a result of the integration of the production lines from the plant at Dissay into the factory at Utrecht and, so far as the Sellers are aware, there are no circumstances which might give rise to any such financial or cost commitments or any other liability of the Company in connection with the integration of the production lines from the plant at Dissay into the factory at Utrecht.

                                   SCHEDULE 4

                           (LIMITATIONS ON LIABILITY)

1.    LIMITATION ON QUANTUM AND GENERAL

(A) Neither the Purchaser nor any Designated Purchaser shall be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or, in the case of claims under Warranties 24(A) to (H), one or more claims arising from the same factual circumstances which in aggregate are):

      (i)   for less than E100,000;  or

      (ii) unless and until the aggregate amount of all individual claims (taking no account of any claims for less than E100,000) exceeds 1.5 per cent. of the Debt Free Price, in which event the Sellers shall be liable for the whole amount of such claims and not merely the excess.

(B) The total aggregate liability of the Sellers and the Business Sellers and the Share Seller under the Warranties, the Tax Covenant and any warranties implied by law to the extent not effectively excluded by this Agreement shall not in any event exceed two-thirds of the Final Cash Consideration.

(C) Neither the Purchaser nor any Designated Purchaser shall be entitled to claim for any consequential loss (including loss of profit) or punitive damages in respect of a breach of the Warranties.

(D) The provisions of this Schedule shall operate to limit the liability of the Sellers and the Share Seller under the Tax Covenant in so far as any provision in this Schedule is expressed to be applicable thereto and the provisions of the Tax Covenant shall further operate to limit the liability of the Sellers and the Share Seller in respect of any claim thereunder.

(E) Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

2.    TIME LIMITS FOR BRINGING CLAIMS

      No claim shall be brought against the Sellers or the Business
      Sellers or the Share Seller in respect of any of the Warranties or the Tax Covenant unless the Purchaser shall have given to the Sellers written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing, so far as reasonably practicable and without prejudice to the claim of the Purchaser the Purchaser's calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser's Group):

      (i) subject to sub-paragraphs (ii) and (iii), on or before the date falling 18 months after the Completion Date; or

      (ii) in respect of any claims under the Tax Warranties or the Tax Covenant (other than claims of the type described in sub-paragraph (iii)), on or before the seventh anniversary of the Completion Date; or

      (iii) in respect of any claims under the Tax Warranties relating to any part of the European Culinary Brands Business in France or otherwise subject to French Taxation made following a reassessment to Tax by any French Tax Authority, on or before the end of 2004 save that, in the case of stamp and registration duties the liability to which arises as a result of French law, the relevant date shall be the eleventh anniversary of the date of this Agreement,

      PROVIDED THAT the liability of the Sellers and the Business Sellers and the Share Seller in respect of such claim shall absolutely terminate (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within nine months of the date referred to in paragraph (i), (ii) or (iii) above and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Sellers or the relevant Business Sellers or the Share Seller (as the case may be).

3.    CONDUCT OF LITIGATION

(A) Upon the Purchaser or any member of the Purchaser's Group becoming aware of any claim, action or demand against it which is likely to give rise to any claim in respect of any of the Warranties, the Purchaser shall:

      (i) as soon as reasonably practicable notify the Sellers, save that, subject and without prejudice to paragraph 2, any failure to give such notice shall not preclude the Purchaser from making the relevant claim;

      (ii) without prejudice to its right to make a claim against the Sellers under the Warranties, consult as fully as is reasonably practicable with the Sellers as regards the conduct of any proceedings arising out of such claim;

      (iii) if such claim, action or demand is for or in respect of an amount in excess of 2 per cent. of the Debt Free Price, without prejudice to the right of the Purchaser on its own behalf and on behalf of any Designated Purchaser to make a claim against the Sellers or any Business Seller or the Share Seller for breach of any of the Warranties, subject to the Sellers indemnifying the Purchaser and any member of the Purchaser's Group against any loss, liability and expenses, cost, damage or expense which may be incurred thereby (including the costs and expenses charged by its legal and other professional advisers), take such action and give such information and access to personnel, premises, documents and records to the Sellers and their legal advisers and accountants as the Sellers may reasonably request and (subject to indemnification of the Purchaser and members of the Purchaser's Group as described above) the Sellers shall be entitled to require any member of the Purchaser's Group to take such action as is, in the reasonable opinion of the Purchaser, reasonable and, subject to the Sellers agreeing to be bound by an obligation of confidentiality, give such information and assistance as the Sellers may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto (subject to the Purchaser being entitled to employ its own legal and other professional advisers);

      (iv) in the case of a claim, action or demand of the type referred to in sub-paragraph (iii), be entitled to participate in the defence of the relevant claim, action or demand and to employ separate counsel to represent it at its own expense PROVIDED THAT the person who has elected to grant an indemnity under sub-paragraph (iii) shall control the defence of the relevant claim, action or demand;

      (v) in the case of a claim, action or demand of the type referred to in sub-paragraph (iii), make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Sellers (such consent not to be unreasonably withheld); and

      (vi) without prejudice to its right to make a claim against the Sellers or the Business Sellers or the Share Seller under the Warranties, take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser's Group in respect of which a claim could be made under the Warranties PROVIDED THAT no member of the Purchaser's Group shall be required to utilise any Relief arising in respect of a period commencing after Completion or any event occurring after Completion or to arrange its Tax affairs in any particular manner by this sub-paragraph (vi),

      PROVIDED THAT if a claim arises under the Tax Warranties and the same matter also gives rise to a claim under the Tax Covenant, clause 8 of the Tax Covenant shall apply to the conduct of any proceedings rather than the provisions of paragraphs 3(A)(ii) to
      (vi) above.

 (B) Notwithstanding the foregoing, the Sellers shall not be entitled to assume the defence of any claim, action or demand of a third party (and shall be liable for the reasonable expenses (including legal and other professional expenses) incurred by the Purchaser or relevant member or members of the Purchaser's Group in defending such claim, action or demand) if such claim, action or demand seeks any relief other than damages (including any order, injunction or other equitable relief) against the Purchaser or relevant member or members of the Purchaser's Group which the Purchaser reasonably determines cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Sellers shall be entitled to assume the defence of the claim for damages.

 (C) The Sellers shall be entitled at any stage and at their absolute discretion to settle any such third party assessment or claim.

4.    NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

(A) No liability shall attach to the Sellers, the Business Sellers, the Share Seller or any of them by reason of any breach of any of the Warranties to the extent that the same loss has been recovered by the Purchaser or any other member of the Purchaser's Group under any other Warranty or term of this Agreement or any other document referred to herein or under the Tax Covenant and accordingly the Purchaser and any Designated Purchaser may only recover once in respect of the same loss.

(B) The Sellers, the Business Sellers and the Share Seller shall not be liable for breach of any of the Warranties to the extent that the loss in respect of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser's Group.

(C) For the avoidance of doubt, in calculating the liability of the Sellers, the Business Sellers and the Share Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which the Purchaser, any person which the Purchaser procures to purchase the Business Assets or the Company is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

5.    RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

(A) Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person, the Purchaser shall, and shall procure that the member of the Purchaser's Group concerned shall, take all reasonable steps to enforce such recovery PROVIDED THAT the Purchaser or the relevant member of the Purchaser's Group shall not be required to have recovered any sum from any third party prior to bringing a claim against the Sellers or any Business Seller and the Sellers or any Business Seller making any payment which is due in respect of any such claim.

(B) If any member of the Sellers' Group pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a claim which has been admitted by the Sellers or any Business Seller or the Share Seller or proven by a final judgment in a court of competent jurisdiction in respect of the Warranties and the Purchaser or relevant member of the Purchaser's Group subsequently recovers from some other person (including, without limitation, under any policy of insurance) any sum which is referable to any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser's Group shall, repay to the relevant member of the Sellers' Group the lesser of (i) the amount paid by the relevant member(s) of the Sellers' Group (or the relevant one of them) to the Purchaser or other member of the Purchaser's Group and (ii) the sum (including interest (if any) less any Tax chargeable in respect of the sum recovered or the interest) recovered from such other person, taking account of all costs, charges, expenses and Taxation incurred thereon by the Purchaser or any other member of the Purchaser's Group recovering that sum.

6.    ACTS OF PURCHASER

(A) No claim shall lie against the Sellers, the Business Sellers, the Share Seller or any of them under or in relation to the Warranties to the extent that such claim is attributable to:

      (i) any voluntary act, omission, transaction or arrangement carried out at the request of or with the consent (in either case, in writing) of the Purchaser or of a member of the Purchaser's Group other than the Company before, at or after Completion or of the Company after Completion or under the terms of this Agreement or any other agreement contemplated by it (other than a liability to Tax arising as a result of the entering into and/or the Completion of this Agreement); and

      (ii) any voluntary act, omission, transaction or arrangement carried out by the Purchaser or by a member of the Purchaser's Group on or after Completion unless such act, omission, transaction or arrangement was carried out or made by the Purchaser or any other member of the Purchaser' Group in the ordinary course of carrying on the European Culinary Brands Business after Completion or pursuant to any legally binding commitment entered into by the Company on or prior to Completion.

(B) The Sellers, the Business Sellers and the Share Seller shall not be liable for any breach of any Warranty which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser's Group or of any assets of any such member after, but not at, Completion or change in any accounting basis on which any member of the Purchaser's Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser's Group which is different from that adopted or used in the preparation of the Financial Information or the Accounts after Completion other than, where the member of the Purchaser's Group is the Company, a change which is certified by the auditors for the time being of the Company to be necessary because the basis, method, policy or practice of accounting of the Company at the date of Completion is not in accordance with any published accounting practices or principles then current.

7.    THE COMPLETION STOCKS STATEMENT

      No matter shall be the subject of a claim under the Warranties to the extent that facts or circumstances which would, but for this paragraph 7, allow such a claim to be made, have been taken into account (by way of a provision, allowance, reserve or otherwise) in the valuation of the Stocks or any of them in the Completion Stocks Statement.

8.    RETROSPECTIVE LEGISLATION

      No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach occurs or is increased as a result of any change in or introduction of any legislation announced, or if not announced in advance of being made, made, after the date of this Agreement with retrospective effect or as a result of the withdrawal of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or published practice of the relevant authorities.

9.    TAXATION

(A) Without prejudice to the generality of paragraph 8, the Sellers and the Business Sellers and the Share Seller shall not be liable in any event in respect of any breach of the Warranties if such breach or claim would not have occurred or arisen but for any change in the basis of, method of calculation of, or increase in the rate or rates of Taxation or changes in the published practice of any Tax Authority announced (or if not so announced in advance, being made) after the date of this Agreement but with retrospective effect (judged as when so announced or made) or the withdrawal of any extra-statutory concession currently granted by any Tax Authority.

(B) The Sellers and the Business Sellers and the Share Seller shall not be liable for any claim to the extent that it arises wholly or partly out of or is increased by virtue of a voluntary disclaimer by the Company after Completion of any claim for Relief made by it prior to Completion (other than any such disclaimer made at the written request of or with the written consent of the Sellers).

(C) The Sellers and the Business Sellers and the Share Seller shall not be liable in respect of any claims in respect of any breach of the Tax Warranties relating to the Shares (a "TAX CLAIM") if and to the extent that, without prejudice to the generality of sub-paragraph
      (B), such Tax Claim arises or is increased by virtue of a voluntary disclaimer by the Company after Completion of any claim for Relief made by the Company prior to Completion (other than any such disclaimer made at the written request or with the written consent of the Sellers).

(D) The Sellers and the Business Sellers and the Share Seller shall not be liable in respect of any breach of the Warranties if such liability would have been excluded under the provisions of clause 3 of the Tax Covenant had such liability been treated as a Tax Liability (as defined in the Tax Covenant) for the purposes of the Tax Covenant.

10.   DISCLOSURE

      Neither the Purchaser nor the Designated Purchaser shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter, in any document referred to in the Disclosure Letter, in any document delivered with the Disclosure Letter or in any document in the Data Room.

11.   APPORTIONMENTS OF CONSIDERATION

      For the avoidance of doubt, it is understood and agreed that neither the Sellers nor any Business Seller nor the Share Seller shall be liable for the accuracy of the valuations of assets and liabilities in Schedule 8.

12.   CLAIM TO BE REDUCTION OF FINAL CASH CONSIDERATION

      Any payment made by the Sellers or any other person in respect of any claim under the Warranties or the Tax Covenant shall be made (to the greatest extent possible) by way of repayment of the Final Cash Consideration payable by the Purchaser (on behalf of the relevant Designated Purchaser) under this Agreement to the Sellers (on behalf of the Share Seller or Business Sellers) and allocable to the greatest extent possible to the relevant Business Asset or Shares to which the claim relates.

13.   NON-EU INTELLECTUAL PROPERTY AND KNOW-HOW

      Without prejudice to any other provision of this Schedule, neither the Purchaser nor any Designated Purchaser shall be entitled to bring any claim for breach of any Warranty against the Sellers, the Business Sellers or the Share Seller or any of them in respect of matters relating directly to any Qualified IP Warranty Rights other than to the extent that the Sellers are aware of the facts or circumstances which would, but for this paragraph 13, allow the Purchaser or any Designated Purchaser to do so.

                                   SCHEDULE 5

                   (COMPLETION STATEMENT IN RESPECT OF STOCKS)

               PART A - PREPARATION OF COMPLETION STOCKS STATEMENT

1.    The Completion Stocks Statement shall:

      (i) be based on the books and records of the relevant Business Sellers and Company;

      (ii) consist of statements the Company or each relevant part of the Business conducted by a Business Seller in the format of Attachment 7 comprising a statement of the Completion Stocks Amount as at midnight (applicable local time) on the Completion Date in the currencies in which that part of the Completion Stocks Amount attributable to the Company or that Business Seller is reported as at the date of this Agreement in the books of the relevant Company or Business Seller;

      (iii) subject to sub-paragraphs (i) and (ii), be prepared on the basis and in accordance with the principles, policies, procedures, methods and practices of accounting set out in the Unilever Accounting Policy Manual; and

      (iv) subject to sub-paragraphs (ii) and (iii), be prepared in accordance with generally accepted accounting policies as adopted in the United Kingdom.

2. In the preparation of the Completion Stocks Statement, the Completion Stocks Amount shall be expressed in the currencies in which the said Completion Stocks Amount is reported as at the date of this Agreement in the books of the Company or Business Sellers. In determining the Completion Stocks Amount, the aggregate amounts for each of the Company or Business Sellers expressed in currencies other than Euros shall be converted into Euros at the Exchange Rate.

3. The Sellers shall deliver, or procure the delivery to the Purchaser by the date falling 60 Business Days after the Completion Date, of a draft Completion Stocks Statement (the "DRAFT COMPLETION STOCKS STATEMENT").

4. For the purposes of preparing the Draft Completion Stocks Statement, after Completion the Purchaser shall, and shall procure that each other member of the Purchaser's Group shall, give the Sellers and the Sellers' Accountants reasonable access at reasonable times to all books and records in their respective possession or control relating to the European Culinary Brands Business on or prior to the

      Completion Date and generally shall provide the Sellers with such other information and assistance as the Sellers may reasonably request (including the reasonable assistance of financial personnel who were employed in the European Culinary Brands Business at any time before Completion) for the purposes of preparing the Draft Completion Stocks Statement. Management of the European Culinary Brands Business shall act in good faith in connection with all matters involving the Completion Stocks Statement. The fees, costs and expenses of the Sellers' Accountants shall be paid by the Sellers.

5. The Purchaser shall have a period of 30 Business Days (the "REVIEW PERIOD") after the date of delivery to it by or on behalf of the Sellers of the Draft Completion Stocks Statement to review, in conjunction with the Purchaser's Accountants, the Draft Completion Stocks Statement and to present to the Sellers in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to the Draft Completion Stocks Statement. The only grounds upon which the Purchaser shall be entitled to object to the Draft Completion Stocks Statement are mathematical errors in the computation of the Completion Stocks Amount or that it has not been prepared in accordance with this Schedule and no objection shall be raised which would not, if successful, lead to an amendment to the Completion Stocks Amount in accordance with paragraph 8. Any such objections must be accompanied by a recalculation of each amount in the Draft Completion Stocks Statement based upon such objections and shall be accompanied by reasonable evidence supporting each objection.

6. For the purposes of enabling the Purchaser and the Purchaser's Accountants to present any such written objections as are referred to in paragraph 5, the Sellers shall, following the presentation of the Draft Completion Stocks Statement, give the Purchaser and the Purchaser's Accountants reasonable access at reasonable times to all books and records in their possession or control after the Completion Date relating to the European Culinary Brands Business and generally shall provide the Purchaser with such other information (including working papers) as the Purchaser may reasonably request PROVIDED THAT the Purchaser and the Purchaser's Accountants shall not be entitled to any such access or information which goes beyond that reasonably necessary to determine whether the Draft Completion Stocks Statement has been prepared in accordance with the provisions of this Schedule. The fees, costs and expenses of the Purchaser's Accountants shall be paid by the Purchaser.

7. If and to the extent that no such written objections as are referred to in paragraph 5 are properly presented to the Sellers by the end of the Review Period then the Draft Completion Stocks Statement shall, as between the Purchaser and the Sellers, be deemed to have been accepted and approved by the Purchaser and the Sellers and the Draft Completion Stocks Statement shall be final and binding on the Purchaser and the Sellers and shall constitute the "COMPLETION STOCKS STATEMENT", or the relevant part of the Completion Stocks Statement, for all purposes of this Agreement.

8. If and to the extent that any such written objections as are referred to in paragraph 5 are properly presented to the Sellers by the end of the Review Period then the Sellers and the Purchaser shall attempt to resolve the matters in dispute between them in good faith negotiations. To facilitate the Sellers' review of any such written objections, the Purchaser shall provide the Sellers and the Sellers' Accountants with such information (including working papers) as the Sellers may reasonably require for the purpose of the review. If there are any such matters in dispute between the Purchaser and the Sellers which have not been resolved in good faith negotiations within a period of 30 Business Days after the end of the Review Period, then the specific matters in dispute shall be referred for determination to an Expert who shall be instructed to notify the Sellers and the Purchaser of his determination within 20 Business Days of such referral. If the Purchaser and the Sellers resolve all matters in dispute in relation to the Draft Completion Stocks Statement, then the Draft Completion Stocks Statement shall, as between the Purchaser and the Sellers, be deemed to have been accepted and approved by the Purchaser and the Sellers and the Draft Completion Stocks Statement shall be final and binding on the Purchaser and the Sellers and shall constitute the "COMPLETION STOCKS STATEMENT", or the relevant part of the Completion Stocks Statement, for all purposes of this Agreement.

9. The Sellers shall, and shall procure that each other member of the Sellers' Group shall, and the Purchaser shall and shall procure that each other member of the Purchaser's Group shall, give the Expert reasonable access at reasonable times to all books and records in their respective possession or control relating to the European Culinary Brands Business and generally shall provide the Expert with such other information and assistance as the Expert may reasonably require. In making his determination, the Expert shall act as expert and not as arbitrator and shall provide a reasoned opinion for his determination and the Draft Completion Stocks Statement as amended by the Expert shall, as between the Sellers and the Purchaser and in the absence of manifest error by the Expert, be deemed to have been accepted and approved by the Sellers and the Purchaser, shall be final and binding on the Sellers and the Purchaser and shall constitute the "COMPLETION STOCKS STATEMENT" for all purposes of this

      Agreement. Notwithstanding the foregoing, any amendment by the Expert of any amount set out in the Completion Stocks Statement shall be within the range for such amount indicated by the Draft Completion Stocks Statement and any amendment to the Draft Completion Stocks Statement made pursuant to paragraph 8. The fees and costs of the Expert shall be paid as to 50 per cent. by the Purchaser and 50 per cent. by the Sellers. The Expert may, if he decides it is necessary or desirable to do so in his absolute discretion, refer any interpretational matter which relates to any dispute to a Leading Counsel approved by the Sellers and the Purchaser and the terms of appointment of the Expert shall allow him to make such reference.

10. Notwithstanding the foregoing paragraphs of this Schedule, where the value of the Stock in any relevant country as shown in the Completion Stocks Statement as finally determined or agreed in accordance with this Schedule differs by E100,000 or less from the value of that Stock as set out in the original Draft Completion Stocks Statement delivered pursuant to paragraph 3 then the value set out against the relevant country in the original Draft Completion Stocks Statement delivered pursuant to paragraph 3 shall be used for the purpose of determining the Completion Stocks Amount.



             PART B - CONSTITUENTS OF THE TARGET STOCKS AMOUNT
             -------------------------------------------------
                                E MILLION
                                ---------

      Belgium                          E1.6
      Denmark                          E0.1
      Finland                          E0.6
      France                           E2.9
      Germany                          E1.4
      Republic of Ireland              E0.7
      The Netherlands                  E0.5
      Portugal                         E0.3
      Sweden                           E1.8
      United Kingdom                   E12.0
      TOTAL:                           E21.9

                                   SCHEDULE 6

                       (BUSINESS SELLERS AND SHARE SELLER)

                            PART A - BUSINESS SELLERS

            (1)                                             (2)
LOCATION OF BUSINESS ASSETS                         BUSINESS SELLER(S)
---------------------------                         ------------------
Belgium                          Unilever Belgium N.V.
                                 P. A. B. Benelux N.V.

Denmark                          Van den Bergh Foods AB
                                 Unilever Danmark A/S

Finland                          Suomen Unilever Oy

France                           Fralib Sourcing Unit S.A.
                                 Bestfoods France S.A.
                                 Generale Condimentaire S.A.S.

Germany                          Union Deutsche Lebensmittelwerke GmbH

Republic of Ireland              W. & C. McDonnell Limited
                                 Brooke Bond Oxo (Ireland) Limited

The Netherlands                  Van den Bergh Nederland B.V.

Portugal                         Knorr Bestfoods Portugal Produtos Alimentares, S.A.;
                                 Fima/VG - Distribuicao de Produtos Alimentares Limitada.

Sweden                           Van den Bergh Foods AB

            (1)                                             (2)
LOCATION OF BUSINESS ASSETS                         BUSINESS SELLER(S)
---------------------------                         ------------------
                                 AB Bjare Industrier
                                 Vato Produkter AB

United Kingdom                   Van den Bergh Foods Limited

                PART B - SHARE SELLER AND OWNERSHIP OF THE SHARES

       (1)                             (2)                              (3)                    (4)                   (5)

 JURISDICTION OF                 NAME OF COMPANY                NUMBER AND CLASS OF    REGISTERED HOLDER(S)      SHARE SELLER
INCORPORATION OF                                                 SHARES TO BE SOLD
     COMPANY
The Netherlands        Royco Voedingmiddelenfabrieken B.V.      480 ordinary shares     Unilever Nederland    Unilever Nederland
                                                                of Fl.1,000 each        B.V.                  B.V.

                                   SCHEDULE 7

                   (BASIC INFORMATION CONCERNING THE COMPANY)

                       ROYCO VOEDINGMIDDELENFABRIEKEN B.V.

Place of incorporation:            Utrecht, the Netherlands

Date of incorporation:             11th March, 1942 (incorporated as an N.V.;  re-registered as a B.V. on 26th October, 1972)

Registered number:                 30014087 at the Chamber of Commerce in Utrecht

Address of registered office:      Heycopstraat 42
                                   3521 EN Utrecht
                                   The Netherlands

Issued share capital:              Fl. 480,000, comprising 480 ordinary shares of Fl. 1,000 each

Directors:                         Nicolaas Marinus 't Hooft
                                   Cornelis Wilhelmus van der Waaij

Accounting reference date:         31st December

Auditors:                          PricewaterhouseCoopers
                                   Marten Meesweg 25
                                   3086 AV Rotterdam
                                   The Netherlands

Tax residence:                     The Netherlands

                                   SCHEDULE 8

                    (ALLOCATION OF FINAL CASH CONSIDERATION)

                           PART A - GENERAL PROVISIONS

1. The Final Cash Consideration and the amount of the Assumed Liabilities shall be apportioned between the Business Assets, the Shares and the licences granted in Clauses 3(G)(iii), 10(K) and 20(D) and between categories of Business Asset, Shares and those licences on the basis set out in this Schedule and such apportionment shall be adopted by the Sellers and the Purchaser for all purposes (including Tax) subject to any further adjustment in accordance with paragraph 12 of Schedule 4 and any other adjustment provisions.

2. After the Completion Stocks Statement has been prepared in accordance with Schedule 5, the Final Cash Consideration shall be apportioned between the Business Assets and the Shares on the following basis:

         (i) if the value of any Stock comprised in the Completion Stocks Statement expressed in Euros is greater or less than the value provisionally apportioned to such Stock for the purposes of compiling Part B of this Schedule expressed in Euros, then the value provisionally apportioned pursuant to paragraph 3 above to such Stock shall be increased or reduced (as the case may be) by the difference; and

         (ii) if the aggregate value of the items comprised in the Completion Stocks Statement in relation to the Company expressed in Euros is greater or less than the aggregate value provisionally apportioned to such items for the purposes of compiling Part B of this Schedule expressed in Euros, then the value provisionally apportioned pursuant to paragraph 3 above to the Shares in the Company shall be increased or reduced (as the case may be) by the difference.

                   PART B - ALLOCATION OF THE DEBT FREE PRICE

[This attachment has been omitted pursuant to Section 601(b)(2) of Regulation S-K. The registrant agrees to file a copy of the attachment upon the request of the Securities and Exchange Commission.]

                                   SCHEDULE 9

                                  (PROPERTIES)

                      PART A - GENERAL PROPERTY PROVISIONS

1.       MATTERS TO WHICH THE SALE IS SUBJECT

         The Business Properties are sold subject to and (where appropriate) with the benefit of the following matters:

         (i)      all local land charges;

         (ii) all notices served and orders, demands, proposals or requirements made by any local or other competent authority;

         (iii) all exceptions and reservations of whatever nature, all rights of way, water, light, air or other rights, easements, quasi-easements, wayleaves (whether constituted in the title deeds or otherwise) and third party rights of possession or occupation;

         (iv) in the case of a Business Property which is leasehold, the covenants, obligations and conditions on the part of the lessee contained in the Lease; and

         (v) in the case of a Business Property which is affected by any Letting Documents the covenants, obligations and conditions on the part of the relevant Business Seller in the Letting Documents and the other terms and conditions therein.

2.       SALE SUBJECT TO LETTING DOCUMENTS

         Each Business Property is sold subject to any Letting Documents but otherwise with vacant possession.

3.       TITLE

         Without prejudice to the terms of Schedule 3 or to the terms of the Disclosure Letter, the Purchaser shall be deemed to be purchasing with full knowledge of the contents of all deeds and other documents of title relating to the Business Properties and shall raise no requisition or object in relation to any such title save in respect of any matters revealed by pre-Completion searches.

4.       PROPERTY CONSENTS

(A) This paragraph and paragraph 5 apply to those Business Properties in relation to which a Property Consent is required for the transfer or assignment to the Purchaser and remains to be obtained as at the Completion Date (including any Business Property held in whole or in part under a lease containing an absolute prohibition on assignment).

(B) The relevant Business Seller shall use its reasonable endeavours at its own expense to obtain the Property Consents. The Purchaser shall provide to any landlord lawfully requiring the same a direct covenant by the Purchaser with the landlord to observe and perform the terms of the relevant lease together with a sufficient reasonable guarantee or other reasonable security for such obligation on such terms and in such form as the relevant landlord is lawfully entitled to require.

(C) The Purchaser shall supply all references and other evidence and information reasonably and lawfully required by any landlord or any other third party in order to obtain the Property Consents.

(D) The relevant Business Seller shall pay the professional fees of any landlord and its advisers incurred in connection with all applications for the Property Consents.

(E) If any Property Consent shall not have been obtained by nine months after Completion the relevant Business Seller shall in relation to each Business Property so affected:

         (i) at its own expense make and diligently pursue an application to a Court of competent jurisdiction for a declaration that the Property Consent is being withheld unreasonably (where the relevant landlord is not entitled to withhold consent in such a manner) and if necessary pursue an appeal on a decision that consent is not being withheld unreasonably unless either the Business Seller and the Purchaser agree that such an application or appeal as applicable has no realistic prospect of success or the Business Seller obtains advice from leading counsel to the same effect; and

         (ii) at its own expense apply to the relevant landlord for a Property Approval to an underlease to the Purchaser for a term equal to the residue of the term of the relevant lease (less three days) and otherwise on the same terms of such lease.

5.       DELAYED LEGAL COMPLETION

(A) If a Property Consent has not been obtained by Completion in relation to a Business Property then the date for legal completion of the sale and purchase of the relevant Business Property shall be postponed to the tenth Business Day after the earlier of:

         (i)      the date on which the Property Consent is obtained;

         (ii) the expiration of the period for the lodging of an appeal against a decision of a Court of competent jurisdiction that the Property Consent is being unreasonably withheld without such appeal being lodged;

         (iii) the Purchaser (if it so elects) giving notice that it wishes to complete the Property Transfer notwithstanding the non-issue of the Property Consent; and

         (iv) in respect of the Business Properties to which paragraph 5(E) does not apply the day two years after the Completion Date.

(B) Pending legal completion and with effect from Completion the relevant Business Seller will procure that in relation to any relevant Business
         Property:

         (i) the Purchaser is permitted (with all persons authorised by it) to have the unrestricted use and occupation of either the whole of the Business Property or such parts of the Business Property as are not subject to any Leases;

         (ii) no contract is entered into disposing of any interest in or granting any right over or varying or surrendering the lease of the Business Property;

         (iii) if the relevant Business Property is leasehold, and subject to being put in funds by the Purchaser, the rents, service charges, outgoings and other sums reserved by the relevant lease are paid;

         (iv) no steps are taken in relation to any rent review pursuant to the lease of a Business Property without the consent of the Purchaser (such consent not to be unreasonably withheld);

         (v) a copy of any notice received in respect of the Business Property is promptly produced to the Purchaser and the Business Seller takes at the request and cost of the Purchaser all such appropriate action in response to such notice as the Purchaser shall properly require; and

         (vi) the Purchaser is accounted to forthwith for any income received from the Business Property.

(C) Pending legal completion and with effect from Completion in relation to any relevant Business Property the Purchaser will:

         (i) within five Business Days of written demand, put the relevant Business Seller in funds so as to enable it to pay when due all rents, service charges and other outgoings payable in respect of the relevant Business Property;

         (ii) by way of indemnity only, observe and perform the covenants and conditions contained in the title deeds and documents relating to the relevant Business Property including the Lease; and

         (iii) indemnify the relevant Business Seller against the acts or omissions of the employees, servants, agents, licensees and invitees of the Purchaser in or about the relevant Business Property.

(D)      The Purchaser acknowledges that:

         (i) as against any person from whom a Property Consent is to be obtained in accordance with this Agreement it has no right to possession or occupation of the relevant Business Property; and

         (ii) in the event of a court order being obtained by any such person it will vacate the relevant Business Property on demand.

(E) In respect of any leasehold Business Property for which the landlord has an unqualified discretion to refuse consent to an assignment novation and underletting if the landlord shall refuse such consent and shall formally require the Purchaser to vacate the relevant Business Property the Purchaser shall vacate the relevant property and the Seller shall retain such Business Property.

6.       UNDERLEASE

(A) This clause shall apply to any Business Property (an "UNCONSENTED PROPERTY") in relation to which a Property Consent is required where:

         (i) the parties agree that Property Consent has been reasonably withheld; or

         (ii) the Property Consent has been refused and the landlord has no obligation to act reasonably in deciding whether or not to grant a Property Consent; or

         (iii) the relevant Business Seller having complied with its obligations under sub-paragraph 4(E)(i) the Court has refused to grant a declaration; or

         (iv) the Property Consent has not been issued by the date nine months after the date of this Agreement unless an application has been made to the Court for a declaration that the Property Consent has been unreasonably withheld and such application has not been determined.

(B) The relevant Business Seller agrees to grant (or procure to be granted) and the Purchaser agrees to take up an underlease of each Unconsented Property (the "UNDERLEASE").

(C) The relevant Business Seller shall apply for and use its reasonable endeavours to obtain Property Underlease Approval and the Purchaser shall support such application in like manner as the applications pursuant to paragraph 4 above. The relevant Business Seller will make an application to a Court of competent jurisdiction for a declaration that the Property Underlease Approval is being withheld unreasonably upon request by the Purchaser (acting reasonably) (even though nine months has not elapsed since the Completion Date) and at the Purchaser's expense. This paragraph 6(C) shall not apply where the landlord has no obligation to act reasonably in deciding whether or not to grant a Property Underlease Approval.

(D) Such underlease shall be completed on the tenth Business Day after the earlier of:

         (i)      the Property Underlease Approval being obtained; and

         (ii) the expiry of the period for the lodging of an appeal against a decision made by a Court of competent jurisdiction that the Property Underlease Approval has been unreasonably withheld without such appeal being lodged.

(E) The underleases of each Unconsented Property will be for terms equal to the unexpired term of the relevant Lease less three days and will be otherwise on the same terms as the relevant Lease with provision for the rent to be the same as the rent agreed or determined from time to time under the Lease, a covenant by the underlessee to observe and perform the terms of the Lease other than those relating to the payment of rent and a covenant by the underlessor to pay the rent reserved by the Lease.

(F) Where the Property Consent is obtained or a declaration is obtained that such Property Consent has been unreasonably withheld after completion of such underlease this Agreement shall continue to take effect for the purpose of assigning or transferring the Lease to the Purchaser subject to and with the benefit of the Underlease.

(G) The Business Seller shall be liable for all title registration costs including stamp duty associated with the Underlease when the Property Consent has been refused in the circumstances described in paragraph 6(A)(ii).

7.       DEPOSITS

         Unless it is unlawful to do so, on legal completion the relevant Business Seller will transfer (or procure to be transferred) to the Purchaser the benefit of all sums held as security for payment of rents and licence fees or the performance of the covenants or obligations under the Letting Documents.

8.       THE PROPERTY TRANSFER AND UNDERLEASE

(A) Subject to paragraph 5, legal completion of the transfer of the Business Properties shall take place on completion.

(B) Subject to paragraph 8(C), on legal completion the relevant Business Seller will deliver a duly signed or executed Property Transfer of the Business Property to the Purchaser.

(C) If the Business Seller has applied to the relevant landlord for its consent to an underlease in accordance with paragraph 6 and the Business Seller has obtained such consent (but has not obtained a consent for a transfer or an assignment), on legal completion the relevant Business Seller will deliver a duly executed underlease of the relevant Business Property to the Purchaser and the Purchaser will accept the underlease and deliver a duly executed counterpart to the Business Seller.

(D) The relevant Business Seller will not by reason of any covenants implied by law or statute or otherwise expressed in any Property Transfer of a Business Property which is leasehold be deemed to covenant expressly or impliedly that the obligations contained in any lease of the Business Property relating to its state and condition have been complied with and the Property Transfer will contain a declaration to that effect.

(E) The Business Seller shall produce drafts of the Property Transfers of the Business Properties for approval by the Purchaser within 10 Business Days after the date of this Agreement. The Property Transfers shall be in a form generally acceptable in the relevant jurisdiction and shall be agreed between the relevant Business Seller and the Purchaser who shall each act reasonably and in good faith.

(F) The Purchaser shall notify the Business Seller in writing of any amendments which it reasonably requires to the form of the Property Transfer (including provisions for assignment of ancillary documents) in order to ensure that such Property Transfer enables the Purchaser or such person as it may direct to continue to use the relevant Business Property in substantially the same manner (including as to terms and cost) as they are used for the purposes of the Business at the date of this Agreement.

9.       OTHER JURISDICTIONS

         The parties acknowledge and undertake to each other that:

(A) notwithstanding that certain of the arrangements provided for or envisaged by Part A of this Schedule 9 including without limitation the form of the Property Transfer may not be capable of being directly or appropriately applied in jurisdictions other than England and Wales ("OTHER JURISDICTIONs") under the laws, established law practices and procedures of those jurisdictions ("FOREIGN LAWS"), the commercial principles underlying the provisions and intentions of Part A shall be applied as closely as possible in the Other Jurisdictions to produce as nearly as possible the same commercial results; and

(B) to the extent that the arrangements provided for or envisaged by Part A of this Schedule 9 (including, without limitation, the form of the Property Transfer) cannot readily or appropriately and with reasonable practicality be wholly applied in Other Jurisdictions under Foreign Laws, they will apply subject to such alteration and amendment as may be necessary or desirable in order to achieve in reasonably practical terms the same commercial results (or as nearly as possible the same commercial results, taking into account the relevant Foreign laws) as would be achieved in England and Wales on the application of those arrangements.

(C) to the extent necessary in order to achieve in Other Jurisdictions the commercial results intended by this Part A, Clause 33 shall apply.

                  PART B - COUNTRY-SPECIFIC PROPERTY PROVISIONS

10.      FRANCE

(A) In relation to the Business Property located in France, the relevant Property Transfer shall be drawn up and carried out by a French notary.

(B) The Purchaser is aware that the District of Dunkirk may exercise its pre-emption right in respect of the Business Property located in France.

(C) Without prejudice to the generality of Clause 38(B), the Purchaser shall procure that all title registration costs (including, but not limited to, registration duties) with respect to the Business Property located in France and the transfer thereof are paid to the relevant French Tax Authorities.

11.      SWEDEN

(A) The relevant Business Seller shall transfer to the relevant Designated Purchaser all of the Business Properties in Sweden free and clear of all pre-emption rights which may be exercisable by a municipality or other body.

(B) In the event the Business Property is registered, in whole or in part, for voluntary deductions of incoming value added tax the relevant Business Seller may be obliged to refund deducted value added tax on to the tax authority, as a consequence of this transfer. In such case, the Purchaser shall, in addition to the Specific Purchase Price, make payment to the relevant Business Seller on the Completion Date of an amount corresponding to the sum to be refunded by the relevant Business Seller.

(C) The Purchaser shall be liable for all title registration costs, including stamp duty, associated with the purchase.

(D) Upon payment of the Purchase Price by the Purchaser on the Completion Date, the relevant Business Seller shall acknowledge receipt thereof by a purchase deed, for registration purposes (Sw. Kopebrev).

12.      UNITED KINGDOM

         At completion of the transfers of the Business Properties at Ashford, United Kingdom, the Purchaser shall procure that the relevant Designated Purchaser enters into a deed of covenant in the form required pursuant to clause 5.2(b) of the Transfer dated 7th July, 1997 made between Batchelors Peas Limited and Quest International (Fragrances, Flavours, Food Ingredients) UK Limited.

                                     PART C

                               BUSINESS PROPERTIES

1.       ENGLAND AND WALES

(A)      FREEHOLD PROPERTIES WITH REGISTERED TITLES

REGISTERED PROPRIETOR            TITLE NUMBER   NATURE OF TITLE    SHORT DESCRIPTION                              USE
(OWNER)
Van den Bergh Foods Limited      NT341924       Absolute           Freehold factory site lying to the south of    Part factory site
(Co. No. 43520)                                                    Claylands Avenue, Worksop.                     and sports ground

Van den Bergh Foods Limited      NT354822       Absolute           Freehold factory site lying to the south of    Factory
(Co. No. 43520)                                                    Claylands Avenue, Worksop.

(B)  FREEHOLD PROPERTIES WITH UNREGISTERED TITLES

ESTATE OWNER               DATE OF CONVEYANCE TO   PARTIES                SHORT DESCRIPTION                           USE
                           ESTATE OWNER
Batchelors Peas Limited    9th August, 1955        C.A. Caslon Esq. and   Freehold factory site lying to the south    Factory (part)
(Co. No. 67259)                                    Others (1)             west side of Willesborough Road, Ashford.
                                                   Batchelors Peas
                                                   Limited (2)

Batchelors Peas Limited    20th May, 1957          Herbert George Brett   Land lying to the south west of             Factory
(Co. No. 67259)                                    (1) Eleanor Mitchell   Willesborough Road, Ashford.
                                                   (2) Batchelors Peas
                                                   Limited (3)

                           (N.B. There was a sale of part (Title No. K776365) by Batchelors Peas Ltd. to Quest International (Fragrances, Flavours, Food Ingredients) UK Limited (Co. No. 691403) in 1997.)

(C)  LEASEHOLD PROPERTIES WITH REGISTERED TITLES

REGISTERED        TITLE     DATE OF          PARTIES             UNEXPIRED  CURRENT   NEXT    SHORT                    USE
PROPRIETOR        NUMBER    REGISTERED                           TERM       RENTAL    RENT    DESCRIPTION
(OWNER)                     LEASE                                           (L)       REVIEW
Van den Bergh     K776731   7th July, 1997   Quest               97 years                     Land to the west side    Soil area
Foods Limited                                International                                    of Willesborough Road,
(Co. No. 43520)                              (Fragrances,                                     Ashford.
                                             Flavours, Food
                                             Ingredients) UK
                                             Limited (1)
                                             Van den Bergh
                                             Foods Limited (2)

Van den Bergh     K776733   7th July, 1997   Quest               97 years                     Land to the west side    Industrial
Foods Limited                                International                                    of Willesborough Road,   effluent area
(Co. No. 43520)                              (Fragrances,                                     Ashford.
                                             Flavours, Food
                                             Ingredients) UK
                                             Limited (1)
                                             Van den Bergh
                                             Foods Limited (2)

Van den Bergh     K776736   7th July, 1997   Quest               97 years                     Land to the west side    Steam plant
Foods Limited                                International                                    of Willesborough Road,   and oil tank
(Co. No. 43520)                              (Fragrances,                                     Ashford.
                                             Flavours, Food
                                             Ingredients) UK
                                             Limited (1)
                                             Van den Bergh
                                             Foods Limited (2)

Van den Bergh     K776738   7th July, 1997   Quest               97 years                     Land to the west side    Water tower
Foods Limited                                International                                    of Willesborough Road,   area
(Co. No. 43520)                              (Fragrances,                                     Ashford.
                                             Flavours, Food
                                             Ingredients) UK
                                             Limited (1)
                                             Van den Bergh
                                             Foods Limited (2)

2.       FRANCE

Bestfoods France S.A.            Freehold    Plot numbers 2, 102 and 103 located within          Plot number 2:  research
                                             an industrial complex subject to joint              centre.
                                             ownership and built on land registered
                                             with the Land Registry of Dunkirk under             Plot number 102:  11 car
                                             section AI No. 162 at, registered with the          parking spaces.
                                             Land Registry of Dunkirk under section A1
                                             No.162.                                             Plot number 103:  11 car
                                                                                                 parking spaces.
                                             Surface area of plot number 2:  1,045
                                             square metres.

                                             Address:  rue Charles Fourrier, Zone
                                             Industrielle, 59760 Grande Synthe.

Generale Condimentaire S.A.S.    Freehold    Plot numbers 1, 101, 104, 105, 106, 107 and 108     Factory
                                             located within an industrial complex subject to
                                             joint ownership and built on land registered
                                             with the Land Registry of Dunkirk under section
                                             AI No. 162 (formally registered under sections
                                             A1 Nos. 128, 129, 131, 135, 143, 145, 147, 137,
                                             138 and


                                             140).


                                             Factory built on this land.

                                             Surface area of the land:  70,000 square metres.

                                             Surface area of the factory:  17,261 square
                                             metres.

                                             Address:  rue Charles Fourrier, Zone
                                             Industrielle, 59760 Grande Synthe.

3.       REPUBLIC OF IRELAND


OWNER                            TENURE      SHORT DESCRIPTION                                   USE
W. & C. McDonnell Ltd.           Freehold    Factory premises at Marsh Road, Drogheda,           Factory and offices
                                             Co. Louth.

4.       SWEDEN

OWNER                        TITLE NUMBER                        TENURE     SHORT DESCRIPTION             USE
Vato Produkter AB            1. Kristianstad, Araslov 1:170      Freehold   Industrial site where Van     Manufacturing, storage and
(Reg. No. 556025-9193)       2. Kristianstad, Isgrannatorp 1:15             den Bergh Foods AB            office facilities.
                             3. Kristianstad, Isgrannatorp 1:16             manufactures dry mix
                             4. Kristianstad, Isgrannatorp 1:19             products.
                             5. Kristianstad, Isgrannatorp 1:21

AB Bjare Industrier          1. Kristianstad, Isgrannatorp 1:11  Freehold   Industrial site where Van     Manufacturing, storage and
(Reg. No. 556026-8970)       2. Kristianstad, Isgrannatorp 1:18             den Bergh Foods AB            office facilities.
                             3. Kristianstad, Isgrannatorp 1:23             manufactures dry mix
                             4. Kristianstad, Isgrannatorp 1:26             products.

Vato Produkter AB (Reg No.   1. Kristianstad Isgrannatorp 1:19   Leasehold  Agricultural land             Pasture land
5560259193)                                                                 surrounding the Industrial
                                                                            Side where Van Den Bergh
                                                                            Foods AB manufacture dry mix
                                                                            products

Vato Produkter AB (Reg. No.  1. Kristianstad Isgrannatorp 1:18   Leasehold  Agricultural land             Pasture land
5560259193)                                                                 surrounding the Industrial
                                                                            Site where Van Den Bergh
                                                                            Foods AB manufacture dry mix
                                                                            products

                                     PART D

                               COMPANY PROPERTIES

         THE NETHERLANDS

OWNER                                TENURE     SHORT DESCRIPTION                           USE                          VALUE (E)
Royco Voedingmiddelenfabrieken B.V.  Leasehold  Land at Land Registry Catharijne Section D  Plant, property, lot, lodge
                                                Number 8565 with registered title numbers
                                                1695/54 and 1910/17.

Royco Voedingmiddelenfabrieken B.V.  Leasehold  Land at Land Registry Catharijne Section D  Lodge, plant
                                                Number 8586 with registered title numbers
                                                6506/2 and 6611/38.
Royco Voedingmiddelenfabrieken B.V.  Leasehold  Land at Land Registry Catharijne Section D  Entry
                                                Number 8584 with registered title numbers
                                                6506/2 and 6611/38.

                                   SCHEDULE 10

                                   (PENSIONS)

                                    CONTENTS

                                     PART 1

                                            FULLY FINANCING

                                                                                                  Page
1.       Transferred Relevant Benefits to be Fully Financed                                        157

2.       Actuarial Valuation                                                                       158

3.       Shortfall                                                                                 159


                                         PROVISION OF BENEFITS

4.       Benefits to be provided by the Purchaser                                                  163

5.       Benefits to be provided by the Sellers                                                    169

6.       Expatriate employees                                                                      169

                                         INTERIM ARRANGEMENTS

7.       Continued participation in Sellers' Group Plans                                           171

8.       No increase in regular pension cost or liabilities                                        172

                                               DISPUTES

9.       Disputes                                                                                  174

                                               COVENANTS

10.      Covenants                                                                                 175

                                             OTHER ISSUES

11.      Transfers of assets from a funded Sellers' Group Plan                                     178

12.      Position where Relevant Benefits are split                                                179

13.      Transfer of Relevant Benefits                                                             179

14.      Voluntary Fund                                                                            181

15.      Employees who become employees of the Sellers' Group after the Completion Date            182

16.      Changes to Progress Pension Fund                                                          182

17.      Unilever (Ireland) Superannuation Fund                                                    183

                                   PART 2 - UK

                     PART 3 - DEFINITIONS AND INTERPRETATION

                                     PART 1

                                 FULLY FINANCING

1.       TRANSFERRED RELEVANT BENEFITS TO BE FULLY FINANCED

1.1 Subject to PARAGRAPH 13 and PARAGRAPH 16.3(a), the Sellers shall use their reasonable endeavours to procure that the funded Transferred Relevant Benefits are Fully Financed promptly after the Value of such funded Transferred Relevant Benefits has been determined in accordance with this Schedule and all necessary consents and approvals have been obtained.

1.2      PARAGRAPH 3 applies, subject to PARAGRAPH 13:

         (a) in respect of funded Transferred Relevant Benefits, to the extent the Transferred Relevant Benefits are not Fully Financed; and

         (b)      in respect of unfunded Transferred Relevant Benefits.

1.3 "FULLY FINANCED" in respect of any funded Transferred Relevant Benefit means that the Value of any Transferred Assets in respect of that funded Transferred Relevant Benefit is equal to the Value of that funded Transferred Relevant Benefit as at the Completion Date.

1.4      1.4.1    Neither the Sellers nor the Purchaser intend that any transfer of surplus assets (being, in the case of Transferred Relevant
                  Benefits, Transferred Assets in excess of the Value of the Transferred Relevant Benefits transferred to that Purchaser's
                  Group Plan, each valued as at the Completion Date) will be made from a Sellers' Group Plan to a Purchaser's Group Plan and each of the Sellers and the Purchaser will use their respective reasonable endeavours to effect that intention.

         1.4.2 Without prejudice to the generality of PARAGRAPH 1.4.1, any surplus distributed or allocated by the Swedish Staff Pension Society (SPP) to or for the benefit of any member of the Sellers' Group in respect of ITP benefits shall be retained by that member of the Sellers' Group and shall not be transferred or allocated to a Purchaser's Group Plan or member of the Purchaser's Group.

1.5 PARAGRAPH 1.6 shall apply notwithstanding any other provision of this Schedule.

1.6      1.6.1    If a Benefit under a Relevant Sellers' Group Plan becomes
                  payable to or in respect of a Pensionable Employee as a result of the termination of his employment on or with effect from Completion, or prior to Completion where immediately after such termination he becomes employed by another member of the Group, that Benefit shall not be treated as a Transferred
                  Relevant Benefit for the purposes of this document.

         1.6.2 If a Transferred Relevant Benefit is reduced as a result of a benefit becoming payable to or in respect of a Pensionable Employee as a result of the termination of his employment on or with effect from Completion, or prior to Completion where immediately after such termination he becomes employed by another member of the Group, that reduction shall be treated as if it had occurred as at Completion, and so reduce the Value of the Transferred Relevant Benefit as at Completion, and the Sellers and Purchaser agree that the provisions of this document shall be applied in such a way as to give effect to that principle, making appropriate allowance for the change in the time value of money where calculations are performed as at different dates.

1.7 To the extent the Sellers and the Purchaser are unable to agree on the application of PARAGRAPH 1.6, PARAGRAPH 9 shall apply.

2.       ACTUARIAL VALUATION

2.1 This PARAGRAPH 2 applies where the Value of a Transferred Relevant Benefit or a Transferred Asset is to be determined.

2.2 Subject to PARAGRAPH 2.3, the actuarial method and assumptions to be used for determining the Value of a Transferred Relevant Benefit are:

         (a)      those set out in the Actuarial Annex, if applicable;

         (b) if (a) does not apply, those used in the last actuarial valuation of the applicable Plan which was completed, and the report in respect of which was signed by the Plan's actuary, prior to the date of this Agreement and, in the case of a Benefit provided under a funded Plan, also used for funding the Benefit; or

         (c) if neither (a) nor (b) applies, such reasonable actuarial method and assumptions as may be agreed between the Sellers and the Purchaser or, in default of agreement, as determined under PARAGRAPH 9.

2.3      2.3.1    For the avoidance of doubt:

         (a) in determining the Value of a Transferred Relevant Benefit, only the actuarial method and assumptions referred to in PARAGRAPH 2.2(a), (b) or (c) shall apply. For example, where an actuarial method and assumptions in respect of a Relevant Sellers' Group Plan are set out in the Actuarial Annex, PARAGRAPHS 2.2(b) and 2.2(c) shall be disregarded in relation to that Relevant Sellers' Group Plan;

         (b) without prejudice to the generality of (a) above, no allowance shall be made under PARAGRAPH 2.2 (unless agreed by the Sellers in their absolute discretion) for any established practice referred to in PARAGRAPH 4.2.1 or for the provision of lump sum death benefits except in each case to the extent provided for (whether expressly or otherwise) in the actuarial method and assumptions set out in the Actuarial Annex or completed actuarial valuation.

         2.3.2 If the valuation method referred to in PARAGRAPH 2.2 would otherwise value the accrual of Transferred Relevant Benefits by reference to service after the Completion Date, it shall instead be based on service up to the Completion Date and any contributions in respect of post-Completion Date service shall be disregarded.

         2.3.3 In valuing the Transferred Relevant Benefits it shall be assumed there is no obligation to equalise benefits (to the extent not already equalised under the Relevant Sellers' Group Plan in question) under Article 141 including, without limitation, accrued rights to guaranteed minimum pensions in the UK.

2.4      2.4.1    Unless the Sellers and the Purchaser otherwise agree, the
                  actuarial valuations will be undertaken by the Sellers'
                  Actuary and agreed by the Purchaser's Actuary or, in default of agreement, determined in accordance with PARAGRAPH 9.

         2.4.2    The Sellers and the Purchaser shall each:

                  (a) use all reasonable endeavours to procure that any information which may reasonably be required by the Sellers' Actuary or the Purchaser's Actuary for the purpose of undertaking and agreeing such valuation shall, to the extent that it is within the power or control of the Sellers or the Purchaser, as the case may be, be supplied to such actuary and that any such information so supplied shall be true, complete and accurate in all material respects; and

                  (b) use all reasonable endeavours to procure that their or its actuary acts promptly and that such valuations are completed promptly.

3.       SHORTFALL

3.1 This PARAGRAPH 3 applies, subject to PARAGRAPH 13, where there is a Gross Shortfall. For the avoidance of doubt, the Sellers shall have no obligation under this PARAGRAPH 3 in respect of any Transferred Relevant Benefits in relation to which the Purchaser has not complied with its obligations under PARAGRAPH 13.

3.2 If, in respect of any Transferred Relevant Benefit, A is less than B, the amount of that shortfall is the "GROSS SHORTFALL".

3.3 A represents the Value of the Transferred Assets in respect of that Transferred Relevant Benefit.

         B represents the Value of the Transferred Relevant Benefit.

         NOTE: EXCEPT IN THE CASE OF A RELEVANT SELLERS' SERA PLAN, THE VALUE OF THE TRANSFERRED ASSETS IN RESPECT OF A TRANSFERRED RELEVANT BENEFIT FROM AN UNFUNDED RELEVANT SELLERS' GROUP PLAN IS NIL.


3.4      3.4.1    If a Shortfall is determined in relation to any Transferred
                  Relevant Benefit the Sellers shall, subject to PARAGRAPH 3.5, promptly pay to the Purchaser (by way of adjustment to the Final Cash Consideration) an amount in Euros equal to the aggregate of:

                  (a)      that Shortfall divided by the Market Adjustment
                           Factor; plus

                  (b) an amount calculated as if it were interest at the Agreed Rate (accrued daily and compounded monthly) on an amount equal to the amount in (a) for the period from and including the Completion Date to and excluding the date of actual payment.

         3.4.2 Where the Transferred Relevant Benefit is transferring to a funded Purchaser's Group Plan, the Purchaser shall pay any amount received under PARAGRAPH 3.4.1 into that Plan.

         3.4.3 Any such payment into the Purchaser's Group Plan shall be made:

                  (a) promptly on receipt by the Purchaser of the amount paid under PARAGRAPH 3.4.1; or

                  (b) to the extent necessary so as to ensure the maximum degree of tax relief reasonably available is obtainable for the payment, in instalments over a period expiring on or before the third anniversary of the Completion Date.

         3.4.4 If the payment to the Purchaser's Group Plan is made in instalments, the Purchaser shall increase the amount to be paid in by an amount calculated as if it were interest at the Agreed Rate (accrued daily and compounded monthly) on an amount equal to the unpaid instalment for the period from and including the date of payment under PARAGRAPH 3.4.1 to and excluding the date of payment to the Purchaser's Group Plan.

3.5      3.5.1    (a)      In relation to any Transferred Relevant Benefits in a
                           particular country, no Shortfall shall be payable under this PARAGRAPH 3 until the Shortfalls have been established in relation to all of the Transferred
                           Relevant Benefits in that country.

                  (b) PARAGRAPH 3.5.1(a) shall not apply in respect of the Transferred Relevant Benefits under a Sellers' Group Plan to which PARAGRAPH 7 applies.

                  (c) The country in respect of which a Transferred Relevant Benefit arises shall be determined by reference to the country listed in the Actuarial Annex against the Relevant Sellers' Group Plan in question. In relation to the Netherlands, any Shortfall calculated by reference to PARAGRAPH 16 shall be disregarded for the purposes of this PARAGRAPH 3.5.

         3.5.2 An account shall then be taken of the Shortfalls arising under this PARAGRAPH 3 to which PARAGRAPH 3.5.1(a) applies in respect of the Transferred Relevant Benefits in the country in question as at such date as may be agreed between the Sellers and the Purchaser for that country, or in default of agreement, as at the last day of the calendar month following the calendar month in which the last of such Shortfalls has been determined (the "CALCULATION DATE" for that country). For this purpose, the reference to the date of actual payment in PARAGRAPH 3.4.1 shall be construed as a reference to the Calculation Date.

         3.5.3 No Shortfall shall be payable in relation to a country unless the aggregate net amount of any Shortfalls in that country exceeds E25,000.

3.7 Where a transfer of assets is made from a Sellers' Group Plan to a Purchaser's Group Plan by instalments, the preceding provisions of this PARAGRAPH 3 shall be applied with such changes as the parties may agree to be fair to preserve the time value of the transferred assets as at the Completion Date or, in default of agreement, as may be determined under PARAGRAPH 9.

3.8

         3.8.1    In this PARAGRAPH 3.8:

                  A represents the amount of monthly contribution a Pensionable Employee could have been required to contribute to a Sellers' Group Plan under the provisions of that Plan in force immediately prior to the Completion Date but for any surplus or deficit in that Plan; and

                  B represents the amount (if any) of monthly compulsory contribution he pays to the Sellers' Group Plan in question at the Completion Date.

         3.8.2 where A exceeds B in relation to a Pensionable Employee under any Sellers' Group Plan, the value as at Completion of (A-B) for the period of 1 year from the Completion Date shall be deemed to be a Transferred Relevant Benefit for the purposes of PARAGRAPH 3.

3.9 The aggregate Value of the Transferred Relevant Benefits of all Transferred Employees under a Relevant Sellers' Group Plan shall not be less than the aggregate of the value of the statutory minimum transfer value as at Completion applicable to all Transferred Employees under that Relevant Sellers' Group Plan.

                              PROVISION OF BENEFITS

4.       BENEFITS TO BE PROVIDED BY THE PURCHASER

4.1      4.1.1    In relation to each Pensionable Employee and each Potential
                  Employee (as defined in Clause 17) who becomes an employee of the Purchaser's Group on or after Completion ("FURTHER
                  EMPLOYEES"), the Purchaser will continue to provide or procure to be provided equivalent Benefits in respect of service:

                  (a)      prior to the Completion Date; and

                  (b)      for the period of 3 years on and after the Completion
                           Date,

                  to the Benefits of that Pensionable Employee immediately prior to the Completion Date under a Disclosed Sellers' Group Plan or, in the case of a Further Employee, under a Sellers' Group Plan whether or not a Disclosed Sellers' Group Plan and payable, subject to PARAGRAPH 4.2, as of right.

         4.1.2 Subject to PARAGRAPH 4.7, the obligation under PARAGRAPH 4.1.1(a) shall not apply to Benefits of a Pensionable Employee which remain to be provided by a Sellers' Group Plan or a member of the Sellers' Group.

4.2      4.2.1    Where there is an established practice as to the exercise of discretions in relation to Benefits which, in the case of a material established practice under a Principal Fund (as defined in paragraph 45 of Schedule 3) is referred to in the Disclosure Letter, the Purchaser shall make an announcement which is in form and substance to the reasonable satisfaction of the Sellers that it will, subject to PARAGRAPH 4.2.2, continue that practice in relation to the Benefits at PARAGRAPH 4.1.1(a) and (b).

         4.2.2 The Purchaser shall, subject to applicable law, have the same rights of variation and discontinuance of that practice as the relevant member of the Sellers' Group has immediately prior to the Completion Date.

4.3 Subject to PARAGRAPH 4.2 of PART 2, the Purchaser shall procure that, in the satisfaction of its obligation under PARAGRAPH 4.1.1(b), compulsory contributions shall not be payable by a Pensionable Employee, except to the extent otherwise expressly agreed in writing by that Pensionable Employee, at a rate greater than the rate (if any) at which:

         (a) he pays compulsory contributions at the Completion Date, for a period of 1 year from the Completion Date; and

         (b) he could have been required to contribute to the Sellers' Group Plan in question under the provisions of that Plan in force immediately prior to the Completion Date but for any surplus or deficit in that Plan, for the remainder of the period referred to in PARAGRAPH 4.1.1(b) after the expiry of the period in (a) above.

4.4 The Purchaser shall procure that admission of a Pensionable Employee to the applicable Purchaser's Group Plan is not conditional on his consenting to the transfer of his Benefits in any Sellers' Group Plan in respect of his past service.

4.5 If the Purchaser or a member of the Purchaser's Group disposes of a member of the Purchaser's Group or all or any part of the business thereof, the Purchaser shall procure that the buyer concerned honours the obligations under PARAGRAPH 4.1 to 4.4 in respect of each Pensionable Employee concerned in such a disposal.

4.6      For the purpose of PARAGRAPHS 4.1 to 4.5:

         (a) "EQUIVALENT" means with an equivalent or greater Value provided that if, in any case, the Sellers and the Purchaser consider that the application of PARAGRAPH 2 would not be appropriate for the purposes of determining such Value for the purposes of this PARAGRAPH 4, PARAGRAPH 2.2(c) shall apply to determine the actuarial method and assumptions to be used for determining equivalent Value whether or not PARAGRAPHS 2.2(a) or (b) apply;

         (b) equivalent Benefits in respect of the service of each Pensionable Employee for the period referred to in PARAGRAPH
                  4.1 must vest on the same or shorter timescale and at least in the same circumstances as if the Employee concerned had continued to be an active member of the Sellers' Group Plan in question;

         (c)(i) equivalent Benefits in respect of service prior to and on and after the Completion Date must, in addition to satisfying (a) above, also be of a type and form approved by the Sellers, such approval not to be unreasonably withheld or delayed. For this purpose, it is agreed that it will normally be reasonable for the Sellers not to approve money purchase benefits in place of Benefits which are of a defined benefit type, subject to the remaining provisions of this PARAGRAPH 4.6(c);

             (ii) without prejudice to the Purchaser's obligations under
                  PARAGRAPHS 4.6(b) and (e), if, immediately prior to the Completion Date, no employee of the Purchaser's Group in Belgium is entitled to Benefits of a defined benefit type in respect of any period of his employment, the Sellers shall approve money purchase benefits in place of Benefits which are of a defined benefit type in relation to each Pensionable Employee in Belgium provided that:

                  (aa) in relation to each month of service on and after the Completion Date, the employer contribution rate for equivalent money purchase benefits must not be less than the aggregate of:

                           - the Sellers' Accounting Cost in respect of the Benefits of a defined benefit type which the money purchase benefits replace; plus

                           - in relation to the period of 1 year from the Completion Date, (A-B), where:

                                    A        represents the amount of monthly
                                             contribution he could have been
                                             required to contribute to the
                                             Sellers' Group plan in question
                                             under the provisions of that Plan
                                             in force immediately prior to the
                                             Completion Date but for any surplus
                                             or deficit in that Plan; and

                                    B        represents the amount (if any) of
                                             monthly compulsory contribution he
                                             pays to the Sellers' Group plan in
                                             question at the Completion Date; or

                           - from time to time during the remainder of the period referred to in PARAGRAPH 4.1.1(b) after the expiry of the period of 1 year from the Completion Date, (C-D), where:

                                    C        represents the amount of monthly
                                             contribution he could have been
                                             required to contribute to the
                                             Sellers' Group plan in question
                                             under the provisions of that Plan
                                             in force immediately
                                    prior to the Completion Date but for any surplus or deficit in that Plan; and

                                    D represents the amount (if any) of monthly compulsory contribution he pays to the Purchaser's Group Plan from time to time during that period;

                  (bb) in relation to service prior to the Completion Date, the transfer of his Benefits under a Sellers' Group Plan to a Purchaser's Group Plan shall be subject to the consent of the Pensionable Employee concerned;

                  (cc) in relation to service prior to the Completion Date, the Sellers and the Purchaser shall use their respective reasonable endeavours to agree a treatment of the Benefits in respect of each such Pensionable Employee that will afford effective preservation of defined benefit rights without loss of value to that Pensionable Employee;

                  (dd) to the extent the Benefits to be provided in respect of any Pensionable Employee in Belgium are not agreed in accordance with (cc) above, (ee) below shall apply;

                  (ee) in relation to service prior to the Completion Date, equivalent Benefits in respect of each such Pensionable Employee as at the Completion Date shall not be less than the Sellers' Accounting Value as at the Completion Date of the Benefits applicable in relation to that Pensionable Employee (the "ASSESSED VALUE") which shall be provided by the Purchaser procuring that an amount equal to the amount by which the Assessed Value exceeds the Value of that Transferred Employee's Transferred Relevant Benefit is credited to that Transferred Employee's money purchase account under the relevant Purchaser's Group Plan with effect from the Completion Date (with an appropriate adjustment to reflect the time value of money in respect of the period from the Completion Date to the date on which the credit is made);

         (iii) without prejudice to the Purchaser's obligations under paragraphs 4.6(b) and (e), if, immediately prior to the Completion Date, no employee of the Purchaser's Group in Ireland is entitled to Benefits of a defined benefit type in respect of any period of his employment, the Sellers shall approve money purchase benefits in place of

                  Benefits which are of a defined benefit type in relation to each Pensionable Employee in Ireland provided that:

                  (aa) in relation to each month of service on and after the Completion Date, the employer contribution rate for equivalent money purchase benefits must not be less than the aggregate of:

                           - the Sellers' Accounting Cost in respect of the Benefits of a defined benefit type which the money purchase benefits replace; plus

                           - in relation to the period of 1 year from the Completion Date, (A-B), where:

                                    A        represents the amount of monthly
                                             contribution he could have been
                                             required to contribute to the
                                             Sellers' Group plan in question
                                             under the provisions of that Plan
                                             in force immediately prior to the
                                             Completion Date but for any surplus
                                             or deficit in that Plan; and

                                    B        represents the amount (if any) of
                                             monthly compulsory contribution he
                                             pays to the Sellers' Group plan in
                                             question at the Completion Date; or

                           - from time to time during the remainder of the period referred to in PARAGRAPH 4.1.1(b) after the expiry of the period of 1 year from the Completion Date, (C-D), where:

                                    C        represents the amount of monthly
                                             contribution he could have been
                                             required to contribute to the
                                             Sellers' Group plan in question
                                             under the provisions of that Plan
                                             in force immediately prior to the
                                             Completion Date but for any surplus
                                             or deficit in that Plan; and

                                    D        represents the amount (if any) of
                                             monthly compulsory contribution he
                                             pays to the Purchaser's Group Plan
                                             from time to time during that
                                             period;

                  (bb) in relation to service prior to the Completion Date, the transfer of his Benefits under a Sellers' Group Plan to a Purchaser's Group Plan shall be subject to the consent of the Pensionable Employee concerned;

                  (cc) in relation to service prior to the Completion Date, the Sellers and the Purchaser shall use their respective reasonable endeavours to agree a treatment of the Benefits in respect of each such Pensionable Employee that will afford effective preservation of defined benefit rights without loss of value to that Pensionable Employee;

                  (dd) to the extent the Benefits to be provided in respect of any Pensionable Employee in Ireland are not agreed in accordance with (cc) above, (ee) below shall apply;

                  (ee) in relation to service prior to the Completion Date, equivalent Benefits in respect of each such Pensionable Employee shall be determined in accordance with PARAGRAPH 4.6(a);

         (iv) For the purpose of this PARAGRAPH 4.6(c), "EQUIVALENT" shall relate to Benefits exclusive of administration costs and the Sellers and the Purchaser agree to operate the provisions of this PARAGRAPH 4.6(c) in accordance with that principle.

         (v)      For the purpose of this PARAGRAPH 4.6:

                           "SELLERS' ACCOUNTING COST" means the cost, expressed as a percentage of pensionable pay, calculated in accordance with the latest actuarial method and assumptions used for Sellers' Group accounting purposes prior to Completion, in respect of the period of 12 months immediately prior to Completion divided by 12 on the assumption that the Sellers' Group Plan concerned is neither in surplus nor in deficit or calculated on such other basis as the Sellers and the Purchaser shall agree, provided that the provisions of PARAGRAPH 9 shall not apply in the event that there is no such agreement; and

                           "SELLERS' ACCOUNTING VALUE" means the present capital value as at the Completion Date calculated in accordance with the latest actuarial method and assumptions used for Sellers' Group accounting purposes prior to Completion or calculated on such other basis as the Sellers and the Purchaser shall agree, provided that the provisions of PARAGRAPH 9 shall not apply in the event that there is no such agreement.

         (d) any transfer of Relevant Benefits from a Relevant Sellers' SERA Plan will be made in accordance with PARAGRAPH 13 and the Purchaser must procure that the Purchaser's Group Plan which provides Benefits in respect of such a transfer and in respect of service after the Completion Date which are equivalent to Benefits under a Relevant Sellers' SERA Plan is, to the extent permitted by law, funded;

         (e) where Benefits are provided under a Disclosed Sellers' Group Plan on the death or disability of a Pensionable Employee or his spouse, child or dependant, equivalent Benefits must be provided on such events which are payable in circumstances and under conditions which are not materially less favourable to the beneficiary concerned as those which would have applied had the death or disability occurred whilst the beneficiary was a beneficiary of the Disclosed Sellers' Group Plan in question under the provisions of that Plan in force immediately prior to the Completion Date;

         (f) any announcement to be issued by the Sellers or a member of the Purchaser's Group in relation to Benefits the subject of this PARAGRAPH 4 must be consistent with the terms of this PARAGRAPH 4 and, prior to the issue of any such announcement, the Sellers or, as the case may be, the Purchaser, shall provide to the other a copy of the intended announcement and shall not issue it without prior consultation with the other.

4.7      4.7.1    This PARAGRAPH 4.7 applies, and PARAGRAPH 4.1.2 does not
                  apply:

                  (a) if, in respect of any Relevant Sellers' Group Plan, the Purchaser does not comply with the provisions of PARAGRAPH 13.2(d); and

                  (b)      in respect of the SUPS in Sweden and Polaris (Section
                           A) in Finland.

         4.7.2 Subject to PARAGRAPH 4.7.3, there shall be deducted from the equivalent Benefits which the Purchaser is to provide or procure to be provided the Benefits (if any) which remain to be provided by:

                  (a) where PARAGRAPH 4.7.1(a) applies, the Relevant Sellers' Group Plan in question; and

                  (b) where PARAGRAPH 4.7.1(b) applies, the SUPS in Sweden and Polaris (Section A) in Finland respectively.

         4.7.3 If a transfer payment is made from a Relevant Sellers' Group Plan in respect of a Pensionable Employee, PARAGRAPH 4.7.2 shall be modified in such manner as the Sellers and the Purchaser agree to be fair and reasonable in respect of that Pensionable Employee, or in default of agreement as determined under PARAGRAPH 9.

         4.7.4 Where PARAGRAPH 7 applies in relation to the Relevant Sellers' Group Plan concerned, for the purposes of this PARAGRAPH 4.7 the reference in PARAGRAPH 4.1(a) to the Completion Date shall be replaced by a reference to the day immediately after the termination of pensionable service of the Pensionable Employee concerned in that Relevant Sellers' Group Plan.

4.8 The Purchaser's agreement to the provisions of this PARAGRAPH 4 is given by the Purchaser on the express understanding that, if the Purchaser is in breach of any of such provisions, the Sellers may, at their absolute discretion, and without limitation, seek to procure compliance with such provisions by the Purchaser by applying to the court for damages and/or specific performance.

5.       BENEFITS TO BE PROVIDED BY THE SELLERS

                           The Sellers confirm that they or the appropriate Sellers' Group Plan will retain all liabilities to provide Benefits for or in respect of any person who is not an Employee as at the Completion Date (save to the extent that the Purchaser is obliged, in accordance with the remainder of this Schedule, to provide or procure the provision of Benefits for or in respect of any person who is not an Employee but which Benefits arise in respect of a Pensionable Employee).

6.       EXPATRIATE EMPLOYEES

                           The general principles to be applied in relation to those Pensionable Employees who are employed in the European Culinary Brands Business as at the Completion Date in a country which is not their home country ("EXPATRIATES") are that:

         (a) the Purchaser shall provide or procure the provision of Benefits to Expatriates in accordance with the terms promised to those Expatriates by the Sellers;

         (b) the Sellers and the Purchaser shall, in relation to each such Expatriate, agree the most appropriate and cost effective way for those Benefits to be provided having regard to applicable laws and tax regimes;

         (c) to the extent Benefits in respect of Expatriates are transferred to the Purchaser's Group or a Purchaser's Group Plan, the provisions of PARAGRAPHS 1, 2, 3 and 10 shall apply to such transferred Benefits as if they were Transferred Relevant Benefits.

                              INTERIM ARRANGEMENTS

7.       CONTINUED PARTICIPATION IN SELLERS' GROUP PLANS

7.1 The Sellers shall use their reasonable endeavours to procure that, subject to the approval or consent of any regulatory body or third party which may be necessary, Pensionable Employees accruing Benefits immediately prior to Completion under:

         (a)      the UPF (as defined in PART 2 of this document);

         (b)      1999 SERA (as defined in PART 2 of this document);

         (c)      the Unilever Superannuation (Ireland) Fund; or

         (d) such other Sellers' Group Plans as the Sellers and the Purchaser may agree in writing,

         are permitted to continue such accrual, and that the Purchaser, or the relevant Purchaser's Group company, is admitted to participation, in the appropriate Sellers' Group Plan for:

         - except in the case of the UPF, such temporary period after the Completion Date as may be agreed between the Purchaser and the Sellers, such period not to exceed six months; and

         - in the case of the UPF, for the period of 12 months after the Completion Date, or such lesser period as may be agreed between the Purchaser and the Sellers..

         This PARAGRAPH 7 applies in relation to the continuing accrual of Benefits by a Pensionable Employee pursuant to such permission.

7.2 The Purchaser shall procure that it or, if applicable, the member of the Purchaser's Group which participates in the Sellers' Group Plan, pays to the Sellers' Group Plan:

         (a) contributions in respect of the Regular Pension Cost of that continued accrual until its termination which shall be paid on the same date or dates as they would otherwise normally have been paid but for Completion (and but for any surplus or deficit); and

         (b) in respect of any contributions which are paid after the due date referred to in (a) above, an amount calculated as if it were interest on those contributions at the Agreed Local Interest Rate (accrued daily and compounded monthly) for the period from and including the due date to and excluding the date of actual payment.

7.3 The "REGULAR PENSION COST" in respect of the accrual of a Pensionable Employee's Benefit during a period is the regular cost of that Benefit determined by reference to the actuarial method and assumptions referred to in PARAGRAPH 2 (but excluding paragraph 2.3.2) before any reduction to take account of any surplus and before any increase to take account of any deficit. For the avoidance of doubt, such regular cost shall include an amount in respect of the insurance or self insurance of risk benefits and administration expenses.

7.4      The Sellers may waive any obligation of the Purchaser under PARAGRAPH
         7.2.

7.5 The Sellers shall use their reasonable endeavours to procure that, if a Transferred Employee has Transferred Relevant Benefits in respect of a Sellers' Group Plan in respect of which this PARAGRAPH 7 applies, the Sellers' Group Plan shall transfer to the relevant funded Purchaser's Group Plan an amount equal to:

         (a) contributions in respect of that Transferred Employee which have been paid under PARAGRAPH 7.2; less

         (b) a reasonable deduction to reflect the cost of insuring or self-insuring any risk benefits after the Completion Date and a reasonable deduction in respect of administration expenses after the Completion Date in each case, unless specified in the Actuarial Annex, as agreed between the Sellers and the Purchaser (or in default of agreement as determined under PARAGRAPH 9), such net contributions being adjusted in accordance with the Agreed Local Adjustment Rate from and including the respective actual date of payment of the same to and excluding the date of actual payment of the transfer amount, or the date on which the Shortfall is determined in relation to the Sellers' Group Plan in question (the "RELEVANT DATE").

7.6 To the extent the net contributions referred to in PARAGRAPH 7.5 are not transferred to the relevant funded Purchaser's Group Plan, the provisions of PARAGRAPH 3 shall apply mutatis mutandis, except that any Gross Shortfall shall be determined as at the Relevant Date, rather than the Completion Date, and PARAGRAPH 3 shall be interpreted accordingly for the purpose of this PARAGRAPH 7.6.

8.       NO INCREASE IN REGULAR PENSION COST OR LIABILITIES

8.1 With effect from the Completion Date, neither the Purchaser nor any member of the Purchaser's Group will, without the prior written consent of the Sellers, take any action or exercise or permit the exercise of any right, power or discretion which would have the consequence of increasing the cost to a member of the Sellers' Group or to any Sellers' Group Plan in respect of the Benefits of any Pensionable Employee (or former employee or any one claiming through or by reference to any Pensionable Employee or former employee) whether as a result of creating new liabilities or increasing existing liabilities in a Sellers' Group Plan or otherwise, save that the annual pensionable salary of any Pensionable Employee may be increased by up to the percentage (pro-rated to reflect the length of the period referred to in PARAGRAPH 7.1) assumed for annual pensionable salary increases in the actuarial assumptions referred to in PARAGRAPH 2 (the "MAXIMUM ANNUAL RATE") (such percentage being reduced by the percentage amount of any increase awarded since the last annual pensionable salary increase awarded prior to the Completion Date) or such greater percentage agreed in writing by the Sellers and the Purchaser.

8.2 The Sellers shall use all reasonable endeavours to ensure that during and in respect of the period referred to in PARAGRAPH 7.1:

         (i) no Sellers' Group Plan referred to in PARAGRAPH 7.1 shall be terminated or lose any tax favoured status which it may have prior to Completion;

         (ii) no amendments to any such Plan shall be made which will diminish or otherwise affect the benefits of the Pensionable Employees;

         (iii) no amendments to any such Plan shall be made which would increase the obligations of the Purchaser (or relevant member of the Purchaser's Group, as the case may be);

         without the prior written agreement of the Purchaser.

8.3 The Purchaser's agreement referred to in PARAGRAPH 8.2 shall not be unreasonably withheld or delayed and if withheld or delayed in relation to any Sellers' Group Plan the Sellers shall be entitled to specify by not less than two months' written notice to the Purchaser that the period referred to in PARAGRAPH 7.1 in respect of that Sellers' Group Plan shall terminate on such date as shall be specified in said notice.

                                    DISPUTES

9.       DISPUTES

9.1 Any dispute between the Sellers and the Purchaser or between the Sellers' Actuary and the Purchaser's Actuary concerning the determination or valuation or agreement of any matter to be specifically determined, valued or agreed under this Schedule shall, in the absence of agreement between them, be referred to an independent actuary agreed by the Sellers and the Purchaser or, failing such agreement, appointed by the President for the time being of the Institute of Actuaries in England at the request of the party first applying. In any such case, the independent actuary shall be a person who possesses appropriate expertise in relation to the jurisdiction in respect of which the matter has arisen.

9.2 Such independent actuary shall act as an expert and not as an arbitrator. His decision shall be final and binding on the parties and his expenses shall be borne as the independent actuary may direct.

                                   COVENANTS

10.      COVENANTS

10.1     10.1.1   For the purposes of this PARAGRAPH 10.1:

         (a) "RELEVANT CLAIM" means a claim brought by or on behalf of a Relevant Person which relates to Benefits attributable to any period of employment prior to the Completion Date or, if later, if PARAGRAPH 7 applies, the date pensionable service in a Sellers' Group Plan ends, under a Disclosed Sellers' Group Plan in respect of which a transfer of Relevant Benefits has been made to the Purchaser's Group or a Purchaser's Group Plan, save that no claim in respect of Relevant Benefits on the grounds that a Relevant Person was denied access to a Sellers' Group Plan prior to the Completion Date shall constitute a Relevant Claim.

         (b) "RELEVANT PERSON" means any person who is a Pensionable Employee (or any person whose benefits arise on the death of such a Pensionable Employee) or a former employee and those whose benefits arise on the death of such former employee, and whose Relevant Benefits in respect of any period of service prior to the Completion Date, or, if later, if PARAGRAPH 7 applies, the date pensionable service in a Sellers' Group Plan ends, transfer to the Purchaser's Group or a Purchaser's Group Plan.

         (c) "LIABILITY" means any liability, loss, damage, cost, claim or reasonable expense arising out of or in connection with any Relevant Claim.

         10.1.2 The Purchaser covenants with the Sellers to pay to the Sellers forthwith upon demand an amount equal to any Liability which is incurred or sustained by the Sellers, any member of the Sellers' Group or a Sellers' Group Plan arising out of or in connection with any Relevant Claim brought by a Relevant Person.

         10.1.3 Insofar as any Liability relates to the value of any Relevant Benefits, the amount of such Liability shall be calculated using such reasonable actuarial method and assumptions as may be agreed between the Sellers and Purchaser or, in default of agreement, as may be determined in accordance with PARAGRAPH 9.

         10.1.4 Where any Liability is determined in a currency other than Euros it shall be converted into Euros at the Agreed

                  Payment Date Exchange Rate at the date of payment by the Purchaser.

         10.1.5 The time value of the amount payable under PARAGRAPH 10.1.2 shall be maintained by increasing it by an amount calculated as if it were interest at the Agreed Local Interest Rate (accrued daily and compounded monthly) on the amount under PARAGRAPH 10.1.2 for the period from the date as at which the amount of the Liability has been quantified to the date of payment of the amount in question to the Sellers.

         10.1.6   (a)      Subject to PARAGRAPH 10.1.6(c), any Relevant Claim
                           against the Sellers shall constitute a claim giving rise to a claim for indemnification for the purposes of CLAUSE 31 of this Agreement, which shall take effect accordingly.

                  (b) If a Relevant Claim is made against the trustees or administrators of a Sellers' Group Plan, the Sellers shall, to the extent that they may lawfully do so, direct (and will otherwise use reasonable endeavours to persuade) such trustees or administrators to comply with the terms of CLAUSE 31 of this Agreement.



10.2     10.2.1   For the purposes of this PARAGRAPH 10.2:

         (a) "RELEVANT CLAIM" means a claim brought by or on behalf of a Relevant Person which relates to Benefits attributable to any period of employment prior to the Completion Date under a Disclosed Sellers' Group Plan in respect of which a transfer of Relevant Benefits has not been made to the Purchaser's Group or a Purchaser's Group Plan.

         (b) "RELEVANT PERSON" means any person who is a Pensionable Employee (or any person whose benefits arise on the death of such a Pensionable Employee) or a former employee and those whose benefits arise on the death of such former employee, and whose Relevant Benefits in respect of any period of service prior to the Completion Date do not transfer to the Purchaser's Group or a Purchaser's Group Plan.

         (c) "LIABILITY" means any liability, loss, damage, cost, claim or reasonable expense arising out of or in connection with any Relevant Claim.

         10.2.2 The Sellers covenant with the Purchaser to pay to the Purchaser forthwith upon demand an amount equal to any Liability which is incurred or sustained by the Purchaser or any member of the Purchaser's Group arising out of or in connection with any Relevant Claim brought by a Relevant Person.

         10.2.3 Insofar as any Liability relates to the value of any Relevant Benefits, the amount of such Liability shall be calculated using such reasonable actuarial method and assumptions as may be agreed between the Sellers and Purchaser or, in default of agreement, as may be determined in accordance with PARAGRAPH 9.

         10.3

                  10.3.1 This PARAGRAPH 10.3 applies if and to the extent that, as a result of the Purchaser or relevant member of the Purchaser's Group ceasing to employ persons in the description or category of employment to which the UPF or the Unilever Superannuation (Ireland) Fund (the "US(I)F") relates as a result of the sale of the European Culinary Brands Business, a debt becomes due from the Purchaser or relevant member of the Purchaser's Group to the UPF under section 75 of the Pensions Act 1995 or to the US(I)F under a provision of Irish legislation with equivalent effect and the UPF or the US(I)F as the case may be notifies the Purchaser or relevant member of the Purchaser's Group that it requires payment of that debt.

                  10.3.2 Where this PARAGRAPH 10.3 applies, the Sellers undertake to indemnify the Purchaser and each member of the Purchaser's Group against the amount of such debt.

         10.4 The Sellers will indemnify the Purchaser and each member of the Purchaser's Group against any liability to provide Relevant Benefits on the grounds that an employee of the European Culinary Brands Business who becomes employed by the Purchaser's Group with effect from Completion was denied access to a Sellers' Group Plan prior to the Completion Date to the extent such claim relates to the period prior to the Completion Date.

         10.5     10.5.1   This PARAGRAPH 10.5 applies in relation to PARAGRAPHS
                           10.2, 10.3 and 10.4.

                  10.5.2 Where any liability is determined in a currency other than Euros it shall be converted into Euros at the Agreed

                  Payment Date Exchange Rate at the date of payment by the Sellers.

         10.5.3 The time value of the amount payable shall be maintained by increasing it by an amount calculated as if it were interest at the Agreed Local Interest Rate (accrued daily and compounded monthly) on the amount for the period from the date as at which the amount of the liability has been quantified to the date of payment of the amount in question to the Purchaser.

         10.5.4 Any claim against the Purchaser shall constitute a claim giving rise to a claim for indemnification for the purposes of CLAUSE 31 of this Agreement, which shall take effect accordingly.

         10.5.5 The provisions of paragraphs 4 to 9 inclusive and paragraph 12 of Schedule 4 to the Agreement shall apply with respect to any claim as though references therein to claims for breach of Warranty were references to claims under PARAGRAPHS 10.2, 10.3 and/or 10.4, as the case may be.

       10.5.6 No claim shall be brought against the Sellers or either of them under PARAGRAPH 10.4 unless the Purchaser shall have given to the Sellers written notice of such claim giving reasonable detail thereof on or before the tenth anniversary of the Completion Date, provided that the liability of the Sellers in respect of such claim shall absolutely terminate (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the tenth anniversary of the Completion Date and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Sellers.

                                  OTHER ISSUES

11.      TRANSFERS OF ASSETS FROM A FUNDED SELLERS' GROUP PLAN

11.1 The Purchaser undertakes to take no action and to give no assistance (and to procure that no member of the Purchaser's Group does so) whether directly or indirectly to any person in any manner which would or might result in a Sellers' Group Plan from which a transfer of assets is made to a Purchaser's Group Plan having to transfer more than the amount which is such that the Relevant Benefits which transfer to the Purchaser's Group

         Plan are Fully Financed, adjusted in accordance with the remaining provisions of this PART 1.

11.2 If any assets are transferred from a Sellers' Group Plan to a Purchaser's Group Plan after the transfer of assets taken into account in determining whether the Relevant Benefits which transfer from that Sellers' Group Plan to that Purchaser's Group Plan are Fully Financed, and if that further transfer of assets arises in respect of the transfer of the same Relevant Benefits, the Purchaser shall promptly pay to the Sellers an amount in Euros equal to:

         (a) the value of the further assets transferred multiplied by the Tax Adjustment Factor; plus

         (b) an amount calculated as if it were interest at the Agreed Rate (accrued daily and compounded monthly) on an amount equal to
                  (a) above for the period from and including the date of transfer to and excluding the date of payment.

         No payment shall be due from the Purchaser under this PARAGRAPH 11.2 unless the Sellers have used all reasonable endeavours to procure that no transfer of assets as described in this PARAGRAPH 11.2 takes place.

11.3     For the purposes of PARAGRAPH 11.2:

         (a) the value of the assets shall be calculated on a basis consistent with the foregoing provisions of this document and shall be agreed between the Sellers and the Purchaser and, in default of agreement, determined under PARAGRAPH 9; and

         (b) if the value of the further assets transferred is determined in a currency other than Euros it shall be converted into Euros at the Agreed Payment Date Exchange Rate at the date of the further transfer of assets.

12.      POSITION WHERE RELEVANT BENEFITS ARE SPLIT

12.1 Where the Relevant Benefits of a Pensionable Employee are in part transferred to a Purchaser's Group Plan or a member of the Purchaser's Group and in part retained by a member of the Sellers' Group or a Sellers' Group Plan, this PART 1 shall apply separately to the Relevant Benefits which transfer and to the Relevant Benefits which do not transfer. This is to the intent that it is only the Relevant Benefits which transfer which are to be Fully Financed and so to be dealt with under PARAGRAPHS 1,

         2 and 3 and that, in calculating whether they are Fully Financed, a deduction will be made, calculated in accordance with PARAGRAPH 2, from the entire Relevant Benefits of the Transferred Employee in respect of those Benefits which do not transfer.

12.2 Where PARAGRAPH 12.1 applies, the remaining provisions of this PART 1 shall be modified accordingly.

13.      TRANSFER OF RELEVANT BENEFITS

13.1 Where any transfer of Relevant Benefits or assets in respect of those Relevant Benefits requires the approval or consent of any regulatory body or any third party (including the Pensionable Employees), the Sellers and the Purchaser shall use their respective reasonable endeavours to obtain such approvals and consents.

13.2 In relation to the transfer to a Purchaser's Group Plan of Relevant Benefits provided under a funded Sellers' Group Plan or a Relevant Sellers' SERA Plan:

         (a) the Sellers shall use their reasonable endeavours to procure that:

                  (i) a transfer of assets is made from that funded Sellers' Group Plan; or

                  (ii) in the case of a Relevant Sellers' SERA Plan, to the extent permitted by law and the provisions of the Relevant Sellers' SERA Plan in question, from, at the Sellers' option:

                           -        a funded Sellers' Group Plan;

                           -        by a transfer from the Sellers to a
                                    Purchaser's Group Plan; and/or

                           - by a transfer from the Sellers to the Purchaser which the Purchaser shall, on receipt of any such amount, promptly pay into such Plan;

         (b) the Purchaser shall use its reasonable endeavours to procure that the Purchaser's Group Plan:

                  (i) has all necessary powers, approvals and consents to accept that transfer; and

                  (ii)     accepts that transfer;

         (c) the Sellers and the Purchaser shall use their respective reasonable endeavours to procure that the transfer takes place promptly after the valuation in PARAGRAPH 2 has been completed. The date of transfer shall be agreed by the Sellers and the Purchaser (or, in default of agreement, determined under PARAGRAPH 9); and

         (d)      no transfer shall take place unless:

                  (i) the Purchaser produces evidence as to the adequacy of the funding of the Purchaser's Group Plan which is to the reasonable satisfaction of the Sellers, and the Purchaser must procure that the funding of the Purchaser's Group Plan is to the reasonable satisfaction of the Sellers; or

                  (ii) the Purchaser agrees to amend the provisions of the Purchaser's Group Plan in such a way, which is to the reasonable satisfaction of the Sellers, that ring-fences the liabilities and assets in relation to the Transferred Employees from all other liabilities and assets of the Purchaser's Group Plan both on an ongoing basis and on a termination or winding-up of the Purchaser's Group Plan.

                  The Purchaser's obligation under this PARAGRAPH 13.2(d) shall include an obligation to amend the relevant Purchaser's Group Plan or, to the extent that is not within the control of the Purchaser's Group, to establish or make available an alternative Purchaser's Group Plan.

                  For the purpose of this PARAGRAPH 13.2(d), the funding of a Purchaser's Group Plan shall be deemed to be to the reasonable satisfaction of the Sellers:

                  - if, on the basis of such reasonable actuarial method and assumptions as are proposed by the Sellers' Actuary and agreed by the Purchaser's Actuary, the assets of the Purchaser's Group Plan are at least equal to its liabilities as at the date in question. In default of agreement between the Sellers' Actuary and the Purchaser's Actuary the provisions of PARAGRAPH 9 shall apply; or

                  - the Purchaser's Actuary certifies to the Sellers that the Purchaser's Group Plan has no liabilities as at the date in question.

13.3     If:

         (a) the proposed transfer does not receive the approvals or consents referred to in PARAGRAPH 13.1; or

         (b) the Purchaser's Group Plan does not have the necessary powers or does not accept the transfer as referred to in PARAGRAPH 13.2(b),

         the Purchaser will, without prejudice to its obligations under PARAGRAPH 13.2, use its reasonable endeavours to make such arrangements (which may include amendment of the relevant Purchaser's Group Plan or the establishment or making available of an alternative Purchaser's Group Plan) to enable the proposed transfer to take place.

13.4     13.4.1   Subject to PARAGRAPH 13.4.2, the transfer of assets from a funded Relevant Sellers' Group Plan to a Purchaser's Group
                  Plan shall be made by the transfer of a reasonable cross section of the assets of the Relevant Sellers' Group Plan in question (as agreed by the Relevant Sellers' Group Plan and the Purchaser's Group Plan).

         13.4.2 For the avoidance of doubt, neither the Sellers nor any Relevant Sellers' Group Plan shall be under any obligation to agree to transfer any assets other than cash in respect of the Fully Financing of Relevant Benefits to be transferred from the Relevant Sellers' Group Plan.

14.      VOLUNTARY FUND

14.1 In this PARAGRAPH 14 the expression "VOLUNTARY FUND" means a fund comprising those voluntary contributions, or the investment or moneys representing them and any income derived from them, in respect of which the entitlements of the members who have paid them are not related to earnings (however defined) but are based on the respective parts of such Voluntary Fund which are attributable to them.

14.2 Notwithstanding the preceding provisions of this document, if within any Sellers' Group Plan there is a Voluntary Fund, the Voluntary Fund and the benefits payable from it and the contributions payable to it and any transfer payment made from it shall be disregarded for all the preceding provisions of this PART 1.

14.3     14.3.1   Where the company being sold participates in a Relevant
                  Sellers' Group Plan, the Sellers shall use their reasonable endeavours to procure that the part of the Voluntary Fund attributable to the Transferred Employees in question in accordance with the provisions of the Relevant Sellers' Group
                  Plan is transferred to the Purchaser's Group Plan at the same time as the transfer amount in respect of the Relevant
                  Benefits of those Transferred Employees in the Relevant
                  Sellers' Group Plan is transferred to the Purchaser's Group
                  Plan.

         14.3.2 The provisions of PARAGRAPH 14.3.1 shall apply, with any necessary changes, on the sale of a business where the Relevant Benefits of the Transferred Employees in question are provided under a Relevant Sellers' Group Plan.

15.      EMPLOYEES WHO BECOME EMPLOYEES OF THE SELLERS' GROUP AFTER THE
         COMPLETION DATE

15.1     This PARAGRAPH 15 applies in respect of any Pensionable Employee who:

         (a) returns to the employment of the Sellers' Group within one year after the Completion Date; or

         (b) prior to the Completion Date, is given the right to elect to return to the employment of the Sellers' Group within a period after the Completion Date and who exercises that right.

15.2 The provisions of PARAGRAPHS 1, 2 AND 3 shall apply on the basis set out in this PARAGRAPH 15, with such modifications as the Sellers and the Purchaser shall agree to be necessary, in respect of the transfer of the Benefits of the Pensionable Employee under a Purchaser's Group Plan which provides Benefits corresponding to the Relevant Sellers' Group Plan in respect of which that Pensionable Employee had Relevant Benefits prior to the Completion Date ("RETURNED TRANSFERRED BENEFITS").

15.3 The Value of the Returned Transferred Benefits shall be determined as at the date of termination of employment of the Pensionable Employee by the Purchaser's Group by reference to pensionable service to and pensionable salary at that date.

15.4 The Value of the Returned Transferred Benefits shall be reduced to the extent the Benefits under the corresponding Relevant Sellers' Group Plan referred to in PARAGRAPH 15.2 have not been Fully Financed in accordance with PARAGRAPH 2, adjusted to reflect the gross amount of any Shortfall paid under PARAGRAPH 3.

16.      CHANGES TO PROGRESS PENSION FUND

16.1 The Sellers recognise that certain changes are to be made to the Benefits under the Progress Pension Fund in the Netherlands (the "PROGRESS FUND"). The principles underlying these changes have been announced to employees but the changes have not yet been agreed in detail and will not be implemented until after Completion. A copy of the announcement is comprised in the Data Room.

16.2     For the purposes of this PARAGRAPH 16:

         "ADDITIONAL PROGRESS BENEFITS"               means the improvements
                                                      to Benefits under the
                                                      Progress Fund which are
                                                      made in accordance with
                                                      the announcement referred
                                                      to in PARAGRAPH 16.1;

         "IMPLEMENTATION                              DATE" means the date as
                                                      from which the Additional
                                                      Progress Benefits become
                                                      effective or such earlier
                                                      date as the Sellers shall
                                                      notify to the Purchaser.

16.3     The Sellers and the Purchaser shall apply the principles of this
         Schedule in respect of the Additional Progress Benefits to the effect that:

         (a) in respect of those Pensionable Employees whose Relevant Benefits have been transferred from the Progress Fund to the Purchaser's Group Plan, the Additional Progress Benefits, to the extent they relate to service completed prior to the Completion Date, shall be treated as Transferred Relevant Benefits and the provisions of PARAGRAPH 3 shall apply (and those of PARAGRAPH 1.1 shall not apply) in respect of such Transferred Relevant Benefits;

         (b) for this purpose, the Value of the Additional Progress Benefits treated as Transferred Relevant Benefits shall be determined in accordance with PARAGRAPH 2 promptly after the Implementation Date;

         (c) PARAGRAPH 4 shall apply as if the Additional Progress Benefits had become effective from the Completion Date, but this PARAGRAPH 16.3(c) shall not take effect until the Implementation Date.

17.      UNILEVER (IRELAND) SUPERANNUATION FUND

17.1 The Sellers recognise that the claim referred to at paragraph 48 (Ireland) of the Disclosure Letter may result in an amendment to the benefits provided under the Unilever (Ireland) Superannuation Fund (the "US(I)F") in relation to certain of the Pensionable Employees; such an amendment (if any) to the extent it results directly from such a claim is referred to in this PARAGRAPH 17 as the "US(I)F EQUALISATION AMENDMENT".

17.2 The Value of the Transferred Relevant Benefit in relation to the US(I)F will take into account the US(I)F Equalisation Amendment in relation to Transferred Employees to whom the US(I)F Equalisation Amendment relates if the US(I)F Equalisation Amendment is made prior to the date on which Transferred Assets are transferred from the US(I)F to a Purchaser's Group Plan.

17.3 If the US(I)F Equalisation Amendment is made on or after the date on which Transferred Assets are transferred from the US(I)F to a Purchaser's Group Plan, the Sellers and the Purchaser shall apply the principles of this Schedule in respect of the additional Benefits effected by the US(I)F Equalisation Amendment in respect of the Transferred Employees concerned to the effect that such additional Benefits, to the extent they relate to service completed prior to the Completion Date, shall be treated as Transferred Relevant Benefits and the provisions of PARAGRAPHS 1.1 and 3 shall apply in respect of such Transferred Relevant Benefits.

17.4 If, at any time, neither PARAGRAPH 17.2 or 17.3 apply, PARAGRAPH 10.2 shall apply as if the definitions of Relevant Claim and Relevant Person were deleted and replaced by the following:

         "RELEVANT CLAIM" means a claim brought by or on behalf of a Relevant Person which relates to Benefits attributable to any period of employment prior to the Completion Date under the US(I)F in relation to the subject matter of the claim referred to at paragraph 48 (Ireland) of the Disclosure Letter; and

         "RELEVANT PERSON" means any person who is a Pensionable Employee under the US(I)F (or any person whose benefits arise on the death of such a Pensionable Employee).

                                  PART 2 - UK

PART 1 of this document applies to the Unilever Pension Fund and 1999 SERA subject to the modifications set out in this PART 2. To the extent there is any inconsistency between PART 1 and this PART 2 in relation to the UPF or 1999 SERA, this PART 2 shall prevail.

                                 FULLY FINANCING

1.       TRANSFERRED RELEVANT BENEFITS TO BE FULLY FINANCED

2.       ACTUARIAL VALUATION

3.       SHORTFALL

3.1 If a Shortfall is determined in relation to any Transferred Relevant Benefit the Sellers shall, subject to PARAGRAPH 3.6 of PART 1, promptly pay to the Purchaser (by way of adjustment to the Final Cash Consideration) an amount in Euros equal to the aggregate of:

                  (a)      that Shortfall:

                           - adjusted in respect of the period from the Completion Date to 31st October, 2000 by interest at the rate of 7.5 per cent. per annum to give its value at 31st October, 2000;

                           -        divided by the Market Adjustment Factor;

                           - adjusted in respect of the period from 31st October, 2000 to the Completion Date by reference to the Agreed Local Adjustment Rate to give its value at the Completion Date; plus

                  (b) an amount calculated as if it were interest at the Agreed Rate (accrued daily and compounded monthly) on an amount equal to the amount in (a) for the period from and including the Completion Date to and excluding the date of actual payment.

                              PROVISION OF BENEFITS

4.       BENEFITS TO BE PROVIDED BY THE PURCHASER

4.1      4.1.1    This PARAGRAPH 4.1 applies in respect of Pensionable Employees who have Benefits under the UPF.

         4.1.2 The Purchaser shall procure that the Purchaser's Group Plan under which Benefits are to be provided under PARAGRAPH 4 of
                  PART 1 to those Pensionable Employees who have Benefits under the UPF shall be contracted-out on the basis specified in
                  Section 9(2B) of the Pension Schemes Act 1993 (as amended) and approved under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 by the Board of Inland Revenue.

         4.1.3 In determining whether Benefits under the Purchaser's Group Plan are "EQUIVALENT" to Benefits under the UPF, Benefits in the UPF shall be deemed to include, and Benefits to be provided or procured to be provided by the Purchaser shall for the purposes of this Schedule be deemed to include:

                  (a)     a right to receive benefits unreduced from age 60

                  NOTE: Pre 1st October, 1987 female members of the UPF have this benefit as of right under the UPF rules. Pre 1st October, 1987 male members have this benefit as of right in respect of post 16th May, 1990 pensionable service. For other members (and for pre 17th May, 1990 pensionable service for pre 1st October, 1987 male members) due allowance for unreduced benefits from age 60 is made in cash equivalent calculations and see also the allowance made in the Actuarial Annex; and

                  (b) where a Pensionable Employee elects, at any time before the Scheme Change Date, under Rule C3 of the UPF to purchase a service credit and the period over which contributions are payable in respect of the cost of that credit has not expired before the Scheme Change Date, a right, for so long as he remains in pensionable service by reference to the Purchaser's Group Plan, to purchase over the period commencing on the Scheme Change Date the balance of the service credit which he would have been entitled to purchase had he remained in pensionable service by reference to the UPF on the same terms and conditions as apply under the provisions of the UPF in force immediately prior to the Completion Date. Notwithstanding PARAGRAPH 4.1.1(a) of PART 1, once such an election has been made, the obligation of the Purchaser under this (b) shall continue to apply until the expiry of the period over which contributions are payable in respect of the cost of the service credit.

4.2 PARAGRAPH 4.3 of PART 1 and PARAGRAPH 7.2 shall not apply to any employee contributions due in respect of the purchase of a service credit under the UPF, as referred to in PARAGRAPH 4.1.3(b).

4.3 Any transfer of Relevant Benefits from 1999 SERA will be made in accordance with PARAGRAPH 13 of PART 1 and the Purchaser must procure that the Purchaser's Group Plan which provides Benefits in respect of such a transfer and in respect of service after the Completion Date which are equivalent to Benefits under 1999 SERA is, to the extent such Benefits are capable of tax approval, funded.

5.       BENEFITS TO BE PROVIDED BY THE SELLERS

6.       EXPATRIATE EMPLOYEES

                              INTERIM ARRANGEMENTS

7.       CONTINUED PARTICIPATION IN SELLERS' GROUP PLANS

7.1 Subject to obtaining all necessary consents and approvals, the Sellers will use all reasonable endeavours to procure that the Purchaser or relevant member of the Purchaser's Group is permitted to participate in the UPF and 1999 SERA during the Holding Period in respect of:

         (a) Employees who are members of the UPF and 1999 SERA on the Completion Date; and

         (b) Employees who are or become eligible during the Holding Period to become members of the UPF and who become members of it during the Holding Period.

7.2 Subject to PARAGRAPH 4.2, no contributions shall be payable during the Holding Period by Employees or other persons who are or become members of the UPF apart from additional voluntary contributions.

7.3 The Purchaser shall, or shall procure that the relevant member of the Purchaser's Group shall:

         (a) comply during the Holding Period in all respects with the provisions of the UPF;

         (b) not do or omit to do during the Holding Period any act or thing whereby the approval of the UPF as an exempt approved scheme or as a contracted-out scheme would or might be prejudiced;

         (c) not exercise any power, right or discretion conferred on it by the UPF except on such terms (whether as to payment of additional contributions to the UPF or otherwise) as the Sellers may agree;

         (d) complete promptly all contracting-out elections and issue promptly all contracting-out notices which the Sellers may reasonably require to be completed or issued;

         (e) supply to the Sellers and to the trustees of the UPF copies of any notices to be issued to the Pensionable Employees in connection with the matters contemplated by this document before they are issued to the Pensionable Employees;

         (f) use its reasonable endeavours to procure that the consent by a Pensionable Employee to the transfer to the Purchaser's Group Plan of his Relevant Benefits in the UPF in respect of his service up to the Scheme Change Date shall include a discharge to the trustee of the UPF and the members of the Sellers' Group for any liability to or in respect of him under the UPF in such form as the Sellers and the Purchaser shall agree (the consent of the Purchaser not to be unreasonably withheld or delayed);

         (g) use all reasonable endeavours to help the Sellers and the trustees of the UPF meet any statutory obligations which relate to the Pensionable Employees during the Holding Period; and

         (h) gives the notice required under Clause 23(b)(i) of the Trust Deed of the UPF to terminate its participation in the UPF with effect from the day before the Scheme Change Date.

7.4 For the purposes of PARAGRAPH 7.3 of PART 1, the "REGULAR PENSION COST" in respect of the UPF shall be 16.7 per cent. of "pensionable pay" as defined in the rules of the UPF of the Pensionable Employees concerned plus the employer cost of the purchase of any service credit under the UPF referred to in PARAGRAPH 4.1 to the extent that cost relates to the Holding Period.

7.5 In addition to the contributions required under PARAGRAPH 7.4, the Purchaser shall pay or procure the payment of contributions, in respect of those Pensionable Employees who are members of 1999 SERA, to Unilever UK Central Resources Limited of 7 per cent. of "pensionable pay" (as defined in the governing documentation of 1999 SERA) of the Pensionable Employees concerned.

7.6 For the purposes of PARAGRAPH 7.5(b) of PART 1, the aggregate adjustment to reflect the cost of self insuring risk benefits and administration expenses shall be 3.3 per cent. of "pensionable pay" (as defined in the UPF Trust Deed) of the Pensionable Employees in respect of the Holding Period.

8.       NO INCREASE IN REGULAR PENSION COST OR LIABILITIES

8.1      For the purposes of PARAGRAPH 8 of PART 1:

         (a)      the Maximum Annual Rate in relation to the UPF is 5 per cent.;

         (b) pensionable salary means "pensionable pay" as defined in the rules of the UPF ; and

         (c) the consent of the Sellers may be given on such terms and conditions whether as to payment of contributions to the UPF or otherwise as the Sellers may stipulate.

8.2 For the avoidance of doubt, PARAGRAPH 8 of PART 1 shall not prevent any Pensionable Employees retiring from the UPF during the Holding Period on or after age 60 on an unreduced basis and no consent shall be required from the Sellers under PARAGRAPH 8 of PART 1 in respect of any such retirement on that basis.

                                    DISPUTES

9.       DISPUTES

                                    COVENANTS

10.       COVENANTS

                                  OTHER ISSUES


11.      TRANSFERS OF ASSETS FROM A FUNDED SELLERS' GROUP PLAN

11.1 The Purchaser undertakes to the Sellers that, prior to any transfer of assets from the UPF to the Purchaser's Group Plan, it will use its reasonable endeavours to secure the agreement of the trustees of the Purchaser's Group Plan not to accept that part of the total payment proposed to be made to the trustees of the Purchaser's Group Plan by the trustee of the UPF which exceeds the aggregate of the amount which is such that the Relevant Benefits in the UPF of the Pensionable Employees who consent to the transfer thereof are Fully Financed as at the Completion Date plus the net contributions referred to in PARAGRAPH 7.5, adjusted as described in that paragraph.

12.      POSITION WHERE RELEVANT BENEFITS ARE SPLIT

13.      TRANSFER OF RELEVANT BENEFITS

13.1 It is a pre-condition (which the Purchaser shall use its best endeavours to procure is fulfilled) to the transfer of assets from the UPF to the Purchaser's Group Plan under PARAGRAPH 13 of PART 1 and to the Sellers' Fully Financing of Relevant Benefits under the UPF that:

         (a) the trustees of the Purchaser's Group Plan deliver to the trustee of the UPF an undertaking under which the trustees of the Purchaser's Group Plan agree:

                  (i) to accept the assets to be transferred from the UPF in accordance with this document;

                  (ii) subject to receipt of such assets from the UPF and, where applicable, to a balancing payment being made or credited to the Purchaser, to provide benefits to the Transferred Employees in accordance with this document;

                  (iii) to comply with the applicable requirements of Clause 19(b) (Bulk transfers-out) of the UPF Trust Deed, being:

                           - any undertakings given by the UPF to the Commissioners of Inland Revenue;

                           - the preservation requirements of the Pension Schemes Act 1993 (and any regulations relating to the preservation requirements made under that Act); and

                           - the contracting-out requirements of the Pension Schemes Act 1993 (and any regulations relating to the contracting-out requirements made under that or any other
                                    Act),
                           in each case to the extent applicable; and

         (b) the employer of the Transferred Employees in question is named in a contracting-out certificate issued for contracting-out on the basis specified in Section 9(2B) of the Pension Schemes Act 1993 (as amended by the Pensions Act 1995) in relation to the Purchaser's Group Plan.

  13.2   13.2.1   Subject to PARAGRAPH 13.4.2 of PART 1, the transfer of assets from the UPF to the Purchaser's Group Plan shall be made by the transfer of a reasonable cross section of the assets of the UPF (as agreed by the trustee of the UPF and the trustees of the Purchaser's Group Plan).

         13.2.2 If such respective trustees are unable to agree some or all of the particular assets to be transferred, that part of the Transfer payment for which the assets are not agreed shall be in cash and every L99.50 of cash in the transfer of assets paid for this reason shall count as L100 in cash before being adjusted in accordance with the definition "VALUE" to give the value of the assets transferred as at the Completion Date.

14.      VOLUNTARY FUND



15.      EMPLOYEES WHO BECOME EMPLOYEES OF THE SELLERS' GROUP AFTER THE
         COMPLETION DATE

16.      CHANGES TO PROGRESS PENSION FUND

              ANNEX TO PART 2 - UK - DEFINITIONS AND INTERPRETATION

1.1      In this PART 2:


"HOLDING PERIOD"                 means the period commencing on and including
                                 the Completion Date and ending immediately before the Scheme Change Date.

"1999 SERA"                      means the arrangements constituted by a letter
                                 from Unilever UK Central Resources Limited to the Pensionable Employee in question, entitled
                                 "Senior Managers' Pension Arrangements: 1999
                                 SERA Letter".

"SCHEME CHANGE DATE"             means the date 6 months after the Completion
                                 Date or such other date as the Sellers and the Purchaser may agree in writing.

"UPF" means the Unilever Pension Fund, constituted by a definitive trust deed and rules dated 31st January, 2000 (as amended) or, if the context so requires, the trustee of the Unilever Pension Fund.

"VALUE" has the same meaning as in PART 1, save that sub-paragraph (b) within the definition of "VALUE" shall be deleted and replaced by the following:

                                 "(b) in respect of a Transferred Asset, an amount in Euros which is equal to:

                                         -  (A x B);

                                         -  adjusted in respect of the period
                                            from 31st October, 2000 to the
                                            Completion Date by reference to
                                            interest at the rate of 7.5 per
                                            cent. per annum to give its value as
                                            at the Completion Date;

                                         -  multiplied by C;

                                 where:

                                 A subject to PARAGRAPH 13.2.2, represents its mid-market value in local currency at the date it is transferred to, assumed by or retained by a member of the Purchaser's Group or a Purchaser's Group Plan (such mid-market value being as agreed by the Sellers' Actuary and the Purchaser's Actuary or, in default of agreement, as determined under PARAGRAPH 9 of PART 1 of this Schedule), adjusted in respect of the period from that date to 31st October, 2000 by reference to the Agreed Local Adjustment Rate to give its value as at 31st October, 2000;

                                 B       represents the Market Adjustment
                                         Factor; and

                                 C       represents the Currency Adjustment
                                         Factor."

1.2 Save where specifically defined or where the context otherwise requires, words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 or in the Pension Schemes Act 1993 (as amended) shall have the same meanings in this PART 2.

1.3      References to "PART 1" are to PART 1 of this Schedule.

1.4 References in this PART 2 to paragraphs are to paragraphs of this PART 2, unless otherwise stated.

                     PART 3 - DEFINITIONS AND INTERPRETATION

1.1 In this Schedule (excluding PART 2 where any expression defined in this PART 3 is also defined in PART 2):


"ACTUARIAL ANNEX"                      means the Annex to this Schedule entitled
                                       "Disclosed Sellers' Group Plans and
                                       Actuarial Annex".

"AGREED COMPLETION DATE EXCHANGE       means, subject to PARAGRAPH 1.4 of this
RATE"                                  PART 3 of this Schedule, in respect of
                                       any amount, the prevailing exchange rate applicable to a translation of that amount into Euros at the spot rate of exchange (closing mid-point) on the business day in London immediately prior to the Completion Date published in the London edition of The Financial Times first published thereafter or where no such rate of exchange is published on that date, the rate quoted by Citibank
                                       N.A. as at the close of business in
                                       London on that date.

"AGREED LOCAL ADJUSTMENT RATE"         means, in respect of any period:

                                       (a)  the interest rate, timing adjustment
                                            or rate of return identified as such
                                            in the Actuarial Annex in respect of
                                            that period; or

                                       (b)  if (a) does not apply, the Agreed
                                            Local Interest Rate.

"AGREED LOCAL INTEREST RATE"           means the rate determined by the Sellers
                                       as equivalent to the cost to the Sellers of borrowing in the currency in question for the period in question and agreed by the Purchaser or, in default of agreement, as may be determined under PARAGRAPH 9.

"AGREED PAYMENT DATE EXCHANGE RATE"    means, subject to PARAGRAPH 1.4 of this
                                       PART 3 of this document, in respect of
                                       any amount which is paid on a given date, the prevailing exchange rate applicable to a translation of that amount into Euros at the spot rate of exchange
                                       (closing mid-point) on the business day
                                       in London immediately prior to that date published in the London edition of The
                                       Financial Times first published
                                       thereafter or
                                       where no such rate of exchange is
                                       published on that date, the rate quoted
                                       by Citibank N.A. as at the close of
                                       business in London on that date.

"ARTICLE 141"                          means Article 141 of the Treaty of Rome
                                       or any current or future legislation
                                       which implements Article 141 or which
                                       implements any EC Directive relating to
                                       equal treatment. References to the EC
                                       shall be taken to include the European
                                       Community (formerly the European Economic
                                       Community) and the European Union.

"BENEFIT"                              means any pension, lump sum, gratuity,
                                       payment of costs (including, without
                                       limitation, medical, dental or other
                                       healthcare costs), or other like benefit provided or to be provided:

                                       -      on or after retirement;

                                       -      on death;

                                       -     on or after termination of
                                             employment, except to the extent
                                             the benefits referred to above are
                                             enhanced where such termination is
                                             on account of redundancy or at the
                                             request of the employer;

                                      -      on or in connection with disability
                                             (but excluding those benefits
                                             described in SCHEDULE 11 to this
                                             Agreement),

                                       but excluding any benefit provided under an arrangement the sole purpose of which is to provide benefits on injury or death by accident occurring whilst an Employee.

"CALCULATION DATE"                     has the meaning given to that expression
                                       in PARAGRAPH 3.5.2.

"CURRENCY ADJUSTMENT FACTOR"           means, in respect of any amount to which
                                       it is stated to apply:

                                       (a)   if the amount is expressed in
                                             Euros, one;

                                       (b)   if the amount is expressed in a
                                             currency other than Euros, the
                                             Agreed Completion

                                             Date Exchange Rate.

"DISCLOSED SELLERS' GROUP PLAN"        means all or any of the Sellers' Group
                                       Plans which are listed in the document in the Actuarial Annex or details of which are comprised in the Data Room.

"EXPATRIATES"                          has the meaning given to that expression
                                       in PARAGRAPH 6.

"FULLY FINANCED"                       has the meaning given to that expression
                                       in PARAGRAPH 1.3, and derivative
                                       expressions shall be construed
                                       accordingly.

"GROSS SHORTFALL"                      has the meaning given to that expression
                                       in PARAGRAPH 3.2.2.

"LIABILITY"                            has the meaning given to that expression
                                       in PARAGRAPH 10.1.

"MARKET ADJUSTMENT FACTOR"             means:

                                       (a)   in a case identified in the
                                             Actuarial Annex as being one to
                                             which a market value adjustment is
                                             to apply:

                                             (i)   the market adjustment factor
                                                   stated in the Actuarial
                                                   Annex; or

                                             (ii)  if (i) does not apply, a
                                                   market adjustment factor
                                                   agreed by the Vendors and the
                                                   Purchaser (or, in default of
                                                   agreement, determined in
                                                   accordance with PARAGRAPH 9)
                                                   which is consistent with the
                                                   actuarial valuation method
                                                   and assumptions used under
                                                   PARAGRAPH 2 for valuing
                                                   liabilities in respect of the
                                                   Sellers' Group Plan to which
                                                   the Benefits in question
                                                   relate; or

                                       (b)   if (a) does not apply, one.

"PENSIONABLE EMPLOYEE"                 means an Employee who has, or in respect
                                       of whom another person has, immediately
                                       prior to the Completion Date, an
                                       entitlement (whether present, future or
                                       contingent) to Benefit
                                       under a Sellers' Group Plan.

"PLAN" means any scheme, plan, fund or arrangement, whether or not funded or insured.

"PURCHASER'S ACTUARY"                  means such actuary or firm of actuaries
                                       as the Purchaser may determine for the
                                       purpose of this document.

"PURCHASER'S GROUP PLAN"               means any Plan of any member of the
                                       Purchaser's Group under which Benefits
                                       are provided or, if the context so
                                       requires, the trustees or managers of any such Plan.

"REGULAR PENSION COST"                 has the meaning given to that expression
                                       in PARAGRAPH 7.3.

"RELEVANT BENEFIT"                     means a liability (whether present,
                                       future or contingent) determined, to the extent applicable, in accordance with
                                       PARAGRAPH 2 which arises under a Relevant
                                       Sellers' Group Plan to provide a Benefit.

"RELEVANT CLAIM"                       has the meaning given to that expression
                                       in PARAGRAPH 10.1.

"RELEVANT DATE"                        has the meaning given to that expression
                                       in PARAGRAPH 7.5.

"RELEVANT PERSON"                      has the meaning given to that expression
                                       in PARAGRAPH 10.1.

"RELEVANT SELLERS' GROUP PLAN"         means all or any of the Sellers' Group
                                       Plans which are listed in the Actuarial
                                       Annex and which are identified as
                                       Relevant Sellers' Group Plans.

"RELEVANT SELLERS' SERA PLAN"          means all or any of the Sellers' Group
                                       Plans which are identified as unfunded
                                       SERA Plans in the Actuarial Annex and
                                       which the Sellers nominate, in their
                                       absolute discretion and within one year
                                       after the Completion Date, to be Relevant
                                       Sellers' SERA Plans.

"SELLERS' ACTUARY"                     means such actuary or firm of actuaries
                                       as the Sellers may determine for the
                                       purpose of this document.

"SELLERS' GROUP PLAN"                  means any Plan of any member of the
                                       Sellers' Group or the Companies under
                                       which Benefits are provided or, if the
                                       context so requires, the trustees or
                                       managers of any such Plan.

"SHORTFALL"                            means the Gross Shortfall multiplied by
                                       the Tax Adjustment Factor.

"TAX ADJUSTMENT FACTOR"                means, in respect of a Gross Shortfall
                                       which arises under:

                                       (a) a funded Relevant Sellers' Group
                                       Plan, 1.0 - X, where X represents the
                                       maximum effective tax rate (expressed as the percentage rate divided by 100) applicable as at Completion to corporate profits made in the jurisdiction in which that Relevant Seller's Group Plan is established;

                                       (b) an unfunded Relevant Sellers' Group
                                       Plan, 1.0 - X, where:

                                       -    X represents zero, to the extent
                                            there would be no corresponding
                                            deferred tax asset in the Notional
                                            Completion Balance Sheet; and

                                       -    X represents, to the extent there
                                            would be a corresponding deferred
                                            tax asset in the Notional Completion
                                            Balance Sheet, the maximum effective
                                            tax rate (expressed as the
                                            percentage rate divided by 100)
                                            applicable as at Completion to
                                            corporate profits made in the
                                            jurisdiction in which that Relevant
                                            Sellers' Group Plan is established.

                                       For the purpose of this definition,
                                       "NOTIONAL COMPLETION BALANCE SHEET" means a balance sheet in respect of the European Culinary Brands Business drawn up as at the Completion Date in accordance with the accounting principles and practices as set out in the Unilever accounting policy manual effective immediately prior to the Completion Date.

"TRANSFERRED ASSETS"                   means, in respect of any Benefit, the
                                       assets which are comprised in the Plan
                                       under which
                                       that Benefit is provided and which are
                                       transferred to, assumed by or retained by a member of the Purchaser's Group or a Purchaser's Group Plan, but excluding any such assets which are paid in satisfaction of the Sellers' obligation under PARAGRAPH 3.5, PARAGRAPH 7.5 and/or
                                       7.6.

"TRANSFERRED EMPLOYEE"                 means a Pensionable Employee who:

                                       (a)      becomes a member of a
                                                Purchaser's Group Plan with
                                                effect from the day after his
                                                pensionable service under the
                                                relevant Sellers' Group Plan
                                                terminates;

                                       (b)      who agrees in writing to the
                                                Benefits under the relevant
                                                Sellers' Group Plan of and in
                                                respect of him being transferred
                                                to a Purchaser's Group Plan
                                                (such agreement in writing to
                                                include a discharge in a form
                                                agreed by the Sellers (whose
                                                agreement shall not be
                                                unreasonably withheld or
                                                delayed) in favour of the
                                                Sellers' Group Plan and each
                                                member of the Sellers' Group for
                                                any liability to or in respect
                                                of that Pensionable Employee to
                                                provide any Benefits under that
                                                Sellers' Group Plan); and

                                       (c)      who does not withdraw that
                                                agreement before such Benefits
                                                are transferred to a Purchaser's
                                                Group Plan,

                                       provided that (b) of this definition
                                       shall not apply:

                                       -    in relation to the transfer of the
                                            Benefits of a Pensionable Employee
                                            from a Sellers' Group Plan to a
                                            Purchaser's Group Plan or any member
                                            of the Purchaser's Group where under
                                            applicable law that transfer takes
                                            place automatically without the
                                            Pensionable Employee's consent; or

                                       -    where the Sellers, in their absolute
                                            discretion, so determine in relation
                                            to one or more Pensionable Employees
                                            or one or
                                             more Sellers' Group Plans.

"TRANSFERRED RELEVANT BENEFIT"         means a Relevant Benefit which is
                                       transferred to or assumed by a member of the Purchaser's Group or a Purchaser's
                                       Group Plan but excluding any such
                                       Relevant Benefit in respect of a
                                       Pensionable Employee who does not become a Transferred Employee in respect of that Relevant Benefit (notwithstanding that it is so transferred or assumed).

"VALUE"                                means:

                                        (a)      in respect of any Benefit, an
                                                 amount in Euros which is equal
                                                 to the actuarial value of that
                                                 Benefit as at the Completion
                                                 Date, determined in accordance
                                                 with the actuarial method and
                                                 assumptions which are to be
                                                 applied to that Benefit under
                                                 PARAGRAPH 2, multiplied by C;

                                        (b)     (i)      in respect of a
                                                         Transferred Asset other
                                                         than an insurance
                                                         policy, an amount in
                                                         Euros which is equal to
                                                         (A x B x C);

                                                (ii)     in respect of a
                                                         Transferred Asset which
                                                         is an insurance policy,
                                                         equal to its value
                                                         calculated in
                                                         accordance with
                                                         PARAGRAPH 2.2, at the
                                                         date it is transferred
                                                         to, assumed by or
                                                         retained by a member of
                                                         the Purchaser's Group
                                                         or a Purchaser's Group
                                                         Plan adjusted in the
                                                         same way as A, and then
                                                         multiplied by C.

                                                In each case where:

                                                A     represents its market
                                                      value in local currency at
                                                      the date it is transferred
                                                      to, assumed by or retained
                                                      by a member of the
                                                      Purchaser's Group or a
                                                      Purchaser's Group Plan,
                                                      adjusted in respect of the
                                                      period (if any) from that
                                                      date to the Completion
                                                      Date, by reference
                                                      to the Agreed Local
                                                      Adjustment Rate to give
                                                      its value as at the
                                                      Completion Date;

                                                B     represents the Market
                                                      Adjustment Factor; and

                                                C     represents the Currency
                                                      Adjustment Factor.

"VOLUNTARY FUND"                       has the meaning given to that expression
                                       in PARAGRAPH 14.

1.2 References in this document to "ASSETS" shall, unless the context otherwise requires, include references to both cash and non-cash assets.

1.3 References in PART 1 of this Schedule and in this PART 3 of this Schedule to paragraphs are to paragraphs of PART 1 of this Schedule, unless otherwise stated.

1.4 Any rate published or quoted and referred to in the definitions of "AGREED COMPLETION DATE EXCHANGE RATE" or "AGREED PAYMENT DATE EXCHANGE RATE" shall be determined by the Sellers' Actuary and agreed by the Purchaser's Actuary or, in the absence of agreement, determined under PARAGRAPH 9 of PART 1 of this Schedule.

      PROJECT COLORADO - VENDORS' GROUP PLANS AND ACTUARIAL ANNEX - PART 1

       PROJECT COLORADO SELLERS' GROUP PLANS AND ACTUARIAL ANNEX - PART 1

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------
UK            UNILEVER PENSION FUND        DB                   FUNDED      YES                     See Part 2 of this Annex

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

              1999 SERA                    DB                   UNFUNDED    YES                     Per the Unilever Pension Fund

NETHERLANDS   STICHTING UNILEVER           DB                   FUNDED      YES                     See Part 2 of this Annex
              PENSIOENFONDS "PROGRESS"
              (PROGRESS PENSION FUND)

              SBR (REDUNDANCY)                                              NO                      only applies to inactives -
                                                                                                    Unilever retains

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------

              VUT (EARLY RET)                                               NO                      only applies to inactives -
                                                                                                    Unilever retains

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in Belgium
                                                                                                    but using benefit structure
                                                                                                    applicable in the Netherlands.

              STEUN BIJ ZIEKTE             POST-RETIREMENT      UNFUNDED    YES                     Method and assumptions of FAS106
                                           MEDICAL                                                  report dated 7 February 2000

BELGIUM       PENSIOENFONDS "UNION"/       DB                   FUNDED      YES                     See Part 2 of this Annex.
              FONDS DE PENSION
              "UNION"

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------
              WINTERTHUR SAVINGS SCHEME    DC                   FUNDED      NO

              FONDS DE PREVOYANCE          POST RETIREMENT      UNFUNDED    YES                     Methods and assumptions of
              UNILEVER                     MEDICAL                                                  FAS106 report dated 25 January
                                                                                                    2000
FRANCE        AGIRC Industry-wide scheme                                    NO
(Royco)
              ARRCO Industry-wide scheme                                    NO

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------
              LUMP SUM RETIREMENT BENEFIT  DB                   UNFUNDED    YES                     Method/assumptions of actuarial
              UNDER ALLIANCE 7 COLLECTIVE                                                           report at 31/12/99, dated
              AGREEMENT                                                                             29/9/00


              TOP HAT SCHEME               DB                   UNFUNDED    YES                     Method/assumptions of actuarial
                                                                                                    report at 31/12/99, dated
                                                                                                    29/9/00

FRANCE        AGIRC Industry-wide scheme                                    NO
(Lesieur)
              ARRCO Industry-wide scheme                                    NO

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------
              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Bestfoods group
                                                                                                    accounting purposes.

              LUMP SUM RETIREMENT BENEFIT  DB                   UNFUNDED    YES                     Method/assumptions of actuarial
              UNDER IAD COLLECTIVE                                                                  report at 31/08/00, dated
              AGREEMENT                                                                             04/10/00.

SWEDEN        SAF/LO (Previously STP)      DC                               NO
              (industry-wide)


              SUPS                         DB                   FUNDED      NO

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

                                                                                                    ACTUARIAL METHOD AND
              APPLICABLE                   TYPE OF PLAN -       FUNDED/     IS THE PLAN A RELEVANT  ASSUMPTIONS RELEVANT FOR
COUNTRY       PENSION PLAN                 DB/DC/HYBRID/OTHER   UNFUNDED    SELLERS' GROUP PLAN?    CALCULATING VALUE
-------       ------------                 ------------------   --------    ----------------------  ------------------------
FINLAND       Polaris - sections A & B     DB                   FUNDED      NO
              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

IRELAND       UNILEVER SUPERANNUATION      DB                   FUNDED      YES                     See part 2 of this Annex
              (IRELAND) FUND

              LONG SERVICE AWARDS          OTHER                UNFUNDED    YES                     Methods and assumptions in
                                                                                                    accordance with last valuation
                                                                                                    used for Unilever group
                                                                                                    accounting purposes in
                                                                                                    accordance with Unilever
                                                                                                    Accounting Manual.

PROJECT COLORADO - VENDORS' GROUP PLANS AND ACTUARIAL ANNEX - PART 2



1.                UK

Under the terms of paragraph 2.2 of Part 1 of Schedule 10, we set out below the actuarial method and assumptions to be used for determining the Value of a Transferred Relevant Benefit under the UPF.

The Value of a Transferred Relevant Benefit referred to above will be determined on the UPF benefit pattern as at the Completion Date. Pensionable service will be taken to the Completion Date and will include service credits for Pensionable Employees who have elected under Rule C3 of the UPF to purchase such service credits. Where contributions are still being made in respect of the purchase of service credits, pensionable service will include only that proportion of the service credit that the Pensionable Employee would have been entitled to had he left pensionable service on Completion Date. Allowance will be made for salary increases projected from the Completion Date up to Normal Retirement Age or earlier leaving active service, having regard to the effective date of each member's most recent review of salary prior to the Completion Date.

For members subject to the permitted maximum introduced by the Finance Act 1989, benefits will be restricted by reference to the appropriate projected cap figure. The projected level of the cap will be based on the figure for the 2000/2001 tax year (L91,800), increased as described in Schedule A.

For the avoidance of doubt, in calculating the Value of a Transferred Relevant Benefit, it will be assumed that there is no obligation to equalise benefits for post 16 May 1990 GMPs.

The Value of a Transferred Relevant Benefit will be determined on the valuation assumptions summarised in Schedule A.

In the case of spouses' pensions payable on death in service and serious ill health retirement pensions, the Value of a Transferred Relevant Benefit will be taken to be in respect of that portion of the benefit which relates to pensionable service to Completion Date (including the appropriate proportion of service credits), with no allowance for pensionable service after Completion Date.

In the case of lump sums payable on death in service, the Value of a Transferred Relevant Benefit will be taken to be nil.

    The Market Adjustment Factor will be taken as 0.806.

The Agreed Local Adjustment Rate means, in relation to a period, and in respect of each sum to which this definition applies, the formula found by calculating:

(a) one half of the proportionate change during the period specified of the FT/S&P Actuaries World Ex UK Pound Sterling Index with 86 per cent. of the gross dividend income reinvested in the same index at the end of each calendar month; plus

(b) one half of the proportionate change during the period specified of the FTSE Actuaries All-Share Total Return Index.

The FT/S&P Actuaries World Ex UK Pound Sterling Index or the FTSE Actuaries All-Share Total Return Index at a particular date is the Index for that date and shall be determined by the Sellers' Actuary and agreed by the Purchaser's Actuary and in default of agreement determined under PARAGRAPH 9 of PART 1 of
Schedule 10.

                                   SCHEDULE A

                        SUMMARY OF LIABILITY ASSUMPTIONS


FINANCIAL ASSUMPTIONS

Investment Return                            7.5%

General Increases to Pensionable Pay         5.0%

Increases to Non GMP Pensions in Payment     3.5%
and Deferred Benefits including Commutation
Lump Sums

Increases to Post 1988 GMPs in Payment       2.25%

Fixed Revaluation of GMPs                    5%

Increases to Earnings Cap                    3.5%

DEMOGRAPHIC AND OTHER ASSUMPTIONS

Promotional Increases in Pensionable Pay:

Scale                                        : Salary = 1.00 at age 16 (minimum
                                               age).
                                               Salary then increases in steps of
                                               0.10 from age 16 to age 30 and in
                                               steps of 0.10, 0.09,..., 0.01
                                               from age 30 to age 40.

                                             : Salary = 2.95 at age 40 and
                                               higher ages.

Leaving Service                              : As shown in the attached table.

Early Retirement from Active Service         : As shown in the attached table.

Early Retirement from Deferred Status        : At age 60.

Mortality before Retirement

     Males                                   : AM80(2) Ultimate, rated down one
                                               year.

     Females                                 : AF80 Ultimate, rated down one
                                               year.

                                   SCHEDULE A


SUMMARY OF LIABILITY ASSUMPTIONS (continued)

Mortality in Retirement for Future Pensioners

     Males - Retirement in Normal Health          :     PMA80 (B = 1955) rated one year
                                                        higher.

     Females - Retirement in Normal Health        :     PFA80 (B = 1955) rated one year
                                                        higher.

     Males - Retirement due to Ill Health         :     PMA80 (B = 1955) rated six years
                                                        higher.

     Females - Retirement due to Ill Health       :     PFA80 (B = 1955) rated six years
                                                        higher.
Mortality in Payment for Future Dependants:

     Male Dependants                              :     PMA80 (B = 1955) rated one year
                                                        higher.

     Female Dependants                            :     WA80 (B = 1955) rated one year
                                                        higher.

Family                                            :     100% of members are assumed to
                                                        be married at retirement or
                                                        earlier death. No additional
                                                        allowance is made for children's
                                                        pensions.

                                                  :     Wives are assumed to be three
                                                        years younger than their
                                                        husbands.

Commutation                                       :     Members are assumed to take a
                                                        lump sum of three eightieths of
                                                        pensionable pay for each year of
                                                        pensionable service.

                                                TABLE

Probability of leaving employment during the next year

                                          MEN                                                   WOMEN
                    LEAVING       RETIREMENT (NORMAL      RETIREMENT         LEAVING         RETIREMENT      RETIREMENT
      AGE           SERVICE             HEALTH)          (ILL HEALTH)        SERVICE       (NORMAL HEALTH)   (ILL HEALTH)
      ---           -------             -------          ------------        -------       ---------------   ------------
      16              0.170                0                  0               0.2550              0                0
      17              0.165                0                  0               0.2475              0                0
      18              0.160                0                  0               0.2400              0                0
      19              0.155                0                  0               0.2325              0                0
      20              0.150                0                  0               0.2250              0                0
      21              0.145                0                  0               0.2175              0                0
      22              0.140                0                  0               0.2100              0                0
      23              0.135                0                  0               0.2025              0                0
      24              0.130                0                  0               0.1950              0                0
      25              0.125                0                  0               0.1875              0                0
      26              0.120                0                  0               0.1800              0                0
      27              0.115                0                  0               0.1725              0                0
      28              0.110                0                  0               0.1650              0                0
      29              0.105                0                  0               0.1575              0                0
      30              0.100                0                  0               0.1500              0                0
      31              0.095                0                  0               0.1425              0                0
      32              0.090                0                  0               0.1350              0                0
      33              0.085                0                  0               0.1275              0                0
      34              0.080                0                  0               0.1200              0                0
      35              0.075                0                  0               0.1125              0                0
      36              0.070                0               0.00025            0.1050              0             0.00025
      37              0.065                0               0.00050            0.0975              0             0.00050
      38              0.060                0               0.00075            0.0900              0             0.00075
      39              0.055                0               0.00100            0.0825              0             0.00100
      40              0.050                0               0.00125            0.0750              0             0.00125
      41              0.045                0               0.00150            0.0675              0             0.00150
      42              0.040                0               0.00175            0.0600              0             0.00175
      43              0.035                0               0.00200            0.0525              0             0.00200
      44              0.030                0               0.00225            0.0450              0             0.00225
      45              0.025                0               0.00250            0.0375              0             0.00250
      46              0.020                0               0.00300            0.0300              0             0.00300
      47              0.015                0               0.00350            0.0225              0             0.00350
      48              0.010                0               0.00400            0.0150              0             0.00400
      49              0.005                0               0.00450            0.0075              0             0.00450
      50                0                0.015             0.00500               0               0.02           0.00500
      51                0                0.030             0.00600               0               0.04           0.00600
      52                0                0.045             0.00700               0               0.06           0.00700
      53                0                0.060             0.00800               0               0.08           0.00800
      54                0                0.075             0.00900               0               0.1            0.00900
      55                0                0.090             0.01000               0               0.12           0.01000
      56                0                0.105             0.01200               0               0.14           0.01200
      57                0                0.120             0.01400               0               0.16           0.01400
      58                0                0.135             0.01600               0               0.18           0.01600
      59                0                0.150             0.01800               0               0.2            0.01800
      60                0                0.300             0.02000               0               0.35           0.02000
      61                0                0.300             0.02400               0               0.35           0.02400
      62                0                0.300             0.02800               0               0.35           0.02800
      63                0                0.300             0.03200               0               0.35           0.03200
      64                0                0.300             0.03600               0               0.35           0.03600
      65                0                  1                  0                  0                1                0

(exact)

2.       NETHERLANDS

The actuarial method and assumptions in respect of Stichting Unilever Pensioenfonds "Progress" ("PROGRESS") are as follows:

         These pensions shall be calculated in compliance with article 13 of the rules of Progress as comprised in the Data Room at 9.8.8.1 (the "PROGRESS RULES"), with the Completion Date being regarded as the date of termination of participation referred to in section 2 of said article 13.

         In addition the accrued benefits under articles 21 and 22 of the Progress Rules assuming that the payment of premium as referred to in section 7 of said articles has been terminated on the Completion Date, will be transferred on the same basis.

         DISCOUNT RATE: 4%.

         MORTALITY:

         Males: mortality table GBM 1990-1995 ages set back by one year;

         Females: mortality table GBV 1990-1995 ages set back by one year.

         MATRIMONIAL ASSUMPTIONS:

         A partner frequency of 100% is assumed for active members, which decreases by the assumed mortality rates of the partner after age 65.

         It is assumed that the male partner is three years older than the female partner.

         It is assumed that the potential orphan's pensions are covered by an annual premium at 16 per thousand.

         OPTIONAL PENSIONS:

         Pensionable Employees who qualify for early retirement under article 7 of the Progress Rules are assumed to retire at age 60.

         The actuarial effects of other options on pensions are disregarded.

         AGES:

         Ages will be rounded to nearest full months.

         FOREIGN STATE PENSIONS:

         Where applicable foreign state pensions will be subtracted from the accrued benefits under the Progress Rules.

         EXPENSES:

         Net present values will be increased by a 2% loading for future administrative expenses.

         SALARY INCREASES

         For the avoidance of doubt, there is no allowance for future salary increases.

         AGREED LOCAL ADJUSTMENT RATE: interest based on the relevant "U - rendement" as published by the Dutch federation of life insurance companies. The relevant "U-rendement" for this purpose is fixed for a calendar year and is the rate in force at January 1 of the calendar year, and shall be determined by the Sellers' Actuary and agreed by the Purchaser's Actuary or, in default of agreement, determined under PARAGRAPH 9 of PART 1 of Schedule 10.

3.       BELGIUM

The actuarial method and assumptions in respect of the Pensioenfonds "Union"/Fonds de Pension "Union" are as follows:

         METHOD:          as described in the plan rules in the Data Room:

                            - Pensioenfonds "Union"/Fonds de Pension
                            "Union" - Article 13.

         ASSUMPTIONS:

         Retirement age   : 65

         Discount rate             : 4%

         Mortality tables : mr for men and fr for women

         Note                       : for participants having reached age 50 at
                                   the Completion Date, the special early
                                   retirement provisions of article 14
                                   (Pensioenfonds "Union"/Fonds de Pension
                                   "Union") of the plan rules are recognized.

                                   Article 14 provides that, for participants who leave the plan as from age 50, no reduction is applied to the deferred accrued pension between 60 and 65. Between age 55 and 60 a linear reduction of 5% p.a. is applied. In addition, prior to age 55, an actuarial reduction is applied as from age 55.

         Salary increases           : For the avoidance of doubt, there is no
                                   allowance for future salary increases.

         AGREED LOCAL ADJUSTMENT RATE:    the EURIBOR 6 months rate, which shall
                                          be determined by the Sellers' Actuary
                                          and agreed by the Purchaser's Actuary
                                          or, in default of agreement,
                                          determined under PARAGRAPH 9 of PART 1
                                          of Schedule 10.

4.       IRELAND

Under the terms of PARAGRAPH 2.2 of PART 1 of Schedule 10, we set out below the actuarial method and assumptions to be used for determining the Value of a Transferred Relevant Benefit.

The Transferred Relevant Benefit will be the accrued pension or contingent spouses'/children's pension determined by reference to the rules of the Unilever Superannuation (Ireland) Pension Fund (the "US(I)F"). Pensionable Service will be taken to the Completion Date. Allowance will be made for salary increases projected from the Completion Date up to Normal Retirement Age or earlier leaving active service, having regard to the effective date of each member's most recent review of salary prior to the Completion Date.

The Value of a Transferred Relevant Benefit will be determined using the valuation assumptions summarised in Schedule A.

In the case of spouses' pensions payable on death in service and serious ill-health retirement pensions, the Value of the Transferred Relevant Benefit will be taken to be in respect of that portion of the benefit which relates to pensionable service to Completion Date, with no allowance for pensionable service after Completion Date.

In the case of lump sums payable on death in service, the Value of a Transferred Relevant Benefit will be taken to be nil.

The Market Adjustment Factor shall be 1.0.

The Agreed Local Adjustment Rate is the return, income and capital (positive or negative), recorded on the investments of the US(I)F during the period determined by the Sellers' Actuary and agreed by the Purchaser's Actuary or, in default of agreement, determined under PARAGRAPH 9 of PART 1 of Schedule 10.

                                   SCHEDULE A

                        SUMMARY OF LIABILITY ASSUMPTIONS



FINANCIAL ASSUMPTIONS

Investment Return                                 7.0% p.a.

General Increases to Pensionable Pay              5.0% p.a.

Increases in State Pension                        4.0% p.a.

Increases in Pensions in Payment                  3.0% p.a.



DEMOGRAPHIC AND OTHER ASSUMPTIONS

Promotional Increases in Pensionable Pay

Scale

-    For Salaried Staff                           Salary scale as shown in
                                                  Schedule B

-    Non-Salaried Staff                           Nil

Leaving Service                                   Decrement shown in Schedule B

Ill-Health Retirement                             Decrement shown in Schedule B

Early Retirement from Deferred Status             At age 65

Mortality before Retirement

-   Males                                         A67/70 Ultimate

-   Females                                       A67/70 ultimate, rated down
                                                  three years

Mortality in Retirement for Future Pensioners

Males -  Retirement in Normal Health              PA(90) rated down two years

Females -         Retirement in Normal Health     PA(90) rated down two years

Males -           Ill-Health Retirement           PA(90) rated up two years

Females -         Ill-Health Retirement           PA(90) rated up two years


Mortality in Payment for Future Dependants

-  Male Dependants                                PA(90) rated down two years

-  Female Dependants                              PA(90) rated down two years

Family Statistics

- Proportion Married                              85% of males and 70% of
                                                  females are assumed to be
                                                  married at retirement or
                                                  earlier death.

Children's Pensions                               30% loading on the
                                                  spouse's pension

Age Differential                                  Wives are assumed to be 3
                                                  years younger than their
                                                  husbands.

                                   SCHEDULE B
                        US(I)F DECREMENTS & SALARY SCALE

                    Decrement Tables
           Male         Female     Male/Female                        Salary Scale
           Leaving      Leaving    Retirement        Ill health    Staff Members Only
Age        Service      Service    (Normal Health)   Retirement    Male        Female
15           0           0          0                 0            100          100
16           0           0          0                 0            100          100
17           0           0          0                 0            100          100
18           0           0          0                 0            100          100
19           0           0          0                 0            100          100
20           0           0          0                 0.0002       100          100
21           0.076       0.1348     0                 0.0002       113          106
22           0.075       0.1429     0                 0.0002       124          112
23           0.074       0.1499     0                 0.0002       133          117
24           0.073       0.1564     0                 0.0002       143          122
25           0.072       0.1619     0                 0.0002       153          127
26           0.0705      0.1649     0                 0.0002       163          131
27           0.069       0.1649     0                 0.0002       172          134
28           0.0675      0.1604     0                 0.0002       181          136
29           0.066       0.1499     0                 0.0002       189          138

30           0.0645      0.1319     0                 0.0005       197          140
31           0.063       0.1139     0                 0.0005       204          141
32           0.0615      0.0974     0                 0.0005       211          142
33           0.06        0.084      0                 0.0005       218          143
34           0.0585      0.0735     0                 0.0005       225          144
35           0.057       0.066      0                 0.0005       232          145
36           0.0555      0.06       0                 0.0005       238          146
37           0.054       0.0555     0                 0.0005       244          147
38           0.0525      0.0525     0                 0.0005       250          148
39           0.0505      0.0495     0                 0.0005       256          149
40           0.0485      0.045      0                 0.002        261          150
41           0.0465      0.0405     0                 0.002        266          151
42           0.044       0.036      0                 0.002        271          152
43           0.0415      0.0315     0                 0.002        276          153
44           0.039       0.027      0                 0.002        279          154
45           0.036       0.0225     0                 0.002        283          155
46           0.033       0.018      0                 0.002        286          156
47           0.0299      0.0135     0                 0.002        288          157
48           0.0269      0.009      0                 0.002        290          158
49           0.0239      0.0045     0                 0.002        292          159
50           0.0209      0          0                 0.008        294          160
51           0.018       0          0                 0.008        296          161
52           0.0134      0          0                 0.008        297          162
53           0.009       0          0                 0.008        298          163

54           0.0045      0          0                 0.008        298          164
55           0           0          0.01              0.008        298          164
56           0           0          0.0202            0.008        298          164
57           0           0          0.0515            0.008        298          164
58           0           0          0.0652            0.008        298          164
59           0           0          0.093             0.008        298          164
60           0           0          0.2564            0.02         298          164
61           0           0          0.3448            0.02         298          164
62           0           0          0.3947            0.02         298          164
63           0           0          0.3487            0.02         298          164
64           0           0          0.3333            0.02         298          164
65 (exact)   0           0          1                 0            298          164

                                  SCHEDULE 11
                                  (Employees)

PART 1: UNITED KINGDOM

1. If any UK Employee is made redundant by, or ceases on the grounds of Ill-Health to be employed by, any member of the Purchaser's Group (or any person to whom the Business or part thereof or any member of the Purchaser's Group is transferred) within three years of the Completion Date the Purchaser shall, subject to paragraph 5 below:

         (a) procure that there shall be paid to such UK Employee a sum of money as redundancy pay or Ill-Health pay which shall be calculated in such a manner as to be no less favourable than a calculation done in accordance with the terms applicable to the particular UK Employee comprised in the Data Room; and

         (b) comply with the provisions of paragraphs 2 and 3 in respect of such UK Employee, to the extent applicable.

2. Subject to paragraph 3, if any UK Employee (whether or not a Transferred Employee (as defined in Schedule 10)) to whom the provisions of paragraph 1 apply is at the date of redundancy or cessation of employment on grounds of Ill-Health:

         (a)      aged 50 or more; and

         (b) has completed at least 10 years' Pensionable Service (as defined in paragraph 4),

         then the payment to be made to such UK Employee shall be calculated in accordance with the early retirement terms comprised in the Data Room (the "EARLY RETIREMENT TERMS").

3.       (a)      If:

                  (i) the date of redundancy or cessation of employment on grounds of Ill-Health referred to in paragraph 2 is before the Scheme Change Date in respect of the UPF (each such expression as defined in Schedule 10); and

                  (ii) the UK Employee is at the date of such redundancy or cessation of employment on grounds of Ill-Health in Pensionable Service in the UPF,

                  then the Purchaser shall pay an amount of cash (the "CASH SUM") to the UPF and/or Unilever UK Central Resources Limited in the proportions specified by the Sellers to the Purchaser in writing being an amount that is in aggregate equal to the value of additional benefits under paragraph 2 using the assumptions in respect of the UPF set out in the Actuarial Annex (as defined in Schedule 10);

         (b) The proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to the UPF will be received by the UPF as agent for the Purchaser insofar as such proportion does not exceed in aggregate the benefits which the Sellers and the trustee of the UPF agree may be provided by the UPF and in its own right as regards any excess. The Sellers shall procure that the UPF makes payment of such benefits to the relevant UK Employees as the Sellers and the trustee of the UPF shall agree may be provided by the UPF in respect of the proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to the UPF;

         (c) The proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to Unilever UK Central Resources Limited will be received by Unilever UK Central Resources Limited on the basis described in (i) or (ii) below on the understanding that Unilever UK Central Resources Limited will be wholly responsible for the payment to the relevant UK Employees of the balance of the benefits not paid to the relevant UK Employees by the UPF under paragraph 3(b):

                  (i) as agent for the Purchaser insofar as the balance of the benefits actually payable to the relevant UK Employees does not exceed in aggregate the proportion of the Cash Sum so received by Unilever UK Central Resources Limited; and

                  (ii)     in its own right as regards any excess.

4. "PENSIONABLE SERVICE" for the purpose of paragraph 2 means service which is pensionable service under the UPF and under the Purchaser's Group Plan in question (as defined in Schedule 10) and includes linked qualifying service. Pensionable Service shall be construed in accordance with Section 70 of the Pension Schemes Act 1993 and linked qualifying service shall be construed in accordance with Section 179 of the Pension Schemes Act 1993.

5.       For the purposes of this Part 1 of this Schedule:

         (a)      a UK Employee shall be redundant where:

                  (i) he or she is entitled to a redundancy payment under the Employment Rights Act 1996; or

                  (ii) his or her employment is terminated at the request of his or her employer otherwise than in circumstances in which paragraph (i) applies; and

         (b) "ILL-HEALTH" means ill-health such that the individual concerned is unable to follow his normal occupation with his employer.

PART 2:  BELGIUM

The Sellers and the Purchaser undertake to inform and consult all works councils involved in the transactions contemplated by this Agreement in accordance with this Agreement.

PART 3:  FRANCE

The Purchaser undertakes to respond to questions posed by the works council of the Generale Condimentaire S.A.S. and/or Bestfoods France S.A. and/or Fralib Sourcing Unit S.A. in relation to the transactions envisaged by this Agreement (including, if so reasonably required by any such works council, attending meetings in order to respond to such questions).

PART 4:  REPUBLIC OF IRELAND

1. If any Irish Employee is made redundant by, or ceases on the grounds of Ill-Health to be employed by, any member of the Purchaser's Group (or any person to whom the Business or part thereof or any member of the Purchaser's Group is transferred) within three years of the Completion Date the Purchaser shall, subject to paragraph 5 below:

         (a) procure that there shall be paid to such Irish Employee a sum of money as redundancy pay or Ill-Health pay which shall be calculated in such a manner as to be no less favourable than a calculation done in accordance with the terms applicable to the particular Irish Employee comprised in the Data Room; and

         (b) comply with the provisions of paragraphs 2 and 3 in respect of such Irish Employee, to the extent applicable.

2. Subject to paragraph 3, if any Irish Employee (whether or not a Transferred Employee (as defined in Schedule 10)) to whom the provisions of paragraph 1 apply is at the date of redundancy or cessation of employment on grounds of Ill-Health:

         (a)      aged 55 or more; and

         (b) has completed at least 10 years' Pensionable Service (as defined in paragraph 4),

         then the payment to be made to such Irish Employee shall be calculated in accordance with the early retirement terms comprised in the Data Room (the "EARLY RETIREMENT TERMS").

3.       (a)      If:

                  (i) the date of redundancy or cessation of employment on grounds of Ill-Health referred to in paragraph 2 is during the temporary period referred to in paragraph 7 of Part 1 of Schedule 10 in respect of the Unilever Superannuation (Ireland) Fund (the "US(I)F"); and

                  (ii) the Irish Employee is at the date of such redundancy or cessation of employment on grounds of Ill-Health in Pensionable Service in the US(I)F,

                  then the Purchaser shall pay an amount of cash (the "CASH SUM") to the US(I)F and/or Unilever Management Services (Ireland) Limited in the proportions specified by the Sellers to the Purchaser in writing being an amount that is in aggregate equal to the value of additional benefits under paragraph 2 using the assumptions in respect of the US(I)F set out in the Actuarial Annex (as defined in Schedule 10);

         (b) The proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to the US(I)F will be received by the US(I)F as agent for the Purchaser insofar as such proportion does not exceed in aggregate the benefits which the Sellers and the trustee of the US(I)F agree may be provided by the US(I)F and in its own right as regards any excess. The Sellers shall procure that the US(I)F makes payment of such benefits to the relevant Irish Employees as the Sellers and the trustee of the US(I)F shall agree may be provided by the US(I)F in respect of the proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to the US(I)F;

         (c) The proportion of the Cash Sum which the Sellers direct to be paid by the Purchaser to Unilever Management Services (Ireland) Limited will be received by Unilever Management Services (Ireland) Limited on the basis described in (i) or
                  (ii) below on the understanding that Unilever Management Services (Ireland) Limited will be wholly responsible for the payment to the relevant Irish Employees of the balance of the benefits not paid to the relevant Irish Employees by the US(I)F under paragraph 3(b):

                  (i) as agent for the Purchaser insofar as the balance of the benefits actually payable to the relevant Irish Employees does not exceed in aggregate the proportion of the Cash Sum so received by Unilever Management Services (Ireland) Limited; and

                  (ii)     in its own right as regards any excess.

4. "PENSIONABLE SERVICE" for the purpose of paragraph 2 means service which is pensionable service under the US(I)F and under the Purchaser's Group Plan in question (as defined in Schedule 10).

5.       For the purposes of this Part 4 of this Schedule:

         (a)      a Irish Employee shall be redundant where:

                  (i) he or she is entitled to a statutory redundancy payment; or

                  (ii) his or her employment is terminated at the request of his or her employer otherwise than in circumstances in which paragraph (i) applies;

         (b) "ILL-HEALTH" means ill-health such that the individual concerned is unable to follow his or her normal occupation with his or her employer; and

         (c) "IRISH EMPLOYEES" means Employees employed by a member of the Sellers' Group incorporated in the Republic of Ireland.

PART 5:  THE NETHERLANDS

1.       The Sellers and the Purchaser acknowledge that:

         (i) the obligations referred to in Clause 2(a)(iii) in so far as they relate to the Netherlands will, without prejudice to Clause 2(f) require the parties to procure the taking of all steps reasonably necessary or desirable to comply with the applicable provisions of the Dutch Works Council Act and the Dutch Merger Code, including:

                  (a) the obtaining of advice from the competent works council under the Works Council Act; and

                  (b) the carrying out of consultation with the competent trade unions under Chapter II of the Merger Code; and

         (ii) reasonable changes to certain relevant provisions of this Agreement may be necessary or desirable as a result of consultations with employee representatives as required by the Dutch Works Council Act and the Dutch Merger Code PROVIDED
                  THAT:

                  (a) such changes will not result in terms less favourable to the relevant employees than those contained in this Agreement; and

                  (b) the position of the Sellers or any other member of the Sellers' Group will not be adversely affected by any such changes.

2. The Sellers shall use their reasonable endeavours to ensure that the position of the Purchaser or any other member of the Purchaser's Group will not be adversely affected by any of the changes referred to at 1.(ii) above.

                                  SCHEDULE 12
                                     (VAT)

1. The Sellers and the Purchaser shall use all reasonable endeavours to procure that the supply of those Business Assets under this Agreement which would otherwise be chargeable to VAT (but for the sale being treated, for the purposes of applicable VAT legislation, as a transfer of all or part of the assets of a business as a going concern as hereinafter mentioned) and which the Sellers and the Purchaser consider should qualify as a transfer of all or part of the assets of a business as a going concern for the purposes of applicable VAT legislation is so treated by the relevant Tax Authority, except that the Sellers shall not be required by virtue of this sub-clause to make any appeal to any court against any determination of the relevant Tax Authority that that sale does not fall to be so treated.

2. The Purchaser declares that it (or, if it procures that the Business Assets referred to in paragraph 1 are acquired by another person, that other person) is or will as a result of such acquisition become a taxable person for the purposes of VAT and the Purchaser undertakes to procure that the Purchaser or such person is either duly registered for VAT purposes in the relevant jurisdiction or jurisdictions or a member of a group of companies for VAT purposes of which the representative member is duly registered for those purposes in the relevant jurisdiction or jurisdictions, in either case by Completion, and the Purchaser declares that the Purchaser or such person shall upon and immediately after Completion use the Business Assets referred to in paragraph 1 to carry on the same kind of business (whether or not as part of any existing business of the Purchaser or such other person) as that carried on by the relevant Business Seller or Business Sellers in relation to the Business Assets referred to in paragraph 1 owned by such Business Seller or Business Sellers before Completion.

         The Sellers represent and warrant to the Purchaser and any relevant Designated Purchaser that each of the Business Sellers is registered for the purposes of VAT.

3. The Sellers shall be entitled if the relevant VAT legislation so permits to retain all those records of the Business which under any relevant VAT legislation are required to be preserved after Completion and shall request the relevant Tax Authority so to direct in accordance with applicable VAT legislation. The Purchaser shall render all reasonable assistance to the Sellers in connection with such a request. If the relevant Tax Authority declines so to direct, the Sellers shall deliver to the relevant Designated Purchaser such records and paragraph 4 below shall apply to those records as if references therein to "the Sellers" were replaced with "the Purchaser" and references therein to "the Purchaser" were replaced with "the Sellers".

4. The Sellers shall for such period as may be required by applicable law preserve in good order and for such period as shall be required by law all the records of the Business that it is entitled to retain pursuant to paragraph 3 and, upon being given reasonable notice by the Purchaser or its agents, the Sellers shall make those records available (without charge) and give reasonable access to the Purchaser or its agents for inspection or copying (at the Purchaser's expense).

5. If, notwithstanding the provisions of paragraph 1, the relevant Tax Authority shall determine that VAT is chargeable in respect of the supply of all or any of the Business Assets referred to in paragraph 1 under this Agreement, the Sellers shall notify the Purchaser of that determination within five Business Days of its being so advised by the relevant Tax Authority and the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Sellers (on behalf of the relevant Business Seller or Business Sellers) by way of additional consideration a sum equal to the amount of VAT (together, where the declarations made by the Purchaser in paragraph 2 above are incorrect or the Purchaser has failed to comply with its undertakings in paragraph 2 above, with any interest and/or penalties relating thereto) determined by the relevant Tax Authority to be so chargeable on Completion or, if later, within five Business Days of the Sellers' notifying the Purchaser of that determination (against delivery by the Sellers on behalf of the relevant Business Seller or Business Sellers of an appropriate tax invoice for VAT purposes).

6. Subject to paragraph 11 below, at Completion, the Purchaser (on behalf of the relevant Designated Purchaser) shall pay to the Sellers (on behalf of the relevant Business Seller or Business Sellers) by way of additional consideration for the Business Assets a sum equal to the amount of any VAT chargeable on the supply of the Business Assets which are not referred to in paragraph 1 against delivery by the Sellers (on behalf of the relevant Business Seller or Business Sellers) of an appropriate tax invoice for VAT purposes. If the Purchaser (on behalf of the relevant Designated Purchaser) pays to the Sellers (on behalf of the relevant Business Seller or Business Sellers) any sum as described above and the relevant Tax Authority subsequently confirms that no VAT is chargeable on the supply of any Business Assets to which that sum (or any part of that sum) related and repays to the Sellers or another member of the Sellers' Group any VAT accounted for in respect of such Business Assets, the Sellers (on behalf of the relevant Business Seller or Business Sellers) shall pay to the Purchaser (on behalf of the relevant Designated Purchaser):

         (a) such part of that sum paid by the Purchaser pursuant to this paragraph 6 as relates to the supply of such Business Assets; and

         (b) any interest or other amounts received from the relevant Tax Authority and referable to the amount previously taken to be VAT charged in respect of the supply of such Business Assets.

7. The Sellers will procure that the Company which, prior to Completion, is treated (for the purposes of Dutch VAT legislation) as constituting, together with one or more other persons, a single taxable person in the Netherlands (the "VAT GROUP") will be excluded from the VAT Group with effect from Completion.

8. Where any part of the European Culinary Brands Business is being carried on by the Company, the Sellers shall arrange for all VAT returns for the VAT Group for any period prior to Completion to be prepared and submitted to the relevant Tax Authority and the Purchaser shall procure that the Company provides to the Sellers or their agents all information as may be required for the preparation of such returns.

9. The Purchaser shall procure that the Company shall promptly upon the written request of any Seller or its agent provide such information (including copies of documents, where relevant) requested by any Business Seller to enable it to make full replies to any enquiries raised by any relevant Tax Authority in respect of VAT returns made up to Completion.

10. The Sellers shall indemnify on an after Tax basis the Purchaser (and if the Purchaser procures that the Business Assets referred to in paragraph 1 are acquired by another person, that other person) against any liabilities in respect of any VAT suffered in the Netherlands in respect of the Business Assets by reference to transactions, actions or omissions occurring (or deemed to occur) on or before Completion or in respect of any period ending on or before Completion except to the extent that the Purchaser or such person is indemnified in respect of such VAT under another provision of this Agreement.

11.      Notwithstanding paragraph 6 above:

         (a) at Completion, the Purchaser (on behalf of Erasco GmbH) shall be entitled to assign to the Sellers (on behalf of Union Deutsche Lebensmittelwerke GmbH ("UDL") a right to a German VAT refund of Euro 10,671,680 to which Erasco GmbH or the representative member of the German VAT group of which Erasco GmbH is a member is entitled instead of paying an amount equal to the German VAT of Euro 10,671,680 arising on the sale by UDL of its business goodwill and brands and the tax invoices for German VAT purposes that are required to be delivered at Completion in respect of the assets to be sold by UDL pursuant to this Agreement shall reflect such assignment. In order to carry out this assignment, the Purchaser shall deliver to the Sellers an assignment agreement executed by Erasco GmbH or, as the case may be, the representative member of the German VAT group of which Erasco GmbH is a member, assigning to UDL (or the representative member of the German VAT group of which UDL is a member) a right to a refund of German VAT in the amount set out above. The Sellers shall procure that UDL (or the representative member of the German VAT group of which UDL is a member) shall at, or as soon as reasonably practicable (and in any event prior to 18th May, 2001) after, Completion sign such assignment agreement and return the original of such assignment agreement to Erasco GmbH or, as the case may be, the representative member of the German VAT group of which Erasco GmbH is a member; and

         (b) provided that the Sellers have complied with their obligations under paragraph (a) above, the Purchaser will procure that, on or before 10th June, 2001, the representative member of the German VAT group of which Erasco GmbH is a member will file its German VAT return in respect of May, 2001 and that, on or before 15th June, 2001, the representative member of the German VAT group of which Erasco GmbH is a member will confirm to UDL or the representative member of the German VAT group of which UDL is a member that the aggregate entitlement of the German VAT group of which Erasco GmbH is a member to a refund of German VAT as set out in that return is at least Euro 10,671,680. If it transpires that, as at 10th June, 2001, the amount which UDL (or the representative member of the German VAT group of which UDL is a member) is entitled to receive by way of German VAT refund pursuant to the assignment referred to in paragraph 11(a) above is less than Euro 10,671,680, the Purchaser (on behalf of Erasco GmbH) shall pay to the Sellers (on behalf of UDL) an amount equal to the shortfall against delivery by the Sellers (on behalf of UDL) of an appropriate tax invoice for German VAT purposes and a release in writing by UDL (or the representative member of the German VAT group of which UDL is a member) of the VAT assignment referred to in paragraph 11(a) above to the extent of the shortfall.

12. At Completion, the Purchaser (on behalf of Campbell Generale Condimentaire) shall pay to the Sellers (on behalf of Bestfoods France Societe Industrielle S.A.) the sum of Euro 55,034.84 and to the Sellers (on behalf of Generale Condimentaire S.A.S.) the sum of Euro 444,082.80 in each case in respect of French VAT required to be repaid by those Business Sellers as a result of their sale of certain Business Properties pursuant to this Agreement and the Sellers (on behalf of each of Bestfoods France Societe Industrielle S.A. and Generale Condimentaire S.A.S.) will provide to the Purchaser (on behalf of Campbell Generale Condimentaire) appropriate tax invoices for French VAT purposes in respect of those payments.

                                  SCHEDULE 13
                                 IT SEPARATION


1.       NORDIC REGION

(A) The Sellers will, with the support and assistance of the Purchaser, procure the creation of a stand-alone organisation consisting of (i) an IT System (excluding networks) for that part of the Business in Sweden, Denmark and Finland (ii) personnel to run such IT System (excluding networks) and the order processing, invoicing and financial accounting functions for the Business in these countries (the "STAND ALONE ORGANISATION"). The Stand Alone Organisation will be based in the Business Property in Kristianstad. In order to achieve this, the Sellers will provide IT and financial project resources. Responsibility for the management of the Stand Alone Organisation will be transferred to the relevant Designated Purchaser when the Purchaser and the Sellers mutually agree that the Stand Alone Organisation is (i) operating to the same capacity, performance and functionality as the equivalent of the Stand Alone Organisation as operated within the Business on the date of this Agreement and (ii) is independent of the Sellers' Group's IT Systems and at such point the Sellers shall transfer, or shall procure the transfer of, all of the IT Systems included in the Stand Alone Organisation excluding networks to a Designated Purchaser.

(B) Nothing shall oblige the Sellers to provide any element of the Stand Alone Organisation with a greater level of functionality, performance or capacity than the levels enjoyed by that part of the Business in Sweden, Denmark and Finland on the date of this Agreement.

(C) For the avoidance of doubt, it is understood that the current Swedish and Finnish IT Systems used by the Business will not be integrated with each other but will be transferred to the Business Property in Kristianstad as two separate IT Systems which will have been separated from the existing systems of the Swedish and Finnish businesses PROVIDED THAT nothing shall oblige the Sellers to provide such systems with a greater level of functionality, performance or capacity than the levels of the existing systems.

(D) The Sellers shall consult the Purchaser on key decisions in relation to the creation of the Stand Alone Organisation including the selection and purchase of hardware and infrastructure.

(E) If the Stand Alone Organisation is not operating to the same capacity, performance and functionality as the equivalent of the Stand Alone Organisation as operated within the relevant part of the Business on the date of this Agreement by the Completion Date, then the project to create a Stand Alone Organisation will continue and transitional services will be provided in Sweden, Denmark and Finland as set out in the Transitional Services Agreement.



2.       NETHERLANDS AND FRENCH FACTORY IT SEPARATIONS

(A) The Sellers shall procure as soon as reasonably practicable after Completion and in any event by no later than 12 months from Completion the creation of the following stand-alone computer systems:

         (i) the separation of the MFG-Pro manufacturing and SAP business solutions to the equivalent capacity, performance and functionality as currently used to run the factory at Utrecht; and

         (ii) the separation of the BPCS systems to the equivalent capacity, performance and functionality as currently used by Generale Condimentaire S.A.S. to run the factory at Grande Synthe, France and responsibility for the management of such computer systems will be transferred to the Purchaser when the Purchaser and the Sellers mutually agree that the stand-alone computer systems are running adequately on a stand-alone basis PROVIDED THAT nothing shall oblige the Sellers to provide any such systems which have a greater level of functionality, performance or capacity than the levels such systems have at the date of this Agreement.

(B) As soon as the stand alone computer systems described in paragraph 2(a) above are created and separated from the IT Systems of the Sellers' Group, the Sellers shall transfer, or shall procure the transfer of, all of the IT Systems included in such stand alone computer systems (excluding networks) to a Designated Purchaser.

Signed by RUDY MARKHAM*                     )
as duly authorised attorney                 )
for and on behalf of                        )        R. Markham
UNILEVER N.V.                               )     /s/________________________




Signed by RUDY MARKHAM                      )
as duly authorised attorney                 )
for and on behalf of                        )        R. Markham
UNILEVER PLC                                )     /s/________________________





Signed by ROBERT J. ZATTA**                 )
as duly authorised attorney                 )
for and on behalf of                        )        R. J. Zatta
CAMPBELL SOUP COMPANY                       )     /s/________________________





Note: The original Sale and Purchase Agreement was signed in London by the individuals noted above. The Amendment Agreement dated 4th May, 2001 between Unilever N.V., Unilever PLC and Campbell Soup Company was signed in Rotterdam by Paul Logan as attorney for Unilever N.V., by Ian Lawrence as attorney for Unilever PLC and by Martin Levitas as attorney for Campbell Soup Company.


CEO11270004 1.doc







--------------------------
*  Financial Director
** Vice President - Corporate Development and Strategic Planning